    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 25, 1996
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                             ---------------------

                              HEALTH IMAGES, INC.
             (Exact Name of Registrant as Specified in its Charter)

                     DELAWARE                                          58-1485618
          (State or Other Jurisdiction of                           (I.R.S. Employer
          Incorporation or Organization)                           Identification No.)

                              8601 DUNWOODY PLACE
                                  BUILDING 200
                             ATLANTA, GEORGIA 30350
                                 (770) 587-5084
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                           ROBIN EUBANKS MURRAY, ESQ.
                                VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                              HEALTH IMAGES, INC.
                              8601 DUNWOODY PLACE
                                  BUILDING 200
                             ATLANTA, GEORGIA 30350
                                 (770) 587-5084
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                          COPIES OF COMMUNICATIONS TO:

             GABRIEL DUMITRESCU, ESQ.                           FREDERICK W. KANNER, ESQ.
        POWELL, GOLDSTEIN, FRAZER & MURPHY                          DEWEY BALLANTINE
                  SIXTEENTH FLOOR                              1301 AVENUE OF THE AMERICAS
            191 PEACHTREE STREET, N.E.                          NEW YORK, NEW YORK 10019
              ATLANTA, GEORGIA 30303                                 (212) 259-8000
                  (404) 572-6600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                             ---------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                                   PROPOSED
                                                                   PROPOSED        MAXIMUM
                                                                    MAXIMUM       AGGREGATE       AMOUNT OF
          TITLE OF EACH CLASS OF                AMOUNT TO BE    OFFERING PRICE     OFFERING     REGISTRATION
       SECURITIES TO BE REGISTERED              REGISTERED(1)     PER UNIT(2)      PRICE(2)          FEE
--------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............    2,875,000 Shares      $12.63       $36,311,250       $11,003
--------------------------------------------------------------------------------------------------------------
Rights to Purchase Series B Participating
  Preferred Stock(3)......................    2,875,000 Rights
--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------

(1) Includes 375,000 shares of Common Stock that the Underwriters have an option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purposes of determining the registration fee.
(3) The Rights, which are attached to the shares of Common Stock being registered, will be issued for no additional consideration and, therefore, no additional registration fee is required.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 25, 1996

PROSPECTUS

                                2,500,000 SHARES

                              HEALTH IMAGES, INC.

                                  COMMON STOCK
                             ---------------------
     All of the 2,500,000 shares of Common Stock offered hereby are being sold by Health Images, Inc. (the "Company").

     The Common Stock of the Company is traded on the New York Stock Exchange under the symbol "HII." On October 24, 1996, the last reported sale price of the Common Stock on the New York Stock Exchange was $13 1/2 per share.

     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                              UNDERWRITING
                                           PRICE TO          DISCOUNTS AND         PROCEEDS TO
                                            PUBLIC           COMMISSIONS(1)         COMPANY(2)
-------------------------------------------------------------------------------------------------
Per Share                                     $                    $                    $
-------------------------------------------------------------------------------------------------
Total(3)                                      $                    $                    $
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the offering estimated at $       payable by
    the Company.
(3) The Company and a stockholder of the Company (the "Selling Stockholder") have granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares on the same terms as set forth above solely to cover over-allotments, if any. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and
    Proceeds to Company will be $     , $     and $     , respectively, and the
    Selling Stockholder will receive proceeds of $          . See
    "Underwriting."
                             ---------------------
     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them, and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
            , 1996 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York, 10001.
                             ---------------------
                               SMITH BARNEY INC.
            , 1996

                                     [MAP]

     The map above shows the location of the Company's diagnostic imaging centers and presents information as of October 15, 1996.

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     HI Standard(R) and HI STAR(TM) are trademarks of Health Images, Inc.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in connection with, the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in or incorporated by reference into this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Health Images, Inc. (the "Company" or "Health Images") is a leading provider of diagnostic imaging services and one of the largest independent operators of magnetic resonance imaging ("MRI") centers in the United States. MRI is considered the premier diagnostic modality for cross-sectional imaging of human tissue. The Company operates 49 freestanding diagnostic imaging centers in 13 states in the United States and six in England. The Company offers MRI services at all of its imaging centers. In addition, the Company provides computerized tomography ("CT") services at 18 of its centers, x-ray services at 19 centers, ultrasound services at 15 centers, mammography services at 13 centers, nuclear medicine at seven centers and fluoroscopy at eight centers.

     Medical imaging systems facilitate the diagnosis of diseases and disorders at an early stage, often minimizing the amount and cost of care needed to stabilize, treat or cure the patient and frequently obviating the need for more expensive and invasive diagnostic procedures, such as exploratory surgery. Diagnostic imaging systems have evolved from conventional x-ray to the advanced technologies of MRI, CT, nuclear medicine and ultrasound. The use of these technologies has grown significantly in the United States during the last several years due to increasing acceptance by physicians of the value of diagnostic imaging technologies in the early diagnosis of disease, the expanding applications of MRI and ultrasound and the growing patient base attributable to an aging population. The Diagnostic Imaging Centers Report & Directory (August
1995), prepared by SMG Marketing Group Inc. (the "SMG Report & Directory"), estimates the market for diagnostic imaging services in the United States to be between $56 billion and $70 billion annually, or 5% to 6% of total health care spending.

     The Company believes the industry is experiencing a trend away from hospital based facilities and toward outpatient delivery of diagnostic imaging services. Outpatient imaging centers make the necessary imaging services easily accessible without requiring the patient to undergo the often time-consuming and tedious hospital admission process. The Company believes that it can offer patients and physicians more prompt and flexible service than generally available from hospitals. For hospitals, diagnostic imaging services represent a minor and ancillary aspect of their operations.

     The Company believes that the diagnostic imaging industry, like other segments of the health care industry, is consolidating, driven by the increasing role of private insurers and managed care payors in controlling reimbursement rates and a declining number of self-referral practices. The Company views this consolidation trend as providing expansion opportunities for large, efficient, financially sound multi-center operators.

     The Company is a vertically integrated diagnostic imaging services provider which develops, manufactures and maintains its own MRI systems. The Company recently developed a new MRI system, the HI STAR(TM), which was approved by the United States Food and Drug Administration ("FDA") in September 1995. The Company has three HI STAR systems operating in its centers and intends to install four more during the remainder of 1996. The Company's plans call for the replacement of 33 MRI systems with the HI STAR over the next 24 months (including the three MRI systems replaced with the HI STAR to date). The Company also has in-house construction management expertise that enables it to develop imaging centers in a timely, cost-effective manner. The Company believes this vertical integration gives it a unique advantage in the diagnostic imaging industry by reducing the Company's capital expenditures and operating costs. The Company believes this advantage should increase in the current health care environment of lower reimbursements. The Company believes its low cost operating structure permits it to compete effectively with other providers of diagnostic imaging services in its regional markets.

     The Company's growth strategy is to expand its business by increasing volume at existing imaging centers, increasing the range of services provided by certain of its existing centers, particularly through the addition of pain management services, developing new centers in selected areas, acquiring other imaging centers and offering radiology management services.

     Increase MRI Scan Volume. The Company intends to increase the scan volume and revenue of its existing centers. The Company believes that installation of its HI STAR system will increase the number of studies performed by each imaging center with the new system. The HI STAR will perform scans more quickly than the MRI systems which are being replaced, and will therefore increase throughput capacity. The demand for imaging services is greater during certain times of the day. A faster scan time increases the number of MRI scans that can be performed during these peak hours. Also, unlike the MRI systems being replaced, the HI STAR can perform MR angiography studies. The Company's marketing research indicates that some neurologists and neurosurgeons (who generally are significant referers of MRI) are reluctant to refer patients to imaging centers that lack MR angiography capabilities.

     Expand Range of Services. The Company intends selectively to expand the array of diagnostic imaging services offered by its imaging centers. The decision to add modalities will primarily be driven by the Company's assessment of the requirements and expectations of managed care payors and referring physicians in the particular market. In addition, the Company intends to offer pain management services at selected centers.

     Develop New Centers. The Company intends to develop new imaging centers to increase its presence in certain markets or to enter new markets that are underserved. The decision to develop a new center will primarily be based on whether acquisition candidates which meet the Company's acquisition criteria, including reasonable purchase price, exist in a particular market. Generally, the need to expand in a market will be identified by the Company's locally-based Administrator or Regional Administrator.

     Acquire Other Imaging Centers. The Company has an acquisition strategy designed to enhance its presence in key regional markets in order to meet the geographical coverage requirements of certain managed care payors. The Company believes that, particularly in certain metropolitan areas, a more extensive network of multi-modality services will make the Company more attractive to certain managed care and commercial insurance payors because the number of contracts these payors need to maintain with imaging providers can be reduced.

     Expand Radiology Management Services. When appropriate opportunities arise, the Company intends to provide management services for diagnostic imaging facilities owned by hospitals or other health care providers. In addition, the Company believes in the future its experience and resources may provide a natural nexus for managing the physician practices of groups of radiologists, particularly in markets in which it operates imaging centers.

     The Company was incorporated in 1982 as a Florida corporation and changed its state of incorporation to Delaware in 1989. The Company's executive offices are located at 8601 Dunwoody Place, Building 200, Atlanta, Georgia 30350, and its telephone number is (770) 587-5084. Unless the context indicates otherwise, all references to the Company include the Company's subsidiaries and the limited partnerships controlled by the Company.

                                  THE OFFERING

Common Stock being offered by the
Company.............................     2,500,000 shares

Common Stock to be outstanding after
the offering........................     13,977,364 shares(1)

Use of proceeds.....................     To retire a portion of the Company's
                                         outstanding indebtedness and fund
                                         working capital

New York Stock Exchange symbol......     HII
---------------
(1) Based upon the number of shares of Common Stock outstanding as of October 21, 1996. Does not include 1,266,410 shares of Common Stock subject to options outstanding under the Company's stock option plans and programs and 250,000 shares subject to a warrant. See note 6 of notes to consolidated financial statements of the Company.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the matters set forth under "Risk Factors" for risks involved with an investment in the Common Stock.

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION


                                           YEAR ENDED DECEMBER 31,                  SIX MONTHS
                                 --------------------------------------------     ENDED JUNE 30,
                                                                 PRO FORMA(1)   -------------------
                                  1993      1994       1995          1995        1995        1996
                                 -------   -------   --------    ------------   -------     -------
                                                                 (UNAUDITED)        (UNAUDITED)
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Total Net Revenue..............  $76,089   $77,122   $115,536      $127,049     $50,660     $64,180
Total Operating Expenses.......   67,828    67,114    100,049       109,824      44,084      55,216
Operating Income...............    8,261    10,008     15,487        17,225       6,576       8,965
Net Income from Continuing
  Operations...................    4,225     5,393      6,891         7,158       2,955       4,261
Net Income (Loss)..............    3,759    (1,135)     5,729         5,996       1,793       4,261
Net Income from Continuing
  Operations Per Share.........     0.36      0.46       0.59          0.62        0.25        0.36
Net Income (Loss) Per Share....     0.32     (0.10)      0.49          0.52        0.15        0.36
OPERATING AND STATISTICAL DATA
  (UNAUDITED):
Number of Imaging Centers at
  end of period................       44        42         53            56          54          54
Average Annual Revenue per
  Center(2)....................  $ 1,605   $ 1,745   $  2,166      $  2,327     $ 1,960     $ 2,342
Number of Procedures:
  MRI..........................   84,225    94,032    121,446(3)    131,452      55,708(3)   65,914(3)
  CT...........................    5,722     7,308     24,345(3)     29,574       9,045(3)   15,575(3)
  Other........................   20,378    29,161    139,217(3)    173,804      53,872(3)   92,750(3)

                                                                             JUNE 30, 1996
                                                                       -------------------------
                                                                        ACTUAL    AS ADJUSTED(4)
                                                                       --------   --------------
                                                                              (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working Capital......................................................  $   (277)     $  7,802
Total Assets.........................................................   178,871       179,549
Long Term Debt.......................................................    43,280        19,884
Stockholders' Equity.................................................    87,453       118,928

---------------

(1) The pro forma information gives effect to the MedAlliance Centers Acquisition (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- MedAlliance Centers Acquisition") as if it had occurred on January 1, 1995. See "Pro Forma Condensed Consolidated Statement of Income."
(2) Determined by dividing net patient service revenue by the appropriate weighted average number of centers as set forth below. Does not differentiate between single-modality and multi-modality centers and includes multi-modality centers acquired from MedAlliance, Inc. as of April 1, 1995.

                                                                  WEIGHTED AVERAGE
                                   PERIOD                         NUMBER OF CENTERS
            ----------------------------------------------------  -----------------
            Year ended December 31, 1993........................         42.7
            Year ended December 31, 1994........................         41.5
            Year ended December 31, 1995........................         51.4
            Pro forma year ended December 31, 1995..............         52.8
            Six months ended June 30, 1995......................         49.5
            Six months ended June 30, 1996......................         53.2

(3) Includes procedures performed at imaging centers acquired from MedAlliance, Inc. subsequent to the April 1, 1995 acquisition date as follows: 30,069 MRI, 15,755 CT and 100,738 Other for the year ended December 31, 1995, 9,907 MRI, 5,046 CT and 34,991 Other for the six months ended June 30, 1995 and 19,928 MRI, 10,683 CT and 62,762 Other for the six months ended June 30, 1996. "Other" includes x-ray, ultrasound, mammography, nuclear medicine and fluoroscopy procedures.

(4) As adjusted to reflect the sale of the shares of Common Stock offered by the Company hereby (assuming a public offering price of $13.50 per share) and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

DEPENDENCE ON REIMBURSEMENT BY THIRD-PARTY PAYORS

     The health care environment is undergoing significant changes as third party payors attempt to control the cost, utilization and delivery of health care services. Although patients are ultimately responsible for the payment for services rendered, substantially all of the Company's revenue is derived from third party payors, including managed care companies, commercial insurers and Medicare. The growth of managed care has led to increased scrutiny of the appropriateness of referrals for major diagnostic imaging procedures, such as MRI and CT, which are the Company's principal sources of revenue. In addition, most managed care payors typically negotiate with the Company for significant discounts from standard billing rates. As a result, the Company's average reimbursements per procedure have declined in recent years.

     Medicare allowable fees are substantially less than the Company's standard billing rates. Medicare reimbursement rates vary from state to state and among regions within a state. The Company believes that additional reductions in Medicare rates may be implemented from time to time. During the year ended December 31, 1995 and the nine months ended September 30, 1996, approximately 11.6% and 14.9%, respectively, of the patients referred to the Company's imaging centers were Medicare patients. The percentage of Medicare patients varies greatly among the imaging centers, with the lowest percentage being 4.8% and the highest percentage being 41.5% during the 1995 fiscal year. Reduction in Medicare rates may lead to reductions in reimbursement rates by other third-party payors as well. For example, Pennsylvania, where five of the Company's imaging centers are located, has legislation that limits reimbursement of workmen's compensation and automobile injury cases to 113% of the Medicare reimbursement for the medical service.

     The Company's net patient revenue collected depends upon the reimbursement policies of third-party payors, as well as the ability of the Company to properly document, file and collect claims for reimbursement in a timely manner. Successful efforts by third-party payors to contain or reduce payments made to health care providers further through the continued reduction of reimbursement amounts and rates, closer scrutiny of reimbursement claims, changes in services covered (sometimes on a retroactive basis), changes in who may be considered an eligible provider (sometimes on a retroactive basis), delays or denials of reimbursement claims, negotiated or discounted pricing and other similar measures could materially adversely affect the Company's revenues, profitability and cash flow. As part of the effort to contain the growth in health care costs in the private sector and in government health care programs such as Medicare and Medicaid, the Company has experienced denials of claims on grounds that appear to be arbitrary. The Company believes that federal and state fiscal pressures may continue to result in denial of reimbursement for services already provided. The Company has little effective remedy in the case of such denials.

     See "Business -- Reimbursement."

COMPETITION

     The diagnostic imaging services industry is highly competitive. The Company and its imaging centers compete with local hospitals, other independent diagnostic imaging centers or companies and imaging centers owned by local physician groups. Some of the Company's competitors have greater financial resources than the Company. Other competitors may have existing relationships with the local medical community which are superior to those of the Company's imaging centers. In addition, some hospitals use their control over inpatient services to extract exclusive arrangements or advantageous pricing from third party payors for their outpatient services such as diagnostic imaging. Hospitals have an advantage over the Company in negotiating with certain managed care payors who prefer to contract with one source for a comprehensive range of health care services, including imaging services. Some physicians also prefer to refer patients to imaging facilities that operate high-field strength MRI systems, and such referral preference may negatively affect the Company's ability to compete with other imaging services providers in certain markets because the Company's MRI systems are mostly mid-field strength. In addition, certain managed care payors prefer to enter into managed care arrangements with imaging centers that can provide the entire spectrum of imaging services to their covered persons. Of the Company's 49 centers operating in the United States, 27 currently offer only MRI services, which may place the Company at a disadvantage in certain markets. The Company does not currently operate any so-called "open" MRI systems. Such open MRI systems emphasize patient comfort and are generally lower in cost than other MRI systems available from third party manufacturers. Open MRI systems operate at a relatively low-field strength, .2 Tesla, and may produce images with less clarity than mid-field and high-field MRI systems. In response to recent local advertising campaigns by manufacturers of open systems, certain patients have begun to request open MRI. The Company believes that its STARVIEW(TM) MRI Patient Entertainment System is an effective remedy to concerns about claustrophobia among patients. There can be no assurance, however, that open MRI systems will not be preferred by patients and therefore become the preferred choice in MRI systems among referring physicians. There is no assurance that the Company will be able to maintain or improve its competitive position in the diagnostic imaging industry. See "Business -- Competition."

GOVERNMENT REGULATION

     The diagnostic imaging industry in the United States is subject to various federal and state laws and regulations and in England is subject to the overview of the Health and Safety Executive. While the Company believes that its operations substantially comply with applicable laws and regulations, the Company has not sought or received interpretive rulings to that effect. Additionally, there can be no assurance that subsequent laws, subsequent changes in present laws or interpretations of laws will not materially adversely affect the Company's operations. Certain applicable laws and regulations are generally described below:

  Fraud and Abuse

     All medical providers which accept Medicare or Medicaid reimbursements are currently subject to the fraud and abuse provisions of the Social Security Act (the "Act"), which prohibit bribes, kickbacks, and rebates and any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for providing Medicare-covered or Medicaid-covered services, items or equipment. Violation of these provisions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. The Office of the Inspector General of the Department of Health and Human Services ("HHS") issued regulations which provide specific "safe harbors" for certain practices that will be protected from criminal prosecution or civil sanctioning under the anti-kickback laws. The Company has five imaging centers that are owned by limited partnerships. These limited partnerships meet most but not all of the safe harbor criteria and therefore do not qualify for the safe harbors set forth in the HHS regulations. Failure to satisfy the conditions of an applicable safe harbor does not necessarily indicate that the arrangement in question violates the Act, but means that the arrangement is not protected from criminal or civil sanctions under that law. If the Company were found to be in violation of the Act, such a finding could have a material adverse effect on the business of the Company. The Company has offered to purchase the interests of the limited partners in each of its affiliated partnerships in order to effect a termination of the partnerships and avoid any risk that it or the limited partners will be prosecuted under the Act. While the remaining limited partners have nominal interests in the limited partnership, they have not been willing to sell their respective interests to the Company. See "Business -- Government
Regulation -- Fraud and Abuse."

     The Omnibus Budget Reconciliation Act of 1993 ("OBRA '93") enacted restrictions on the practice of physician self-referral; i.e., the practice by which physicians refer patients to entities with which they have a financial relationship. With respect to diagnostic imaging services, OBRA '93 makes it unlawful for a physician, a physician's immediate family member, or an entity in which either has an ownership interest to refer Medicare or Medicaid patients for MRI or CT services to an entity with which any one of them has a "financial relationship," or to bill for such referrals. The statute defines "financial relationship" to include not only an ownership or other investment interest but also any economic interest. Any compensation arrangement between a referring physician and an imaging center is therefore covered by OBRA '93. Although OBRA '93 became effective on January 1, 1995, no regulations implementing its provisions have been proposed and the form on which providers would report their financial relationships has not been issued. With respect to the five imaging centers that are limited partnerships, there may have been a very small number of isolated referrals by physician investors of Medicare patients, however, the Company has implemented procedures to preclude billing of Medicare or Medicaid referrals in the future. Moreover, while the Company attempts to structure its contracts with referring physicians who also provide services to or receive services from the Company to comply with OBRA '93, there can be no assurance that the Company is currently in compliance with such statute. See "Business -- Government Regulation -- Fraud and Abuse."

     Certain of the states in which the Company has imaging centers have enacted provisions concerning fraud and abuse and physician self-referral. For example, the States of New Jersey, Illinois, Florida, Georgia, Maryland, South Carolina and Tennessee have all passed legislation that would, in some form, prohibit physicians from referring patients to entities in which these physicians have a financial interest, regardless of payment source. Other states may have enacted or may be considering similar legislation. There can be no assurance that the Company is currently in compliance with such state statutes or that the Company will be in compliance with similar state statutes that may be enacted. See "Business -- Government Regulation -- State Regulation."

  Prohibition Against Practice of Medicine

     The establishment, marketing and operation of imaging centers are subject to laws prohibiting the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. These laws also limit the manner in which patients may be solicited. Management believes that its plan of operations complies with such laws. Under the Company's plan, the employees of each imaging center provide only technical services relating to the diagnostic scans. Professional medical services, such as the reading of the diagnostic studies and related diagnosis and the providing of pain management medical procedures are separately provided by licensed physicians. There can be no assurance, however, that governmental authorities or courts will not determine that these relationships constitute the unauthorized practice of medicine by the Company. Such determinations could have a materially adverse effect upon the Company and would prohibit the affected imaging centers from continuing their current procedures for conducting business.

  Certificates of Need

     Most states have Certificate of Need ("CON") programs which generally require that a CON be obtained before constructing a "health care facility" or acquiring major medical equipment or establishing new institutional services. A CON is granted on the basis of various criteria relating to need, giving consideration to the extent to which such facilities, equipment or services are available to a specified geographical area and the population of such area. To the extent CONs or other similar approvals are required for expansion of Company operations, either through facility acquisitions, development of new imaging centers, offering new services or other changes, such expansion could be materially adversely affected by a failure or inability to obtain a CON or other necessary approval, changes in the standards applicable to such approvals and the expenses associated with obtaining such approvals. See
"Business -- Government Regulation -- Certificates of Need."

  Medical Device Regulation

     The manufacture and sale of the Company's MRI systems and upgrades are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the U.S., most medical devices, including the Company's MRI systems and upgrades, must be cleared by the FDA. Securing FDA clearance may require the submission of extensive clinical data and supporting information to the FDA. Current FDA enforcement policy strictly prohibits the marketing of medical devices for uses other than those for which the product has been cleared. Product clearances can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Foreign governments also have review processes for new products which present many of the same risks.

     The Company's new HI STAR MRI system and its predecessor HI Standard MRI system have been cleared by the FDA through the 510(k) premarket notification process. The Company received 510(k) clearance of the HI STAR MRI system in September 1995. There can be no assurance that the Company will be able to obtain necessary regulatory clearances on a timely basis, if at all, for any new products or modifications of existing products and delays in receipt of or failure to receive such clearances, the loss of previously received clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is also required to adhere to FDA regulations setting forth requirements for Good Manufacturing Practices ("GMP") which include testing, control and documentation requirements. Ongoing compliance with GMP, labeling and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA. Failure to comply with applicable regulations could result in sanctions being imposed on the Company, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

     See "Business -- Government Regulation -- FDA Regulation of Medical
Devices."

NEW BUSINESSES

     The Company is considering developing new imaging centers, adding modalities to existing centers, expanding into pain management services, managing imaging centers or facilities for others, and employing radiologists directly. There can be no assurance that the Company will be able to identify markets which it considers suitable for new imaging centers or that the Company will consider the demand for imaging services to be adequate to increase the range of imaging services it provides at existing centers beyond their present level. The Company's experience traditionally has been in the field of operating MRI centers and there can be no assurance that the multi-modality expertise acquired through the purchase from MedAlliance, Inc. ("MedAlliance") of the assets and business of 15 multi-modality imaging centers (the "MedAlliance Centers Acquisition") in April 1995 will be successfully employed at other imaging centers. In addition, the Company has limited experience in pain management and has never employed radiologists directly. There can be no assurance that the Company will be able to operate such businesses profitably.

RISKS RELATED TO GOODWILL

     As of June 30, 1996, the Company's total assets were approximately $178.9 million, of which approximately $43.5 million, or approximately 24.3%, was goodwill. Goodwill is the excess of cost over the fair value of net assets of businesses acquired. This goodwill is being amortized on a straight-line basis over varying periods between 10 and 20 years. The Company's growth strategy contemplates the acquisition of individual groups of imaging centers in selected markets. If such acquisitions are made in the future, the Company's goodwill is likely to increase further. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Although the net unamortized balance of goodwill at June 30, 1996 is not considered to be impaired, any future determination requiring the write-off of a significant portion of unamortized goodwill would materially and adversely affect the Company's results of operations. There can be no assurance that the value of the goodwill reflected in the Company's consolidated financial statements will ever be realized by the Company. See notes 1, 3 and 15 of notes to consolidated financial statements.

ACQUISITIONS

     A significant portion of the Company's recent growth has been achieved through the MedAlliance Centers Acquisition and the Company's growth strategy includes acquisitions of individual or groups of imaging centers in selected markets. There can be no assurance that the Company will be able to identify suitable acquisition candidates in the future or integrate and manage acquired centers so that such acquisitions will be ultimately profitable. Furthermore, there can be no assurance that future acquisitions will not have a material adverse effect upon the Company's operating results, particularly in quarters immediately following the consummation of such transactions, while the operations of the acquired business are being integrated into the Company's operations. To the extent the Company's expansion is dependent upon its ability to obtain additional financing for acquisitions, there can be no assurance that the Company will be able to obtain financing on acceptable terms.

SCAN VOLUME

     The Company's revenue depends primarily on the number of scanning procedures performed ("scan volume") and the fee received per scan. Among the factors which could result in a reduction in scan volume are non-renewal or cancellation of contracts, malfunctions, equipment downtime due to upgrades or replacements, and a reduction in demand for the Company's equipment or services. Most managed care contracts provide for termination without cause following notice and a stated time period, such as 90 days. The Company's scheduled replacement of existing MRI systems with HI STAR MRI systems in 30 of its imaging centers over the next 24 months will require approximately four weeks at each of the centers affected. During this replacement period, the Company intends to use mobile MRI units to service patients at those centers. The Company believes that this replacement period will be brief enough at the affected centers so as to not disrupt referral patterns. Nonetheless, there can be no assurance that volume and resulting revenues at the affected centers will not decline over the replacement period and even thereafter if any change in the referral patterns becomes permanent.

RELIANCE ON NEW MRI SYSTEM

     The Company received 510(k) clearance from the FDA for its new HI STAR MRI system in September 1995. The Company installed its first HI STAR MRI system for beta testing at its Atlanta-North center in the fall of 1995. Following beta testing, the Company completed the installations of its first clinical operating HI STAR MRI system in June 1996 at the Atlanta-North center, its second at Lancaster Magnetic Imaging in September 1996 and its third in Darlington Hospital, England, in October 1996. The senior executive who had been responsible for the HI STAR development program since its inception in 1993 left the Company in December 1995. The Company believes that it has addressed adequately all difficulties inherent in new software systems and the senior executive's departure has not and will not have a material impact on the completion of the roll-out of HI STAR MRI systems. There can be no assurance, however, that additional operational problems in the software or computer hardware of the HI STAR MRI systems will not be discovered as more systems are installed and begin to operate or that, if any such problems are discovered, they can be addressed promptly so as to not disrupt referral patterns.

TECHNOLOGICAL OBSOLESCENCE

     Diagnostic imaging technology is continually evolving. The development of new technologies or refinements of existing technologies might make the Company's existing equipment technologically or economically obsolete. If such obsolescence were to occur, the Company might have to develop or purchase new equipment which could have a material adverse effect on the Company's earnings and cash flow. Although the Company is not currently aware of any such pending technological developments, there can be no assurance that such developments will not occur.

RISK OF PROFESSIONAL AND PRODUCTS LIABILITY

     The provision of medical services entails an inherent risk of professional malpractice and other similar claims. In connection with the provision of the technical component of diagnostic imaging services, the Company does not control or direct the practice of medicine by physicians who are under contract with the Company to interpret the procedures. Although the Company requires all of the physicians to carry medical malpractice insurance, there can be no assurance that such insurance will always be sufficient to cover claims or that indemnification by the physicians or their insurers will always be available to the Company. There can be no assurance that claims, suits or complaints relating to medical services and products provided by physicians in connection with one of the Company's diagnostic imaging centers or pain management programs will not be asserted against the Company in the future. In addition, there cannot be any assurance that the Company will not become subject to products liability claims in respect of the MRI systems manufactured by it.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the management experience and continued services of Robert D. Carl, III and Anthony T. Prescott. The loss of the services of one or both of such officers for any reason could have a material adverse effect on the Company's business.

     The ability of the Company to attract and to retain qualified technologists to operate its MRI and other imaging equipment is crucial to the Company's operations. The Company to date has been able to attract and retain a sufficient number of qualified technologists; however, there can be no assurance that this will continue in the future.

MANAGEMENT STRUCTURE

     The Chairman, President and Chief Executive Officer of the Company also serves as the Company's Chief Financial Officer. Several of the Company's executive officers hold positions which in other corporations are held by more than one individual. While the Company believes that management responsibilities are presently allocated so as to receive appropriate attention from executive officers, there can be no assurance that this situation can be maintained, particularly if and to the extent that the Company expands its operations. In addition, in the event that the Company does expand its operations and requires new executive officers and/or other managerial personnel, there can be no assurance that the Company will be able to attract and retain qualified individuals to fill those positions.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of shares of Common Stock in the public market after the offering or the perception that those sales could occur could materially adversely affect the market price of the Common Stock and the Company's ability to raise additional funds in the future in the capital markets. As of October 21, 1996, the Company had 11,477,364 shares of Common Stock issued and outstanding. All of these shares were either sold to the public in transactions registered under the Securities Act of 1933, as amended (the "Securities Act"), or have been held for more than three years and, therefore, are tradable without restriction or limitation under the Securities Act, except for any shares held by "affiliates" of the Company within the meaning of Rule 144 under the Securities Act, which are subject to the volume limitations and other requirements of Rule 144. In addition, 250,000 shares of Common Stock subject to an exercisable warrant and 458,000 shares subject to options, substantially all of which are exercisable, are covered by a Registration Statement on Form S-3 currently in effect under the Securities Act and, therefore, may be resold without restriction following the exercise of the warrant or the options. As of October 21, 1996, the Company had an additional 380,520 shares subject to exercisable options, substantially all of which are covered by Registration Statements on Form S-8 currently in effect under the Securities Act and, therefore, may be immediately resold without restriction following the exercise of the options, unless held by "affiliates" of the Company, in which case such shares would be subject to the volume limitations and other requirements of Rule 144. The Company's directors and executive officers who, in the aggregate beneficially owned, as of October 21, 1996, 1,491,121 shares of Common Stock, have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell or otherwise dispose of shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock other than pursuant to this offering and, in the case of 5,000 shares of Common Stock, by gift. See "Underwriting."

VOLATILITY OF SHARE PRICE

     There may be significant volatility in the market price for the Common Stock. Quarterly operating results of the Company, changes in general conditions in the economy, the financial markets or the health care industry, or other developments affecting the Company or its competitors, could cause the market price of the Common Stock to fluctuate substantially. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance.

RISKS ASSOCIATED WITH "FORWARD-LOOKING" STATEMENTS

     This Prospectus contains and incorporates by reference certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Those statements include, among other things, the discussions of the Company's business strategy and expectations concerning the Company's market position, future operations, margins, profitability, liquidity and capital resources. Investors in the Common Stock offered hereby are cautioned that reliance on any forward-looking statement involves risks and uncertainties, and that although the Company believes that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, the inclusion of a forward-looking statement herein should not be regarded as a representation by the Company that the Company's plans and objectives will be achieved.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the shares of Common Stock offered by the Company hereby are estimated to be $31,475,000 ($34,186,250 if the Underwriters' over-allotment option is exercised in full), after deducting the estimated expenses of the offering and assuming a public offering price of $13.50 per share. The Company intends to use approximately $30,797,500 of the net proceeds to retire variable rate bank debt and approximately $677,500 to fund working capital. The interest rate payable on the variable rate bank indebtedness intended to be retired ranges from prime rate minus .50% to prime plus .25% and the stated maturity of such debt ranges from 1998 to 2001. At September 30, 1996, the interest on such bank debt was 8.00%. The bank indebtedness intended to be retired was incurred in March 1995 to finance in part the acquisition of 15 imaging centers from MedAlliance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- MedAlliance Centers Acquisition." The bank loan agreement provides for a prepayment penalty of approximately $575,000. Pending the application by the Company of the net proceeds as described above, the Company intends to invest the net proceeds in short-term interest-bearing instruments of investment grade.

                                DIVIDEND POLICY

     The Company paid cash dividends of $0.02 per share of Common Stock on March 1, June 1, and September 1, 1995 and of $0.025 per share on December 1, 1995, March 1, June 1 and September 1, 1996. At its third quarter meeting, the Board of Directors of the Company increased the quarterly cash dividend to $0.03 per share commencing with the quarterly dividend to be paid in December 1996. Actual dividends that may be paid by the Company on its Common Stock in the future will depend, among other things, upon the earnings and financial condition of the Company and compliance with covenants in the Company's credit agreements.

                          PRICE RANGE OF COMMON STOCK

     The following table presents, for the periods indicated, the high and low sale prices per share of Common Stock as reported by the New York Stock Exchange.


                                                                        HIGH       LOW
                                                                        ----       ---
          1994
            First Quarter...........................................   $ 6 1/4    $4 1/2
            Second Quarter..........................................     5 5/8     4 3/4
            Third Quarter...........................................     7 3/4     4 3/4
            Fourth Quarter..........................................     7 1/2     5 1/2
          1995
            First Quarter...........................................   $ 6 1/8    $4 7/8
            Second Quarter..........................................     6 1/4     4 3/4
            Third Quarter...........................................     7 5/8     5 1/2
            Fourth Quarter..........................................     8         6 3/4
          1996
            First Quarter...........................................   $ 9 1/8    $6 7/8
            Second Quarter..........................................    11 5/8     7 1/4
            Third Quarter...........................................    13 5/8     9 1/4
            Fourth Quarter (through October 15, 1996)...............    14 1/8    13 1/8

     On October 24, 1996, the closing sale price of the Company's Common Stock on the New York Stock Exchange was $13 1/2 per share.

                                 CAPITALIZATION

     The following table sets forth the current portion of the long term debt and the capitalization of the Company at June 30, 1996 and as adjusted to give effect to the sale of the shares of Common Stock offered hereby (at an assumed public offering price of $13.50 per share) and the application of the estimated net proceeds therefrom as described in "Use of Proceeds."

                                                                           AS OF JUNE 30, 1996
                                                                          ----------------------
                                                                           ACTUAL    AS ADJUSTED
                                                                          --------   -----------
                                                                              (IN THOUSANDS)
Current portion of long term debt.......................................  $ 16,323    $   8,922
                                                                          ========    =========
Long Term Debt:
  Variable Rate Bank Debt...............................................  $ 23,396    $      --
                                                                          --------   -----------
  Other.................................................................  $ 19,884    $  19,884
                                                                          --------   -----------
          Total long term debt, net of current portion..................    43,280       19,884
                                                                          --------   -----------
Stockholders' Equity:
  Common Stock, $.01 par value, 40,000,000 shares authorized;
     13,400,574 shares issued; 15,900,574 shares issued as
     adjusted(1)........................................................       134          159
  Additional paid-in capital............................................    77,808      109,258
  Retained earnings.....................................................    24,977       24,977
  Accumulated translation adjustment....................................      (514)        (514)
  Treasury stock, 1,957,000 shares, at cost.............................   (14,952)     (14,952)
                                                                          --------   -----------
          Total stockholders' equity....................................    87,453      118,928
                                                                          --------   -----------
Total Capitalization....................................................  $130,733    $ 138,812
                                                                          ========    =========

---------------

(1) Does not include 1,266,410 shares of Common Stock subject to options outstanding under the Company's stock option plans and programs and 250,000 shares subject to a warrant. See note 6 to notes to consolidated financial statements of the Company.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected consolidated financial data presented below for each of the five fiscal years in the five-year period ended December 31, 1995 and as of the end of each such fiscal year have been derived from the consolidated financial statements of the Company audited by Joseph Decosimo and Company, independent public accountants. The selected consolidated financial data presented below for the six months ended June 30, 1995 and 1996 and as of June 30, 1996 have been derived from the unaudited consolidated financial statements of the Company and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the financial position and results of operations of the Company for such periods. The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for a full fiscal year. The historical consolidated financial data for the year ended December 31, 1995 for the Company includes the activity of the 15 centers acquired from MedAlliance from April 1, 1995, the effective date of the MedAlliance Centers Acquisition. The unaudited pro forma statement of operations for 1995 gives effect to the MedAlliance Centers Acquisition and the related financings on a consolidated basis as if they had occurred on January 1, 1995. The pro forma statement of operations is for informational purposes only, does not purport to represent what results of operations would have been if the MedAlliance Centers Acquisition had in fact occurred on January 1, 1995, and is not intended to project the Company's results of operations for any future period. The selected consolidated historical and pro forma financial data set forth below should be read in conjunction with the consolidated historical and pro forma financial statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                             YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------       SIX MONTHS
                                                                                                 PRO         ENDED JUNE 30,
                                                                                              FORMA(1)     -------------------
                                           1991      1992      1993      1994       1995        1995        1995        1996
                                          -------   -------   -------   -------   --------   -----------   -------     -------
                                                                                             (UNAUDITED)       (UNAUDITED)
                                                      (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Total Net Revenue.......................  $61,151   $69,927   $76,089   $77,122   $115,536    $ 127,049    $50,660     $64,180
                                          -------   -------   -------   -------   --------   -----------   -------     -------
Costs and Expenses
  Operating Costs.......................   34,967    39,792    46,988    45,949     69,319       75,220     30,039      38,627
  Depreciation and Amortization
    Expenses............................    8,433     9,865    11,853    12,171     17,580       19,948      8,125       8,962
                                          -------   -------
  Provision for Bad Debts...............    1,896     2,202     2,652     2,835      4,646        5,086      2,023       2,477
  General and Administrative Expenses...    5,529     6,126     6,335     6,159      8,504        9,570      3,897       5,150
                                          -------   -------   -------   -------   --------   -----------   -------     -------
        Total Operating Expenses........   50,825    57,985    67,828    67,114    100,049      109,824     44,084      55,216
                                          -------   -------   -------   -------   --------   -----------   -------     -------
Operating Income........................   10,326    11,942     8,261    10,008     15,487       17,225      6,576       8,965
Interest Income.........................    1,539     1,162       276       271        127          209         71          44
                                          -------   -------   -------   -------   --------   -----------   -------     -------
Interest Expense........................   (1,853)   (1,927)   (1,683)   (1,251)    (3,727)      (4,910)    (1,608)     (1,861)
                                          -------   -------   -------   -------   --------   -----------   -------     -------
Income from Continuing Operations Before
  Minority Interest and Provision for
  Income Taxes..........................   10,012    11,177     6,854     9,028     11,887       12,524      5,039       7,148
                                                                                                                       -------
Minority Interest in Income of
  Consolidated Entities.................      621       379       172       196        606          806        221         367
                                                                                                                       -------
Provision for Income Taxes..............    3,477     4,071     2,457     3,439      4,390        4,560      1,863       2,520
                                          -------   -------   -------   -------   --------   -----------   -------     -------
Net Income from Continuing Operations...    5,914     6,727     4,225     5,393      6,891        7,158      2,955       4,261
Discontinued Operations:
  Loss on Discontinued Operations (Net
    of Income Taxes)(2).................       --       240       466     6,528        418          418        418          --
  Loss on Disposal of Discontinued
    Operations (Net of Income
    Taxes)(2)...........................       --        --        --        --        744          744        744          --
                                          -------   -------   -------   -------   --------   -----------   -------     -------
Net Income (Loss).......................  $ 5,914   $ 6,487   $ 3,759   $(1,135)  $  5,729    $   5,996    $ 1,793     $ 4,261
                                          =======   =======   =======   =======   ========   ===========   =======     =======
Earnings (Loss) Per Common and Common
  and Equivalent Share:
  Net Income from Continuing Operations
    Per Share...........................     0.49      0.55      0.36      0.46       0.59         0.62       0.25        0.36
                                          -------   -------
  Discontinued Operations Per Share.....       --     (0.02)    (0.04)    (0.56)     (0.10)       (0.10)     (0.10)         --
                                          -------   -------   -------   -------   --------   -----------   -------     -------
  Net Income (Loss) Per Share...........  $  0.49   $  0.53   $  0.32   $ (0.10)  $   0.49    $    0.52    $  0.15     $  0.36
                                          =======   =======   =======   =======   ========   ===========   =======     =======
Weighted Average Common Shares and
  Common Share Equivalents..............   12,133    12,299    11,612    11,728     11,651       11,651     11,650      11,796

                                                             YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------------------       SIX MONTHS
                                                                                                 PRO         ENDED JUNE 30,
                                                                                              FORMA(1)     -------------------
                                           1991      1992      1993      1994       1995        1995        1995        1996
                                          -------   -------   -------   -------   --------   -----------   -------     -------
                                                                                             (UNAUDITED)       (UNAUDITED)
                                                      (DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING AND STATISTICAL DATA
  (UNAUDITED):
Number of Imaging Centers at end of
  period................................       33        40        44        42         53            53        54          54
Number of Procedures:
  MRI...................................   62,718    75,353    84,225    94,032    121,446(3)    131,452    55,708(3)   65,914(3)
                                          -------   -------   -------   -------   --------                 -------     -------
  CT....................................       --     1,507     5,722     7,308     24,345(3)     29,574     9,045(3)   15,575(3)
                                          -------   -------   -------   -------   --------                 -------     -------
  Other.................................    5,050    10,275    20,378    29,161    139,217(3)    173,804    53,872(3)   92,750(3)
                                          -------   -------   -------   -------   --------                 -------     -------

                                                                             DECEMBER 31,
                                                         ----------------------------------------------------    JUNE 30,
                                                           1991       1992       1993       1994       1995        1996
                                                         --------   --------   --------   --------   --------   -----------
                                                                                                                (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Working Capital........................................   $32,091    $16,525    $16,185    $25,874     $(161)        $(277)
Total Assets...........................................   115,058    121,100    119,355    125,827    176,312       178,871
Long Term Debt.........................................    18,726     20,376     18,354     23,071     45,001        43,280
Stockholders' Equity...................................    81,467     79,892     81,354     79,578     83,789        87,453

---------------

(1) The pro forma information gives effect to the MedAlliance Centers Acquisition (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- MedAlliance Centers Acquisition") as if it had occurred January 1, 1995. See "Pro Forma Condensed Consolidated Statement of Income."
(2) Relates to the Company's investment in National Diagnostic Systems, Inc. and the subsequent discontinuance of its operations and write-off of assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations."
(3) Includes procedures performed at imaging centers acquired from MedAlliance subsequent to the April 1, 1995 acquisition date as follows: 30,069 MRI, 15,755 CT and 100,738 Other for the year ended December 31, 1995, 9,907 MRI, 5,046 CT and 34,991 Other for the six months ended June 30, 1995 and 19,928 MRI, 62,762 CT and 10,683 Other for the six months ended June 30, 1996.

                      HEALTH IMAGES, INC. AND SUBSIDIARIES
                    MEDALLIANCE IMAGING CENTERS ACQUISITION

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                HISTORICAL
                                                  HISTORICAL    MEDALLIANCE
                                                    HEALTH        IMAGING      PRO FORMA
                                                 IMAGES, INC.     CENTERS     ADJUSTMENTS   NOTES    PRO FORMA
                                                 ------------   -----------   -----------   -----   -----------
                                                                          (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total Net Revenue..............................  $    115,536     $11,513                           $   127,049
Cost and Expenses
  Operating Costs..............................        69,319       5,901                                75,220
  Depreciation and Amortization Expenses.......        17,580       2,070           298     1,2          19,948
  Provision for Bad Debts......................         4,646         440                                 5,086
  General and Administrative Expenses..........         8,504       1,066                                 9,570
                                                 ------------     -------        ------             -----------
Total Operating Expenses.......................       100,049       9,477           298                 109,824
                                                 ------------     -------        ------             -----------
Operating Income...............................        15,487       2,036          (298)                 17,225
Other Income...................................           127          82                                   209
Interest Expense...............................        (3,727)       (592)         (591)      3          (4,910)
  Income from Continuing Operations Before
    Minority Interest and Provision for Income
    Taxes......................................        11,887       1,526          (889)                 12,524
  Minority Interest in Income of Consolidated
    Entities...................................           606         200            --                     806
    Income from Continuing Operations Before
      Provision for Income Taxes...............        11,281       1,326          (889)                 11,718
  Provision for Income Taxes...................         4,390          --           170       4           4,560
                                                 ------------     -------        ------             -----------
Net Income from Continuing Operations..........  $      6,891     $ 1,326       $ 1,059             $     7,158
                                                 ------------     -------        ------             -----------
Net Income Per Share from Continuing
  Operations...................................  $       0.59                                       $      0.62
Weighted Average Common Shares and Common Share
  Equivalents Outstanding......................    11,651,100                                        11,651,100

---------------

1. To record an additional $363,000 amortization expense for goodwill and loan acquisition costs associated with acquisition. The amortization period used for goodwill is 20 years and the amortization period used for loan acquisition costs is 6 years. Pro forma goodwill amortization expense includes one month of amortization expense related to goodwill associated with the $6,241,600 net earnout payment which was determined on December 1, 1995. Including goodwill amortization expense related to the earnout payment, total amortization expense related to the MedAlliance Center Acquisition will approximate $143,400 a month or $1,720,500 a year for future periods.
2. To record a $65,000 adjustment to depreciation expense for fair market value adjustment to assets acquired.
3. To record additional interest expense on borrowings used to finance the acquisition. The interest rate used is the current rate on the Company's primary credit facility (prime minus 0.5%).
4. To record additional income taxes at the acquirer's effective tax rate.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

     The Company's net revenue is derived primarily from outpatient diagnostic imaging services to patients. "Net patient service revenue" included in total net revenue on the Company's consolidated financial statements represents imaging revenue reduced by contractual adjustments related to discount arrangements with third party payors. Such discount arrangements are customary in the health care industry and are, in the opinion of management of the Company, necessary for competitive reasons. Contractual adjustments are estimated by the Company at the time the revenue related to a particular procedure is recognized based on estimated discounts and fee schedules negotiated with certain payors. These discounts amounted to 25.0%, 25.5% and 29.4%, respectively, of gross imaging revenue for fiscal 1993, 1994 and 1995 and 28.6% and 31.9%, respectively, of such revenue for the six months ended June 30, 1995 and 1996.

MEDALLIANCE CENTERS ACQUISITION

     In April 1995, the Company completed the MedAlliance Centers Acquisition in which it purchased the assets and business of 15 multi-modality imaging centers from MedAlliance. The MedAlliance Centers Acquisition was a significant event for the Company. Net of interest costs, this acquisition was additive to earnings for the year ended December 31, 1995 (see note 15 of notes to consolidated financial statements). The extent of any future earnings increase will ultimately depend on the Company's ability to reduce certain overhead and operating costs as well as successfully maintain patient procedure volume levels.

RECENT DEVELOPMENTS

     On October 22, 1996, the Company announced preliminary results for the three and nine month periods ended September 30, 1996. Net income from continuing operations for the quarter ended September 30, 1996 was $2,726,700, or $0.23 per share, compared to net income from continuing operations of $1,946,400, or $0.17 per share, in the same quarter of the prior year. Net income for the third quarter of 1996, after charges related to discontinued operations, was $2,436,000, or $0.21 per share, compared to $1,945,300, or $0.17 per share, in the prior year period. The charges relate to litigation expenses incurred in connection with the Company's lawsuit against the former shareholders of a discontinued subsidiary. The arbitration hearings in this dispute commenced in September 1996. See "Business -- Legal Proceedings." Net revenue for the third quarter of 1996 period was $34,798,600 compared to prior year period net revenue of $32,770,600. Compared to the prior year third quarter, same center MRI studies increased by 6.4%, while same center net revenue increased by 5.5%. ("Same center" means centers owned and operated by the Company for both periods under review.) Total MRI studies increased by 3.1% in the third quarter of 1996 compared to the prior year quarter.

     For the nine months ended September 30, 1996, net income from continuing operations was $6,987,500, or $0.59 per share, compared to net income from continuing operations of $4,901,200, or $0.42 per share, for the prior year period. Net income, after charges related to discontinued operations, was $6,696,800, or $0.56 per share, for the nine months ended September 30, 1996. Net revenue for the nine months ended September 30, 1996 was $98,978,800 compared to prior year period net revenue of $83,315,100. Compared to the prior year nine months period, same center MRI studies increased by 4.9%, while same center net revenue increased by 5.0%. Total MRI studies increased by 14.5% during the 1996 period compared to the 1995 period.

RESULTS OF OPERATIONS

     The following table sets forth the percentage of total net revenue represented by certain line items in the Consolidated Statements of Operations for the periods indicated.

                                                                                     SIX MONTHS
                                                     YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                                                    -------------------------      ---------------
                                                    1993      1994      1995       1995      1996
                                                    -----     -----     -----      -----     -----
REVENUE
  Net Patient Service Revenue.....................   90.0%     93.9%     96.4%      95.8%     97.1%
  Engineering Revenue.............................    6.2%      4.8%      2.6%       3.1%      1.4%
  Other Revenue and Income........................    3.8%      1.3%      1.0%       1.1%      1.5%
          Total Net Revenue.......................  100.0%    100.0%    100.0%     100.0%    100.0%
COSTS AND EXPENSES
  Operating Costs.................................   61.8%     59.6%     60.0%      59.3%     60.2%
  Depreciation and Amortization Expenses..........   15.6%     15.8%     15.2%      16.0%     14.0%
  Provision for Bad Debts.........................    3.5%      3.7%      4.0%       4.0%      3.9%
  General and Administrative Expenses.............    8.3%      8.0%      7.4%       7.7%      8.0%
OPERATING INCOME..................................   10.9%     13.0%     13.4%      13.0%     13.9%

  Comparison of six months ended June 30, 1996 to six months ended June 30, 1995

     Net patient service revenue increased $13,782,600, or 28.4%, primarily due to the MedAlliance Centers Acquisition effective April 1, 1995, and an increase in same center revenue of $2,222,000, or 4.7%, partially offset by the disposition of three imaging centers.

     Engineering revenue decreased $685,900, or 43.5%, primarily due to decreased service revenue. Other revenue and income increased $423,400, or 74.1%.

     Operating costs increased by $8,587,800, or 28.6%, primarily due to increased expenses associated with the MedAlliance Centers Acquisition and higher patient volumes, partially offset by the elimination of costs associated with the three disposed centers. Depreciation and amortization expenses increased $836,900, or 10.3%, due primarily to the MedAlliance Centers Acquisition. The Company's provision for bad debts was $2,476,200, or 4.0% of net patient service revenue in the 1996 period, as compared to $2,022,600, or 4.2% of net patient service revenue in the prior year period. General and administrative expenses increased $1,252,900, or 32.2%, primarily due to the centralized billing and collections operation acquired from MedAlliance and increased cost related to the Company's expanded volume of business. General and administrative expenses as a percentage of net revenue were 8.0% in the 1996 period as compared to 7.7% in the 1995 period.

     Interest income decreased by $27,300, or 38.3%, due to lower cash balances. Interest expense increased by $252,900, or 15.7%, due to debt incurred in conjunction with the MedAlliance Centers Acquisition, partially offset by principal repayments, negotiation of favorable interest rates on the Company's primary bank facilities, and increased capitalized interest associated with the manufacture of the Company's HI STAR MRI system. Minority interest in income of consolidated entities increased by $146,300, or 66.1%, primarily due to minority interest acquired from MedAlliance and increased profitability at the Company's partnership centers. Income taxes increased by $656,400, or 35.2%, primarily due to higher pretax income. Income taxes as a percentage of pretax income decreased to 37.2% in the 1996 period as compared to 38.7% in the 1995 period due to capital loss carryforwards available in 1996. Management expects the Company's tax rate to approximate 37.2% for the remainder of 1996.

     Net income from continuing operations increased $1,306,000 or 44.2% to $4,260,800 in the 1996 period from $2,954,800 in the 1995 period. Primary earnings from continuing operations increased $0.12 per share, or 48.0%, to $0.37 in the 1996 period as compared to $0.25 in the 1995 period. Fully diluted earnings from continuing operations increased $0.11 per share, or 44.0%, to $0.36 in the 1996 period as compared to $0.25 in the 1995 period. Primary net income increased $0.22, or 146.7%, to $0.37 in the 1996 period as compared to $0.15 in the 1995 period. Fully diluted net income increased $0.21, or 140.0%, to $0.36 in the 1996 period as compared to $0.15 in the 1995 period. Earnings per share were calculated using 11,669,300 primary and 11,795,700 fully diluted weighted average common share equivalents for the 1996 period as compared to 11,610,700 primary and 11,649,800 fully diluted share equivalents in the 1995 period.

  Comparison of the year ended December 31, 1995 to the year ended December 31, 1994

     Net patient service revenue increased $38,925,500, or 53.8%, primarily due to $41,783,800 in patient revenue from the Company's acquisition of 15 imaging centers from MedAlliance and an increase in same center revenue of $825,200, or 1.3%, partially offset by the sale of three imaging centers during 1995.

     Engineering revenue decreased $595,200, or 16.2%, due to decreases in demand for the Company's third party upgrade and maintenance services. Other revenue and income increased $83,200, or 8.1%.

     Operating costs increased $23,370,500 primarily due to expenses associated with the MedAlliance Centers Acquisition and increased patient volumes at the Company's same center facilities, partially offset by the elimination of costs at the sold centers and continued cost control efforts. Operating costs as a percentage of revenue were 60.0% in 1995 and 59.6% in 1994. The consistency of operating costs as a percentage of revenue reflects the Company's success in reducing expenses at its facilities and acquired properties while experiencing declining patient service reimbursements. Depreciation and amortization expenses increased $5,408,100, or 44.4%, due to increased depreciation charges and additional goodwill amortization related to the MedAlliance Centers Acquisition. The Company's provision for bad debts was $4,646,000, or 4.2%, of patient revenue compared to $2,835,500, or 3.9%, in 1994. Provision for bad debts results from required write-offs of accounts management deems to be uncollectible. General and administrative expenses increased $2,345,600, or 38.1%, primarily due to increased expenses related to the Company's increased volume of business. General and administrative expense as a percentage of net revenue was 7.4% in 1995 compared to 8.0% in 1994. The reduction in general and administrative expenses as a percentage of revenue reflects the economies gained in the MedAlliance Centers Acquisition and the Company's continued cost control efforts.

     Interest income decreased by $143,900 due primarily to lower cash balances. Interest expense increased by $2,475,700, due to higher amounts of debt outstanding resulting from the MedAlliance Centers Acquisition. Minority interest in income of consolidated entities increased by $409,600 primarily due to minority interest expense associated with the centers acquired from MedAlliance. Income taxes increased $951,600, or 27.7%, due to higher pretax income.

     Net income from continuing operations increased $1,498,000, or 27.8%, to $6,890,800 in the 1995 period from $5,392,800 in 1994. Primary and fully diluted earnings from continuing operations increased $0.13 per share, or 28.3%, to $0.59 in 1995 as compared to $0.46 in 1994.

     During the quarter ended March 31, 1995, the Company discontinued the operations of Interactive Diagnostic Services, Inc., a wholly-owned subsidiary ("IDSI"), and IDSI's financial results are treated as discontinued operations. During 1995, the Company recognized $1,161,900 in after tax losses from this operation compared to $6,528,300 in after tax losses in 1994. Substantially all costs related to IDSI, including estimated future expenditures, have been accounted for in the 1995 loss from discontinued operations. After giving effect to these losses, the Company reported net income of $5,728,900, or $0.49 per share, in 1995 compared to a net loss of $1,135,500, or $0.10 per share, in 1994.

  Comparison of the year ended December 31, 1994 to the year ended December 31, 1993

     Net patient service revenue increased $3,910,000, or 5.7%, primarily due to increases of $3,891,000 in same center revenue. The increase in same center revenue was due to an increase of 8.8% in same center MRI studies and an increase in revenue from other imaging modalities, principally CT and x-ray, partially offset by a 6.2% decline in average reimbursement per MRI study and a decrease in revenue from the Company's radiation oncology center.

     Engineering revenue decreased $1,041,400, or 22.1%, primarily due to decreases of $974,500, or 23.8%, in service revenue and $66,900, or 10.9%, in upgrade revenue.

     Other revenue and income decreased by $1,835,500, or 64.1%, primarily due to a decrease of $328,700, or 43.2%, in revenue from leasing mobile MRI systems to third parties and a decrease of $1,539,400, or 97.9%, in the Company's revenue from medical construction services provided to third parties, offsetting an increase of $31,200 in other revenue and income and gains on sale of securities.

     Operating costs decreased by $1,039,100, or 2.2%, primarily due to decreases in expenses related to the decline in engineering revenue and the Company's efforts to reduce center operating costs. Operating costs as a percentage of net revenue decreased to 59.6% in 1994 from 61.8% in 1993 due primarily to center cost control and reduced revenue contribution from the Company's lower margin medical construction business. Depreciation and amortization expenses increased $317,800, or 2.7%. The Company's provision for bad debts was $2,835,500, or 3.9%, of net patient service revenue, in 1994 as compared to $2,651,500, or 3.9%, in 1993. General and administrative expenses decreased $176,700, or 2.8%, primarily due to decreased legal and professional fees, offset by slightly higher costs associated with the Company's increased patient volumes. General and administrative expenses decreased as a percentage of net revenue from 8.3% in 1993 to 8.0% in 1994.

     On August 4, 1994, the Company purchased 100% of its former equity affiliate, National Diagnostic Systems, Inc. ("NDS"), a start-up enterprise that specialized in the development and operation of proprietary systems for prospective review and outcomes analysis of diagnostic imaging (subsequently merged into IDSI). For the period of 1994 prior to the acquisition of NDS, the Company recognized its share of the net loss of NDS of $364,700 as compared to $466,300 for the full year 1993.

     Subsequent to its purchase of the remaining NDS equity, the Company determined that the financial statements of NDS did not fairly reflect NDS's financial position or business prospects. After consultation with independent legal counsel, the Company brought suit against the selling shareholders of NDS seeking rescission of the Company's purchase of NDS, and alleging, among other things, breach of contract, intentional misrepresentation, negligent misrepresentation, and suppression of fact. The Company cannot predict the outcome of this litigation. The Company has concluded that its investment in NDS became substantially impaired and the Company determined to discontinue the operation of this subsidiary in March of 1995 and closed down its operations in May of 1995. The financial results are reported as discontinued operations on the Company's financial statements.

     Interest income decreased by $5,100, or 1.9%, due to lower cash balances and lower interest rates. Interest expense decreased by $432,000 due to lower amounts of debt outstanding. Minority interest in income of consolidated entities increased by $24,400, or 14.2%, primarily due to higher operating income at imaging centers with minority partners. The Company's tax rate on continuing operations for 1994 was 38.9% as compared to 36.8% in 1993.

     Net income from continuing operations increased $1,167,600, or 27.6%, to $5,392,800 in 1994 from $4,225,200 in 1993. Loss on discontinued operations related to IDSI totaled $6,528,300 in 1994 compared to $466,300 in 1993. After giving effect to these losses from discontinued operations, the net loss for 1994 was $1,135,500 compared to net income of $3,758,900 in 1993. The primary and fully diluted loss per share was $0.10 in 1994 as compared to net income per share of $0.32 in 1993. Earnings per share were calculated using 11,725,600 primary and 11,727,900 fully diluted weighted average common share equivalents as compared to 11,611,700 primary and fully diluted weighted average common share equivalents in 1993. The higher number of primary and fully diluted weighted average common share equivalents in 1994 as compared to 1993 reflects the Company's issuing 559,811 shares of its Common Stock in connection with the NDS acquisition, a higher Common Stock price which increases the dilutive effect of outstanding stock options, partially offset by the purchase of 500,000 shares of treasury stock in 1994 for $3,433,100, and 239,900 shares of treasury stock for $1,540,800 in 1993.

INFLATION

     The impact of inflation and changing prices on the Company has, to date, been primarily limited to salary increases and has not been material to the Company's operation. In the event of increased inflation, management believes that the Company may not be able to raise the prices for its goods and services by an amount sufficient to offset cost inflation.

     Management believes that reimbursements for its services will continue to decline in the future, even in an otherwise inflationary environment. The rate of decline in reimbursement levels, however, has slowed recently, which the Company believes may indicate some pricing stabilization. While the Company has historically responded to reimbursement declines by lowering its capital costs and by increasing the volume of its business, there can be no assurance that the Company will be able to do so in the future.

LIQUIDITY AND CAPITAL RESOURCES

     Net cash provided by operating activities was $28,611,700 in 1995, an increase of $10,710,200, or 59.8%, from $17,901,500 in 1994. Net trade receivables increased $6,883,500 primarily due to the MedAlliance Centers Acquisition, partially offset by a decrease of $274,000 in trade receivables from continuing operations. As of December 31, 1995, the Company's average age of patient accounts receivable outstanding was 74 days, compared to 81 days at December 31, 1994, and 76 days as of December 31, 1993. The decrease in average age of patient accounts receivable during the 1995 period is primarily due to the collection patterns at the centers acquired from MedAlliance. These centers benefit from a centralized billing and collection system and perform fewer procedures relating to personal injury litigation than the existing Health Images centers. Receivables relating to litigation can remain outstanding for over one year and, while generally collectible, increase the average age of patient receivables. Management intends to improve collections for all centers by utilizing this central billing and collection methodology, potentially reducing days outstanding. Management may attempt to increase the volume of procedures relating to litigation at certain centers where capacity and market conditions allow, which would increase average age.

     Net cash provided by operating activities was $13,169,600 for the six months ended June 30, 1996, an increase of $1,002,900 or 8.2% from $12,166,700 in the prior year period. This increase is primarily due to an increase in net income and higher depreciation and amortization charges (non-cash expenses) resulting from the MedAlliance Centers Acquisition, partially offset by changes in working capital accounts. Net trade receivables increased by $47,900 to $24,585,500 during the six months ended June 30, 1996, primarily due to increased patient revenue. As of June 30, 1996, the Company's average age of patient receivables was 73 days as compared to 71 days as of March 31, 1996, 74 days as of December 31, 1995 and 73 days as of June 31, 1995. Management believes this average age of patient receivables to be within industry norms and significantly better than many of its competitors.

     The Company's total debt outstanding increased by $36,304,800 from $25,048,200 at December 31, 1994 to $61,353,000 at December 31, 1995, primarily due to increased borrowings related to the MedAlliance Centers Acquisition. The Company funded the $23,859,200 in cash paid in 1995 related to the MedAlliance Centers Acquisition from a term loan issued by its primary bank. (See note 4 to the consolidated financial statements for detailed information on notes payable). As of December 31, 1995, the Company had available $4,459,900 in unused credit under its $5,000,000 bank line. This line, as well as the Company's primary term loan, bear interest on a leveraged adjustment to prime which varies from prime plus .25% to prime minus .50% depending upon certain financial ratios. At December 31, 1995, the Company had met the requirements necessary to reduce the interest rate to prime minus .50%. At December 31, 1995, the Company was in technical violation of the term loan covenant that limits the Company's capital expenditure to $11,500,000 a year and the covenant requiring the Company to maintain a 2.25 to 1 ratio of consolidated liabilities to consolidated tangible net worth. These violations were subsequently waived by the lender.

     The Company intends to retire all outstanding indebtedness under the term loan with its primary bank with a portion of the proceeds of this offering. See "Use of Proceeds." The term loan agreement provides for a pre-payment penalty of approximately $575,000. The Company intends to increase the amount available for borrowing under its existing line of credit with its primary lender or replace the existing line of credit with an appropriate revolving facility with another lender.

     The Company reduced net outstanding debt by $1,750,000 during the six months ended June 30, 1996, to $59,603,000. Cash and cash equivalents decreased by $317,900 for the six months ended June 30, 1996, to $2,886,800.

     The Company had available $9,366,700 under its $12,000,000 bank line at June 30, 1996. During the six months ended June 30, 1996, the Company borrowed $1,690,500 to finance the purchase of medical equipment used in the expansion of its center business and $1,688,000 to finance the ongoing construction of its new corporate offices.

     Capital expenditures in 1995 were $11,694,700 as compared to $6,600,200 in 1994 primarily due to increased levels of expenditures related to the MedAlliance Centers Acquisition, addition of equipment to expand services at certain of the Company's existing facilities, and costs incurred in connection with the Company's HI STAR project. Capital expenditures for the six months ended June 30, 1996, were $10,019,600. The principal capital expenditures for the remainder of 1996 will be purchases and construction of imaging equipment, upgrades and enhancements for the Company's HI Standard and HI STAR MRI systems, the expansion and upgrading of certain of the Company's existing imaging facilities, and the construction of a new corporate headquarters. The Company plans to relocate its corporate headquarters in December 1996 to a newly-constructed facility expected to cost approximately $4,700,000.

     Management considers current cash and liquidity together with cash flows from operating activities adequate to fund the Company's existing business operations. The Company may need to restructure its current debt maturities or borrow additional amounts to fund all of its intended capital expenditures and expansion of its business. Management believes such financing is readily available from several sources.

     At December 31, 1995, the Company had outstanding commitments on equipment contracts totaling $4,345,200 primarily related to the Company's HI STAR MRI development project and the expansion of imaging services. At June 30, 1996, the Company had commitments of $5,381,900 on equipment and construction contracts.

                                    BUSINESS

GENERAL

     The Company is a leading provider of diagnostic imaging services and one of the largest independent operators of magnetic resonance imaging ("MRI") centers in the United States. MRI is considered the premier diagnostic modality for cross-sectional imaging of human tissue. The Company operates 49 freestanding diagnostic imaging centers in 13 states in the United States and six in England. The Company offers MRI services at all of its imaging centers. In addition, the Company provides computerized tomography ("CT") services at 18 of its centers, x-ray services at 19 centers, ultrasound services at 15 centers, mammography services at 13 centers, nuclear medicine at seven centers and fluoroscopy at eight centers.

OVERVIEW OF DIAGNOSTIC IMAGING INDUSTRY

     Medical diagnostic imaging systems facilitate the diagnosis of diseases and disorders at an early stage, often minimizing the amount and cost of care needed to stabilize, treat or cure the patient and frequently obviating the need for invasive diagnostic procedures, such as exploratory surgery. Diagnostic imaging systems are based on the ability of energy waves to penetrate human tissue and generate images of the body which can be displayed either on film or on a video monitor. Imaging systems have evolved from conventional x-ray to the advanced technologies of MRI, CT, nuclear medicine and ultrasound. The use of these technologies has grown significantly in the United States during the last several years due to increasing acceptance by physicians of the value of diagnostic imaging technologies in the early diagnosis of disease, the expanding applications of MRI and ultrasound and the growing patient base attributable to an aging population. While conventional x-ray continues to be the most widely used imaging modality, MRI, CT and nuclear medicine provide more sophisticated imaging capabilities that frequently justify their greater costs. Physicians increasingly use MRI, CT and nuclear medicine to visualize structures inside the human body because these modalities provide images in digital form with a tissue resolution that approaches what could previously be seen only through surgery. In addition, dedicated computer systems can enhance and manipulate the images provided by these modalities to create three-dimensional images. These images allow physicians to contemplate various medical scenarios in real time.

     The Diagnostic Imaging Centers Report & Directory (August 1995), prepared by SMG Marketing Group Inc. (the "SMG Report & Directory"), estimates the market for diagnostic imaging services in the United States to be between $56 billion and $70 billion annually, or 5% to 6% of total health care spending.

     The diagnostic imaging industry is highly fragmented. Diagnostic imaging services are provided by facilities located in hospitals ("inpatient services") and by freestanding fixed-site centers and mobile imaging systems ("outpatient services").

     Inpatient facilities generally provide multiple diagnostic imaging services. According to the Hospital Market Database (July 1995) prepared by SMG Marketing Group Inc., as of the end of 1994, 44.1% of hospitals in the United States offered MRI services, 75.5% offered CT services and 91.7% offered ultrasound services. According to the SMG Report & Directory, at the end of 1994 there were 2,151 freestanding imaging centers in operation in the United States, owned and managed by multi-center corporations (42%), privately held, independent entities (24%), radiology groups (14%), hospitals (9%), physician partnerships (6%) and hospital joint ventures (5%). MRI, x-ray, ultrasound and mammography imaging services are offered by 50% to 60% of these centers and CT is offered by 38% of these centers. Mobile imaging systems are installed on trucks or vans and may be moved from site to site to provide imaging services. According to the SMG Report & Directory, at the end of 1994, there were 53 mobile imaging operators in existence, operating 142 MRI systems and 44 CT scanners.

  Outpatient vs. Inpatient Delivery of Services

     The Company believes the diagnostic imaging industry is experiencing a trend toward outpatient delivery of imaging services, particularly with respect to more sophisticated, capital intensive modalities such as MRI and CT. The Company believes this trend is the result of the continuing search for more cost effective and convenient delivery of services in the health care industry. Outpatient imaging centers generally are more cost-effective than inpatient facilities because they do not have to incur the high overhead cost associated with full-service medical institutions and can be more selective with respect to the services provided. The Company has found, however, that some hospitals that have invested in imaging equipment may be more willing to accept lower reimbursement rates from managed care payors than outpatient centers to increase volume to cover some of their fixed overhead.

     Given an alternative, the Company believes that physicians and patients prefer outpatient care to inpatient imaging services for the following reasons:

     - Physicians frequently rely on MRI or CT to aid in diagnosing individuals whose symptoms and complaints do not yet merit hospitalization.

     - Outpatient imaging centers provide the necessary imaging services without requiring the patient to undergo the often time-consuming and tedious hospital admission process. Outpatient delivery allows the patient to obtain the procedure at his or her convenience by providing more convenient access and more flexible and dependable hours than hospitals.

     - A scheduled appointment time at an outpatient facility is generally more reliable than that of an inpatient imaging facility because of less likelihood of preemption from emergency care.

     In addition, in the current climate of declining reimbursements and cost containment in the health care industry, hospitals are looking for areas to cut back. The Company believes that hospitals are more likely to reduce capital budgets rather than cut back on services that must be provided on-site to hospitalized patients. These cutbacks may result in increased reliance by hospitals on outpatient services to meet certain needs of their patients. In the Company's experience, hospitals often prefer to contract out overflow of diagnostic imaging procedures rather than purchase additional equipment.

  The Imaging Selection Process

     The Company and its imaging centers compete with local hospitals, other multi-center imaging companies, local independent diagnostic imaging centers and imaging centers owned by local physician groups. The Company believes that the principal competitive factors in the diagnostic imaging market are price, quality of service, ability to establish and maintain relationships with managed care payors and referring physicians, reputation of interpreting physicians, facility location and convenience of scheduling.

     The patient's physician, most frequently an orthopedic or neurology specialist, determines the imaging modality necessary or appropriate for the patient. The physician also determines the facility or imaging center to which the patient should be referred, based primarily on the requirements of the patient's insurance carrier or managed care provider, reputation of the radiologist or radiology group providing interpretation services at available facilities and the quality and convenience of service both to the patient and to the physician and his office staff.

  Impact of Managed Care and Medicare/Medicaid Programs on Reimbursements

     Diagnostic imaging services, like most other health care services, are generally paid for, directly or indirectly, by commercial insurance carriers, managed care organizations, Medicare, Medicaid or another government instrumentality or, in some limited instances, by patients directly. Prices for imaging services vary by region and locality and are determined by competitive conditions in the local market. Diagnostic imaging services providers often enter into contracts with private insurance and managed care payors that provide for contractual discounts from list price. An unwillingness to discount on the part of a diagnostic imaging services provider would result in its exclusion from the managed care networks in which many patients now participate. Managed care payors differ in policy and practice on whether they contract with many diagnostic imaging providers or only a few in a given market. Some managed care payors emphasize the breadth of their networks while others emphasize tight control over a limited number of providers. The Company believes many managed care payors prefer to contract with imaging services providers that can offer competitive pricing, multiple imaging modalities and convenient locations in a particular geographical area. In addition, Medicare and Medicaid have specific reimbursement rates that are significantly lower than list prices for imaging procedures. Medicare and Medicaid reimbursement rates also vary among states and regions.

  Industry Consolidation

     The Company believes that the diagnostic imaging industry, like other segments of the health care industry, is consolidating. The Company believes that this consolidation is driven primarily by the increasing role of private insurers and managed care payors in controlling reimbursement rates in the diagnostic imaging industry. Also, the number of self-referral practices is declining as investment and other economic relationships between referring physicians and imaging centers are reduced or eliminated. The current federal and state legislative environments and managed care payors all create pressures that discourage imaging centers that rely on physician self-referral. Another consolidation factor results when private insurance payors and managed care payors increasingly seek adequate market coverage from a single source providing multiple procedures. These trends are likely to encourage multi-center companies to seek to strengthen their respective networks of centers in regional markets to offer full geographic coverage without reliance on self-referrals. The Company believes that these trends threaten the long-term viability of any imaging center that relies on physician self-referral as well as the viability of less efficient and higher cost imaging centers. The Company also believes that single site competitors, in particular, will likely become acquisition candidates in many markets in the future. The Company believes this consolidation trend will provide expansion opportunities for large, efficient, financially sound multi-center operators.

IMAGING MODALITIES

     The following table sets forth certain information concerning the principal diagnostic imaging modalities used in the diagnostic imaging industry:

                                                                                              LIST(1)
                                                                                            PRICE RANGES
                                                                                                PER
      MODALITY          MOST FREQUENT USES         ADVANTAGES            DISADVANTAGES       PROCEDURE
---------------------  ---------------------  ---------------------  ---------------------  ------------
Magnetic Resonance     Lumbar (lower back),   Does not use ionizing  More expensive than    $695-$1,660
  Imaging (MRI)        spine, cervical        radiation              other procedures
                       spine, brain           Three-dimensional      (principally CT) that
                                              Can image cross-       may be used to
                                              sections and various   investigate the same
                                              planes of area being   or similar symptoms
                                              examined
Computerized           Sinus, abdomen, brain  Less expensive than    Uses ionizing           $225-$850
  Tomography (CT)                             MRI                    radiation
                                              Higher resolution      Lower resolution
                                              images than MRI for    images than MRI for
                                              bones and cartilage    soft tissue
Ultrasound             Pelvic, abdomen,       Does not use ionizing  Limited three-           $78-$593
                       breast                 radiation              dimensional imaging
                                              Relatively             capabilities
                                              inexpensive procedure
                                              providing "real time"
                                              images
Mammography            Breast                 Relatively             Uses ionizing            $85-$135
                                              inexpensive            radiation
                                              High spatial           Results less certain
                                              resolution             than for other
                                                                     imaging procedures

                                                                                              LIST(1)
                                                                                            PRICE RANGES
                                                                                                PER
      MODALITY          MOST FREQUENT USES         ADVANTAGES            DISADVANTAGES       PROCEDURE
---------------------  ---------------------  ---------------------  ---------------------  ------------
Nuclear Medicine       Bone marrow scan,      Evaluates organ        Inferior spatial       $223-$1,069
                       thyroid scan, bone     functions              resolution
                       scan                   Relatively low cost    Difficult to
                                              Total body evaluation  determine the medical
                                              Provides detailed      causes of specific
                                              information            diseases by results
                                                                     of procedure
General Radiology      Chest, lumbar (lower   Less expensive than    Uses ionizing            $50-$190
                       back) spine            other imaging          radiation
                                              procedures             Two-dimensional,
                                              Non-invasive           static images
                                              Less time consuming    Very limited soft
                                              than all other         tissue detail
                                              imaging procedures
Fluoroscopy            Gastrointestinal       Relatively             Uses ionizing           $141-$443
                       tract, barium enema,   inexpensive procedure  radiation
                       lumbar myelogram       providing "real time"  Invasive
                                              images
                                              Generally no
                                              preparation necessary

---------------

(1) Price quoted by the Company, not taking into account any contractual discounts or allowances or any statutory or regulatory restrictions on reimbursements. The Company believes that contractual discounts and allowances are customary in the health care industry. The amount of contractual discounts varies depending upon the market in which the imaging center operates, the ability of the managed care payor to channel patients, the number of beneficiaries covered and the effective date of the contract.

  Magnetic Resonance Imaging (MRI)

     MRI is a sophisticated diagnostic imaging system that utilizes a strong magnetic field in conjunction with low energy electromagnetic waves which are processed by a dedicated computer to produce high resolution multiple images of body tissue. MRI can be used to diagnose various cancers, tumors, vascular aneurysms and stenosis (blood vessel occlusions that can lead to strokes), muscle/ligament and tendon injury, spinal and disc problems, neurological deformities and general anatomical problems. A principal advantage of MRI is that it allows the differentiation of internal organs and normal and diseased tissue without using ionizing radiation like conventional x-ray and CT. Ionizing radiation can cause tissue damage in high doses or after repeated screenings. MRI relies on the fact that atoms in various kinds of body tissue behave differently in response to a magnetic field.

     During an MRI procedure, a patient is placed in a large, cylindrical magnet. Multiple images in three-dimensional planes and cross-sections can be created without moving the patient. The images can be displayed on a computer screen, stored within the computer, or transferred to film for interpretation by a physician and retention in a patient's file. As with most other diagnostic imaging technologies, MRI is generally non-invasive. Due to the contrast and detail available from an MRI scan, the use of MRI equipment frequently facilitates the identification of disease and disorders of a patient without using invasive procedures, such as exploratory surgery.

     The number of MRI units in operation has increased from fewer than 200 in 1984 to more than 3,600 in 1994. This rapid growth resulted from increasing acceptance by physicians, patients and payors of MRI, an increasing need for MRI usage in imaging different body organ systems and disease conditions and a focus of managed care payors on reduction of the amount and cost of care needed to treat the patients by avoiding expensive exploratory surgery. New software programs and hardware capabilities, coupled with new contrast agents (chemicals administered to the patient that enhance the signal generated by body tissues), are anticipated to expand the usage of MRI technology by physicians.

  Computerized Tomography (CT)

     CT (also known as "CAT") uses x-rays to produce images of body tissue. CT, like conventional x-ray, uses ionizing radiation. CT can be used to detect tumors and other conditions affecting the skeleton and internal organs. CT provides higher resolution images than conventional x-rays, but generally less well defined images than those produced by MRI. CT procedures produce higher resolution images of bone and cartilage structures and are less expensive than MRI scans. During a CT procedure, a patient is placed inside a large ring on which a rotating x-ray tube is mounted. A dedicated computer directs the movement of the x-ray tube to produce multiple cross sectional images of a particular organ or area of the body. CT can be used to perform examinations of any part of the human anatomy and provides delineation of tissue not possible with conventional x-ray. CT eliminates the problem of overlapping structures such as bone and soft tissue inherent in images produced by conventional x-ray. The most commonly performed CT examinations are of the brain, abdomen, and lumbo-sacral spine, although examinations of the chest, pelvis and extremities are also performed. The Company believes that recently there has been an increase in CT procedures because some managed care payors stipulate that a CT examination rather than MRI be used for certain types of complaints and symptoms due to CT's lower cost.

  Ultrasound

     Ultrasound imaging relies on the computer-assisted processing of sound waves to develop images of internal organs and the vascular system. The sound waves are generated and recorded by probes that are either passed over or inserted into the body. A dedicated computer processes sound waves as they are reflected by body tissue, providing an image that may be viewed immediately on a computer screen or recorded continuously or in single images for further interpretation. Like MRI, ultrasound does not utilize ionizing radiation. Ultrasound has widespread application, particularly for procedures in obstetrics, gynecology, gastroenterology and cardiology because it is a low medical risk procedure that is noninvasive, versatile and relatively inexpensive.

  Mammography

     Mammography uses low dosage x-rays to visualize breast tissue. Mammography equipment is used primarily for screening and diagnosis of breast cancer but can also be used to monitor treatment and recovery. During an initial screening mammography, a baseline x-ray is taken of the breast. In subsequent years, the mammogram's x-rays are compared to those taken during previous examinations in an attempt to identify any anatomical changes which may have occurred. Mammography provides high contrast images with high spatial resolution. In addition, the low cost of x-rays makes screen-film mammograms the preferred modality for screening for breast cancer. Mammography equipment allows radiologists to detect between 85% and 90% of all breast cancers.

  Nuclear Medicine

     Nuclear medicine is used primarily to study anatomy and metabolic functions. Nuclear medicine utilizes short-lived radioactive isotopes administered to the patient by ingestion or injection to provide images of various anatomical structures. The isotopes break down rapidly, releasing small amounts of radioactivity that can be recorded by a gamma or scintigraphic camera and processed by a computer to produce a flat image of various anatomical structures. Nuclear medicine provides anatomic images and functional information crucial to the understanding of the cause, nature and extent of diseases such as heart disease, skeletal disease, degenerative joint disease, sports related injuries, and complications resulting from diabetes. The spatial resolution of nuclear medicine images is generally inferior to other modalities. However, nuclear medicine is more versatile and effective in defining the structure and function of organ systems, which aids physicians to diagnose and treat diseases.

  General Radiology and Fluoroscopy

     General radiology and fluoroscopy are the most frequently used types of imaging equipment. X-rays are a quick and relatively inexpensive method of obtaining diagnostic information. General x-rays use ionizing radiation to penetrate the body and record the resulting two-dimensional images of the body's internal structures on film. It is usually necessary to take at least two or more views to gain information about the third dimension. Fluoroscopy is a more versatile form of x-ray that uses a video viewing system for real-time monitoring of the organs being visualized. Fluoroscopy differs from general x-ray in that the x-rays that pass through the body are captured by an image intensifier tube which sends an image to a television monitor for viewing rather than simply recording the image on film. Accordingly, fluoroscopy allows the examining physician to view organs in motion during the exam, evaluate their functional activities, isolate anatomical structures and "record" an image onto film for later evaluation. The imaging of the gastrointestinal tract, angiography and interventional radiology are the three circumstances in which fluoroscopy is most widely used. In the Company's experience, either a C-arm x-ray machine or a fluoroscope is the imaging equipment most likely to be used during pain management procedures.

COMPANY'S POSITION IN THE INDUSTRY

     The Company is a leading provider of diagnostic imaging services and one of the largest independent operators of MRI centers in the United States. The Company operates 49 freestanding imaging centers in 13 states in the United States and six in England. The Company offers MRI services at all of its imaging centers. In addition, the Company provides CT services at 18 of its centers, x-ray services at 19 centers, ultrasound services at 15 centers, mammography services at 13 centers, nuclear medicine at seven centers and fluoroscopy at eight centers. The Company currently has 33 centers that offer only MRI, 27 of which are located in the United States.

     The Company is a vertically integrated diagnostic imaging services provider which develops, manufactures and maintains its own MRI systems and services certain MRI and CT systems of other manufacturers that it uses at its centers. The Company also has in-house imaging center development expertise consisting of a licensed architect experienced in designing and managing the construction of imaging centers and his staff. This expertise enhances the ability of the Company to control its costs and decreases the time necessary to establish an imaging center. Since 1989, the Company has manufactured the HI Standard MRI system, a midfield .6 Tesla system currently used in all of the 33 imaging centers established by the Company since the development of the system. The Company recently developed a new MRI system, the HI STAR, which was cleared by the FDA in September 1995. The HI STAR will allow the Company to offer a broader array of applications and to increase throughput capacity at its centers. The Company's vertical integration gives the Company a competitive advantage in its markets by reducing the Company's capital expenditures and operating costs.

     The Company has three HI STAR systems operating in its centers and intends to install four more during the remainder of 1996. The Company's plans call for the ultimate replacement of 33 of the Company's MRI systems, all mid-field strength MRI systems, over the next 24 months (including the three MRI systems replaced with HI STAR to date). The HI STAR allows the Company to increase throughput capacity at its centers as the more powerful computer hardware and software of the HI STAR reduce the necessary scan time. The demand for imaging services is greater during certain times of the day. A faster scan time increases the number of MRI scans that can be performed during these peak hours. The Company will not replace MRI systems at imaging centers where it is not economically justifiable to make the capital expenditure necessary to install the HI STAR system. The HI STAR system operates at .6 Tesla field strength, features powerful shielded gradients with fast rise time and incorporates powerful and up-to-date computer technology. The HI STAR also provides increased flexibility to add applications that may be developed in the future.

     The HI STAR system can also perform MR angiography studies -- a non-invasive procedure for highlighting the flow inside blood vessels without the use of contrast agents. Neurologists and neurosurgeons are the primary sources for MR angiography referrals. The Company's marketing research indicates that some of these physicians will not use an imaging center that lacks MR angiography capability. This MR angiography capability should allow the Company to market effectively to an important source of referrals that in some cases had previously been unreceptive.

     In addition to its vertical integration, the Company believes that the size of its imaging business is a distinct advantage which enables it to negotiate for the purchase of necessary products and services such as film, contrast agents and liability insurance at favorable prices. The Company's policy is to purchase goods and services, where possible, on a Company-wide basis to maximize its negotiating leverage with suppliers. The Company's lower operating costs give the Company price flexibility as compared with other providers of diagnostic services in its regional markets. The Company believes that the competitive advantages derived from vertical integration and from economies of scale will become more pronounced if, as expected, health care reimbursements continue to decline.

     The Company is able to compete with hospitals and other operators of imaging centers by providing high quality services in a patient friendly, non-institutional environment. The Company believes its specialization in diagnostic imaging gives it a service advantage over hospitals because, for hospitals, diagnostic imaging services represent a relatively minor and ancillary aspect of their operations. The Company's imaging centers maintain flexible hours appropriate for the local medical community. The Company seeks to accommodate patients within 24 to 48 hours of referral and generally offers report turn-around within 24 hours. The Company's marketing research indicates that this quick turnaround and prompt service is appreciated by patients and referring physicians and compares favorably with turnaround and service provided by hospitals. The Company's multi-modality imaging centers are well-positioned to meet a growing preference by managed care payors to contract with imaging centers that offer the whole spectrum of diagnostic imaging services. The Company plans to add modalities to imaging centers where demand is sufficient to justify the costs of adding the modality.

GROWTH STRATEGY

     The Company believes its vertically integrated, low cost operating structure has enabled it to compete effectively in a rapidly changing health care environment that has included declining reimbursement rates. Based on the Company's experience, the Company believes that during the last two years the rate of decline in reimbursement rates has moderated. Between 1992 and 1994, before the Company detected a moderation in the rate of decline of reimbursements, the Company had been reluctant to expand its business. The Company acquired 15 imaging centers from MedAlliance in April 1995, after its internal data indicated that the decline in reimbursement rates was slowing. The Company believes that a slower rate of price decline will enable it to continue to expand profitably in the future, both through internally generated growth and through acquisitions.

     The Company has instituted a top-line growth strategy to expand its business by increasing volume at existing imaging centers, the range of services provided by certain of its existing centers, particularly through the addition of pain management services, developing new centers in selected areas, acquiring other imaging centers and offering radiology management services.

  Increase MRI Scan Volume

     A key component of the Company's growth strategy is to expand the scan volume and revenues of its existing imaging centers. The Company believes that the installation of its HI STAR system will have a significant impact on the number of studies performed by each imaging center utilizing the HI STAR. The HI STAR allows substantially faster scanning enabling each center equipped with the HI STAR to perform more scans per day. Also, the HI STAR can perform MR angiography studies which could not be conducted by the MRI systems being replaced by HI STAR systems on the HI Standard. Because of the high fixed costs and operating leverage of the Company's facilities, a small increase in volume would have a significantly larger effect on a facility's profitability.

  Expand Range of Services

     The Company intends selectively to expand the array of diagnostic imaging services offered by its imaging centers. Of the Company's 49 imaging centers located in the United States, 27 currently offer only MRI. The

Company believes that there are opportunities to expand the range of services offered at many of its imaging centers by adding modalities such as CT, ultrasound and nuclear medicine. See "Imaging Modalities" above. The Company reviews each center on an individual basis to determine whether to add imaging modalities in addition to MRI. The decision to add modalities will be driven primarily by the Company's assessment of the requirements and expectations of managed care payors and referring physicians in the particular market. The Company has recently expanded its Jacksonville, Florida and Houston (Shamrock) imaging centers and is currently expanding its Arlington, Texas imaging center to add imaging modalities. Each of these centers is increasing in size from approximately 3,500 square feet to approximately 10,000 to 11,000 square feet. The Company uses its in-house expertise to design and manage expansion of imaging centers. In addition, because the Company owns the real estate at most of its imaging centers, the space expansion necessary to accommodate additional modalities at a particular center may be accomplished at a relatively low cost.

     The Company recently began offering pain management services at its Houston (Shamrock) imaging center. Pain management is provided by the Company through anesthesiologists or radiologists under contract with the Company. Pain management involves a variety of procedures designed to tailor appropriate pain reduction strategies for individuals suffering from chronic pain, especially back pain. One or a therapeutic series of blocks, in conjunction with appropriate therapy, often provide sufficient relief to allow proper rehabilitation. The Company believes there is a strategic fit between diagnostic imaging services and pain management services. A chronic pain patient must have an initial imaging procedure, usually an MRI, to diagnose the source of the chronic pain. An imaging procedure may also determine which pain management procedures are appropriate. Imaging procedures are frequently used after the pain management procedure to evaluate the prognosis and recovery. In addition, the pain management procedure frequently requires the use of a C-arm x-ray or fluoroscope. The necessary equipment already is available or can be easily added at many of the Company's imaging centers which makes it convenient and economically feasible to establish a pain management facility at the centers. Pain management may require, however, that the facility in which procedures are performed be licensed as an outpatient surgical suite. Another key aspect of the nexus between pain management and imaging is that both procedures serve an overlapping patient and referring physician base. The Company plans to offer pain management services at other of its imaging centers and is conducting feasibility studies to examine demand for such services in certain markets. The Company contemplates adding pain management services to at least three additional imaging centers in 1997.

  Develop New Centers

     The Company intends to develop new imaging centers to increase its presence in certain markets or to enter new markets that are underserved as identified by the Company's locally-based Administrators or Regional Administrators. The Company would generally prefer to buy an existing facility at a reasonable price than to develop a new center. However, if suitable acquisition candidates are not available, then the Company will consider the development at facilities in strategically important locations. Since 1985, the Company has developed 37 imaging centers and has acquired significant expertise and in-house imaging center development capabilities. This expertise and the comparatively low cost of its HI STAR MRI system relative to MRI systems of other manufacturers allows the Company to establish cost effective centers in certain markets. The Company opened an imaging center in York, England in July 1996. In addition, the Company opened another center, equipped with the HI STAR MRI system, at Darlington Hospital in England in October 1996. While the Company has not developed any other imaging centers in the past two years, improving diagnostic imaging industry conditions and the development of the HI STAR MRI system makes it more attractive for the Company to develop new imaging centers in the foreseeable future.

  Acquire Other Imaging Centers

     The Company's acquisition strategy is designed to enhance its presence in key regional markets in order to meet the coverage requirements of certain managed care payors as well as to increase the Company's leverage with such payors. The Company believes that managed care payors prefer to offer their customers imaging services close to their home or workplace. In addition, the Company believes that in certain metropolitan areas, a more extensive network of multi-modality services will make the Company more attractive to managed care and commercial insurance payors because the number of contracts these payors need to maintain with imaging providers can be reduced. This reduction decreases such payors' administrative overhead and may therefore in turn give the payors more pricing flexibility. The Company's acquisition strategy is, therefore, based on identifying single centers or groups of centers in geographic areas in which the Company operates or in contiguous areas. Generally, it is the Company's locally based Administrator or Regional Administrator who identifies and quantifies a need for expansion in a particular market, and brings the acquisition candidates who might fulfill their needs to the attention of the Company's Senior Management. Centers which offer modalities which the Company does not offer in a particular geographic region are also attractive acquisition candidates for the Company. The Company prefers to make acquisitions of centers in which the Company would have full ownership and control of the acquired assets without any remaining interest by referring physicians to avoid financial or business relationships that may be construed as physician self-referral practices. The Company is not currently engaged in any negotiations for the acquisition of imaging centers.

  Expand Radiology Management Services

     When appropriate opportunities arise, the Company intends to provide management services for diagnostic imaging facilities owned by hospitals or other health care providers. The Company currently manages an imaging center in Williamsport, Pennsylvania on a management fee basis. Also, the Company manages the radiology needs of the Department of Orthopedics for the Baylor College of Medicine in Houston, Texas.

     In addition, as reimbursement rates for diagnostic imaging services decline and the earnings potential of radiologists is affected, radiologists are increasingly forming physician practice groups, offering teleradiology services (interpretation of studies transmitted electronically off-site) and creating networks of radiologists in order to capture market share and maximize potential income. The Company believes its experience and resources will provide a natural nexus for managing the physician practices of groups of radiologists, particularly in markets in which it operates imaging centers.

OPERATIONS

  Imaging Center Operations

     The Company provides its diagnostic imaging services through 49 imaging centers located in 13 states in the United States and six in England. The number of imaging centers operated by the Company has increased approximately 65% in the last five years from 33 at the end of 1991 to 55 as of October 15, 1996. The following table sets forth information regarding the number of imaging centers operated by the Company during the periods indicated:

                                                                                             CENTERS
                                                                                             AT END
                                                     CENTERS     CENTERS       CENTERS         OF
                         YEAR                        ACQUIRED   DEVELOPED   SOLD OR MERGED   PERIOD
    -----------------------------------------------  --------   ---------   --------------   -------
    1991...........................................      1          4              0            33
    1992...........................................      4          3              0            40
    1993...........................................      1          3              0            44
    1994...........................................      0          0              2            42
    1995...........................................     15          0              4*           53
    1996 (through October 15)......................      0          2              0            55

---------------

* Of these centers, three were sold and one was merged with another center. Three of these centers had been acquired from MedAlliance and their sale or closure was contemplated by the Company at the time of the acquisition.

     The Company's imaging centers provide high-quality services in a patient friendly, non-institutional environment. Each imaging center is staffed by administrative and technical personnel, employs a scheduling clerk and offers free transportation to patients upon request. Patients are scheduled for an appointment, informed of any medications needed for the test and pre-qualified with respect to their medical requirements and insurance coverage by Company personnel. Procedures at the Company's imaging centers are designed to avoid the admission and administration complexities of inpatient diagnostic imaging services. In addition, a physician or a physician group, generally board certified radiologists, provides professional services and interprets studies for each imaging center under a contract with the Company. Such physicians are independent contractors and are not employees of the Company. Following the diagnostic procedures, the images are reviewed by the interpreting physicians who prepare reports of these tests and their findings. These reports are transcribed by Company personnel and then delivered to the referring physicians usually within 24 hours of the procedure. The imaging centers are open at such hours as are appropriate for the local medical community. Many are open from 7:30 a.m. to 9:00 p.m. each weekday, and in order to provide scheduling flexibility approximately one-third of the imaging centers routinely maintain hours on Saturdays, while others will open on Saturdays as needed.

     Each imaging center is locally managed. An Administrator or Regional Administrator is responsible for the operations of an imaging center or groups of centers located in a particular market or in contiguous markets. The Administrators and Regional Administrators have direct profit and loss responsibility and a portion of their compensation is based on the operating income generated by centers under their supervision.

     Each imaging center generally charges patients a fee for providing diagnostic studies on a per procedure or per study basis. The physician or physician group that provides diagnostic readings of the studies generally receives a contractually specified percentage of such fee when and if collected by the Company. At certain imaging centers, the physician or physician group which provides the diagnostic readings bills the patient or third-party payor directly for such services.

     Although the majority of the MRI systems operated by the Company are HI Standard or Diasonics systems operating at mid-field strength, the Company also has MRI systems of other manufacturers (General Electric, Siemens, Hitachi, Fonar, Philips and Picker). Most of these systems operate at high-field strength and were acquired by the Company in the MedAlliance Centers Acquisition.

  Manufacturing Operations

     The Company began service and manufacturing operations in an effort to maintain its systems technology. In 1986, in response to the decision of Johnson & Johnson to discontinue the MRI system manufacturing business of its wholly-owned subsidiary, Technicare Corporation ("Technicare"), the Company's management established an Engineering Services Division to service Technicare MRI systems owned by the Company. The Company hired a number of MRI field service technicians experienced in servicing Technicare CT and MRI systems and purchased parts inventories in order to conduct its own engineering and service functions. As a result of the expertise acquired in repairing and improving Company MRI systems and pursuant to the licenses described below, the Company, through its Engineering Services Division, developed its own MRI system, the HI Standard, and began to manufacture this system in August 1988 for use in the Company's imaging centers.

     To enable the Company to manufacture MRI systems using the Technicare technology, the Company entered into a Master Patent License Agreement (the "Patent Agreement") with The National Research Development Corporation, an English corporation d/b/a British Technology Group ("BTG"), as of October 1, 1987, and a license agreement (the "J&J Agreement") with Johnson & Johnson as of April 1, 1988. Pursuant to the Patent Agreement, the Company obtained non-exclusive perpetual licenses under certain patents and patent applications of which BTG is the proprietor. The licenses allow the Company to develop, manufacture and market MRI systems and upgrade packages for MRI systems in the United States. The Patent Agreement was amended as of January 1, 1989 to allow the Company to develop, manufacture and market MRI systems and upgrade packages for MRI systems worldwide. Under the J&J Agreement, the Company obtained non-exclusive perpetual licenses to create, copy, use, license and sell certain Johnson & Johnson MRI software, hardware and derivative works relating to the Teslacon II MRI system anywhere in the world. Johnson & Johnson is the assignee of its wholly-owned subsidiary, Technicare.

     In June 1993, the Board of Directors approved a major technology program to develop a state-of-the-art MRI system. The Company then hired computer programmers and physicists experienced in MRI technology to develop and integrate the new system. The MRI system developed under this program, the HI STAR, is not based on Technicare technology, although it uses fundamental MRI patented technology which the Company licenses from BTG. The HI STAR is a high performance MRI system that operates at .6 Tesla field strength. The HI STAR systems use existing magnets, which have a virtually unlimited operating life. Using existing magnets increases the cost advantage of the HI STAR system relative to purchasing a comparable MRI system. The HI STAR system features powerful shielded gradients (15 mTesla/m) and a rise time of 550 microseconds, with reconstruction time of a half-second for a 256 x 256 pixel image as compared with reconstruction time of seven seconds for the HI Standard. The HI STAR runs on i860 Intel-based array processor, with dual Pentium host computers running Windows NT. The HI STAR's capabilities include high resolution imaging, snapshot imaging (the ability to produce an image in a breath-hold, an important new technique for abdominal imaging) and MR angiography (a non-invasive technique for highlighting the flow inside blood vessels without the use of contrast agents). In September 1995, the HI STAR MRI system was cleared by the FDA through the 510(k) notification process. Since June 1996, the Company has installed fixed-site HI STAR MRI systems at its Atlanta-North location, its Darlington Hospital site in England, and at its Lancaster, Pennsylvania imaging center.

     The 33 imaging centers opened from the beginning of 1989 until the installation of the first fixed site HI STAR system were equipped with the HI Standard MRI system. The Company intends to replace most of its HI Standard and Diasonics MRI systems with HI STAR systems within the next 24 months. Because the Company's own MRI systems cost the Company less than MRI systems purchased from other manufacturers, the operating break even point is significantly lower at the imaging centers which use the HI Standard or HI STAR MRI system than the operating break even point at centers that purchase MRI systems from other manufacturers.

     The Company also owns and operates seven mobile MRI systems. Two mobiles are currently leased to third parties. The remaining mobiles are used at the Company's imaging centers when an upgrade will result in downtime of the fixed site MRI system. The Company plans to use the mobiles when it installs the HI STAR MRI systems to prevent any loss of MRI capability during the installation.

  Service Operations

     The Engineering Services Division services and maintains the Company's HI STAR and HI Standard MRI systems and five MRI and six CT systems acquired from other manufacturers. In addition, the Engineering Services Division services the magnets on eight of the Company's General Electric MRI systems. The cost of servicing and maintaining the Company's equipment is significantly lower than the service and maintenance fees that would be charged by manufacturers or other third party providers. The Engineering Services Division services MRI systems operated by parties other than the Company. As of September 30, 1996, the Engineering Services Division serviced and maintained 35 MRI systems owned and operated by third parties. However, certain equipment manufactured by third parties and used by this Company continues to be serviced under contracts with the manufacturers. The Engineering Services Division also sells MRI system upgrades, such as surface coils, and is engaged in research and development relating to enhancing and upgrading MRI systems.

PROPERTIES

     The following table sets forth certain information concerning the imaging centers owned and operated by the Company as of October 15, 1996 and the diagnostic modalities provided by each center.

                                           DEVELOPED    DATE DEVELOPED
                                               OR             OR
                LOCATION                    ACQUIRED       ACQUIRED          MODALITIES(1)
-----------------------------------------  ----------   ---------------   --------------------
ALABAMA
  Birmingham.............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US
  Huntsville.............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US
COLORADO
  Aurora (North).........................  Acquired     April 1995        MRI
  Aurora (South).........................  Acquired     April 1995        MRI
  Colorado Springs.......................  Acquired     June 1992         MRI, CT, X-Ray, MM,
                                                                            Fluoro
  Denver.................................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US
FLORIDA
  Cape Coral.............................  Developed    July 1993         MRI
  Fort Myers.............................  Developed    November 1990     MRI
  Jacksonville(2)........................  Developed    July 1986         MRI, X-Ray, MM, CT,
                                                                            US, Fluoro, Nuc.
                                                                            Med.
  Orange Park............................  Developed    June 1988         MRI, X-Ray

GEORGIA
  Athens.................................  Developed    December 1987     MRI
  Atlanta................................  Developed    November 1984     MRI, CT, US
  Augusta................................  Developed    December 1989     MRI
  Columbus...............................  Developed    August 1989       MRI
  Riverdale..............................  Developed    September 1987    MRI
  Savannah...............................  Developed    July 1989         MRI
  Warner Robins..........................  Developed    February 1990     MRI, X-Ray

ILLINOIS
  Belleville.............................  Acquired     April 1992        MRI
  Effingham..............................  Developed    December 1990     MRI
  Wheaton................................  Developed    March 1990        MRI

LOUISIANA
  Baton Rouge............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US, Fluoro, Nuc.
                                                                            Med.
  Baton Rouge............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US, Fluoro, Nuc.
                                                                            Med.
MARYLAND
  Frederick..............................  Developed    December 1985     MRI

NEW JERSEY
  Stratford..............................  Developed    April 1989        MRI

OKLAHOMA
  Tulsa..................................  Developed    October 1991      MRI

                                           DEVELOPED    DATE DEVELOPED
                                               OR             OR
                LOCATION                    ACQUIRED       ACQUIRED          MODALITIES(1)
-----------------------------------------  ----------   ---------------   --------------------
PENNSYLVANIA
  Lancaster..............................  Developed    November 1985     MRI
  Lebanon................................  Developed    October 1989      MRI
  Philadelphia...........................  Developed    April 1987        MRI, X-Ray, US
  Wyomissing.............................  Developed    January 1993      MRI, CT, X-Ray, US

SOUTH CAROLINA
  Anderson...............................  Developed    May 1988          MRI
  Columbia...............................  Developed    June 1990         MRI
  Greenville.............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US, Fluoro, Nuc.
                                                                            Med.
  Hilton Head............................  Developed    April 1991        MRI
  N. Charleston..........................  Developed    February 1989     MRI

TENNESSEE
  Knoxville..............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US, Fluoro, Nuc.
                                                                            Med.
  Memphis................................  Developed    July 1990         MRI
  Nashville..............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US
TEXAS
  Arlington(3)...........................  Acquired     September 1992    MRI, CT, X-Ray, MM,
                                                                            US, Fluoro
  Austin.................................  Developed    September 1991    MRI
  Beaumont...............................  Acquired     April 1995        MRI, CT, X-Ray, MM,
                                                                            US, Nuc. Med.
  Clear Lake (Galveston).................  Developed    February 1990     MRI
  Fort Worth.............................  Developed    June 1990         MRI
  Grove..................................  Acquired     April 1995        MRI, CT
  Houston(4).............................  Developed    August 1988       MRI, CT, X-Ray, MM,
                                                                            US, Fluoro, Nuc.
                                                                            Med.
  Hurst (NE Fort Worth)..................  Developed    November 1991     MRI, CT, X-Ray
  South Dallas...........................  Developed    May 1992          MRI, CT, X-Ray
  Tyler..................................  Developed    March 1991        MRI
  Waco...................................  Developed    August 1992       MRI

ENGLAND
  Darlington.............................  Developed    April 1992        MRI
  Darlington Hospital....................  Developed    October 1996      MRI
  Guildford..............................  Developed    November 1990     MRI
  Somerset...............................  Acquired     November 1992     MRI
  York...................................  Developed    July 1996         MRI
  Welwyn Garden City.....................  Developed    August 1993       MRI

---------------

(1) "MRI" means magnetic resonance imaging; "CT" means computerized tomography; "X-Ray" means conventional x-ray; "MM" means mammography; "US" means ultrasound; "Fluoro" means fluoroscopy; and "Nuc. Med." means nuclear medicine.
(2) The Jacksonville, Florida imaging center expanded into a new 11,000 square foot multi-modality facility in August of 1996 to offer CT, ultrasound, mammography, nuclear medicine and fluoroscopy in addition to MRI.
(3) The Arlington, Texas imaging center is relocating to a new 10,000 square foot facility in 1996 that will offer a fixed site MRI system (rather than a mobile) and will add nuclear medicine.

(4) The Houston (Shamrock), Texas imaging center has changed its name to Health Images -- Medical Center and added a 6,000 square foot expansion in September 1996 to include a second MRI system operating at a higher field strength (1.5 Tesla) (due to repeated requests from referring physicians with practices concentrating on sports-related injuries), fluoroscopy, and nuclear medicine services. Health Images -- Medical Center is the first of the Company's imaging centers to offer pain management services. The Health Images -- Medical Center's pain management operation is in the process of being licensed by the Texas Department of Health as an ambulatory surgical center.

     In 1990, the Company opened a radiation oncology center in Williamsport, Pennsylvania (the "Oncology Center") which provides radiation treatment therapy to cancer patients in the Williamsport area on an outpatient basis. Radiation therapy uses high energy x-rays produced by a machine called a linear accelerator designed to stop cancer cells from growing and multiplying. The Oncology Center's medical equipment is used by its board certified oncologists and professional staff to assess, plan and provide treatment to cancer patients. The Company does not contemplate opening any other radiation oncology centers.

     The Company owns the land and building at 39 of the Company's imaging centers, leases the land or building at 15 imaging centers and manages one imaging center on a fee basis. The real property at Company-owned imaging centers and improvements thereon may be collateralized under real estate mortgages or security deeds. The real property and improvements for the other existing centers are subject to leases expiring between 1996 and 2010.

     The existing single modality imaging centers occupy an average of 3,642 square feet. Multi-modality centers occupy an average of 10,500 square feet. The Company owns most of the diagnostic modalities utilized by the Company at the imaging centers existing prior to the MedAlliance Centers Acquisition. Most of the diagnostic modalities at the centers acquired from MedAlliance were leased and the Company assumed the leases. The Company's equipment is used from time to time as collateral for loans obtained by the Company.

     The Company's headquarters are located in Atlanta, Georgia and occupy approximately 52,600 square feet under an 84-month lease that expires December 31, 1999. The annual rental rate for this lease is $473,791. Management believes that its corporate headquarters and the facilities in which each of the imaging centers is located are suitable for the purposes for which they are used but plans to move its headquarters and manufacturing facility in December 1996 to a business park north of Atlanta. The Company believes that the new location will better suit the manufacturing needs of the Company, provide expansion capability no longer available at the current site and will be more cost effective than its current location. The Company owns the land and will own the building for its new headquarters and manufacturing facility. The Company does not anticipate any difficulties with either subleasing or relinquishing the current corporate headquarters space on reasonable terms.

MARKETING

     The Company's marketing program focuses on developing relationships with physicians and their office staff, patients, hospitals, community and civic organizations, managed care organizations, private insurance carriers and the general public. In order to cultivate these relationships, the Company employs marketing personnel who explain the Company's services to existing and potential customers in individual meetings, group presentations and seminars and through advertising. The Company's marketing personnel are trained and given corporate assistance with research and analysis, planning, and the production of support materials to develop customized plans to suit each customer's needs.

     The Company targets individual physicians and physician groups who may require the Company's services for their patients. Company marketing executives meet with and provide literature to physicians and their staff in an attempt to inform them about the availability and capabilities of various imaging modalities at the Company's imaging centers, and to update them on advances, improvements and other recent developments in diagnostic imaging technology.

     The Company also markets to the public in general by providing information concerning the availability of imaging technology, especially mammography, for the early diagnosis of disorders by giving presentations at and participating in community service clubs, charity events and health fairs.

INFORMATION SYSTEMS

     The Company has developed and maintains its own management information system which operates on a local area network located at the Company's Atlanta headquarters. The system receives data from two primary billing and collections packages (one of which was in use at the centers acquired from MedAlliance) installed at the Company's imaging centers. The system tracks and reports critical center operating data on a daily basis and includes details on number of procedures, gross revenues, contractual discounts, same center comparisons and collections. This information is presented in summary form and detailed by center and modality. This daily information allows management to detect trends and difficulties at each of its imaging centers and to take appropriate and timely remedial measures. The Company believes this system also enables it to identify industry trends sooner than its competitors. The Company's reporting system enables management to monitor billing practices and compliance with current revenue recognition policies.

     The Company is currently developing a new Windows NT-based center software package with a third party supplier to replace the two independent systems that provide information to the central management information system. This new system will provide conformity at all centers and provide the Company with the ability to integrate a new center, whether developed internally or acquired, quickly and efficiently. This client-server technology will support a Company-wide solution for billing, collection and financial management while allowing flexibility in conducting centralized and local operations. The package will also allow each imaging center to better manage scheduling. The Company believes that its center management package will further reduce the number of days it takes to bill and collect for its services. This system will also allow for the integration of other types of entities, such as physician practices, into the Company system.

     The Company's accounting and engineering applications are third party software systems which operate within a token ring network on an IBM RISC platform at the Company's Atlanta headquarters. These systems have been in place since late 1991 and handle all aspects of the Company's accounting, payroll, accounts payable, purchasing, inventory, manufacturing and field service processes. The MedAlliance Centers Acquisition and the contemplated level of near term expansion of the Company's business has prompted management to begin the process of selecting a new general ledger, payroll and human resources software package.

REIMBURSEMENT

     Because most procedures are paid for by third-party or government payors, the amount and availability of third-party and government reimbursement for imaging services directly impact the use and revenues of the Company's imaging centers. Private third-party insurance carriers generally pay for medically necessary MRI and other imaging procedures. The Company's imaging centers accept Medicare patients and, for competitive reasons, enter from time to time into contractual reimbursement arrangements with various third parties, including HMOs, Blue Cross/Blue Shield and other insurers. For 1995, the Company derived 30% of its net patient service revenue from managed care/HMO, 25% of such revenue from private insurance, 15% from Medicare/Medicaid, 6% from private pay, and 24% from other sources.

     Pricing of diagnostic imaging services varies by region and locality. The imaging centers maintain a competitive billing strategy based upon evaluation of available pricing data with respect to each location. Each imaging center adopts standard pricing procedures which may be modified under certain circumstances. In most cases, however, contracted prices are discounted and the average realizable charge per MRI is substantially less than the list price. The Company seeks to participate in as many managed care plans as is financially prudent. The Company evaluates the number of beneficiaries covered in a particular plan and the plan's ability to channel patients in determining what is an acceptable reimbursement per procedure. The Company will not accept a managed care contract if it regards the reimbursement rates as too low and the channeling capabilities as too limited. Each imaging center maintains sufficient price flexibility to enable it to compete with other diagnostic imaging services provided in the local community.

     The Company's reimbursements have declined in recent years due to a number of factors, although the rate of decline has diminished recently. The reasons for this decline arise from cost containment efforts at federal and state levels and from efforts of insurers and businesses to control health care costs. For example, beginning in January 1992, the Health Care Financing Administration ("HCFA"), at the direction of Congress, changed the way it paid for many health care services reimbursed under Medicare, including MRI services. In addition, Pennsylvania, where five of the Company's imaging centers are located, adopted legislation that limits reimbursement in workmen's compensation and automobile injury cases. Effective August 31, 1993, it limits reimbursement to 113% of the Medicare reimbursement for the medical service. The Company's average reimbursements per scan from Medicare, Medicaid and Blue Cross/Blue Shield (which has a particularly strong presence in the Company's Pennsylvania market) have all declined in recent years. The Company's increased number of reimbursement arrangements with managed care providers has also resulted in fewer patients paying list prices for MRI scans because an increasing percentage of patients are covered under managed care agreements which stipulate a discount. The Company anticipates that this trend of discounting prices under managed care contracts with health maintenance organization ("HMOs"), preferred provider organizations ("PPOs"), independent practice associations ("IPAs"), third-party administrators ("TPAs") and directly with businesses for their own employees will continue. However, the Company believes that the value realized by its arrangements with managed care providers, both in adding new patients and protecting its current patient base, more than offsets the effect of the lower prices provided for in such arrangements.

COMPETITION

     The diagnostic imaging industry is highly competitive. The Company and its imaging centers compete with local hospitals, other multi-center imaging companies, local independent imaging diagnostic centers and imaging centers owned by local physician groups. The Company believes that the principal competitive factors in the diagnostic imaging services market are price, quality of service, ability to establish and maintain relationships with managed care payors and referring physicians, reputation of interpreting physicians, facility location and convenience of scheduling. In addition, certain physicians are reluctant to refer patients to an imaging center that uses equipment that does not have a high-field strength MRI system or does not offer MR angiography capabilities. The Company believes the upgrade of its facilities to the HI STAR MRI system will encourage these physicians to use the Company's centers for all of their imaging requirements, thereby increasing volume at these centers. Also, in certain markets, a single-modality imaging center may be at a disadvantage compared to a multi-modality imaging center in marketing to and negotiating with certain managed care payors and physicians who prefer to contract with or refer patients to imaging centers that supply all the imaging services required by patients.

     The Company's most significant competitors are local hospitals that offer imaging services on an inpatient basis or on an outpatient basis through owned imaging centers or centers operated as joint ventures with hospital participation. Some hospitals use their control over inpatient services to extract exclusive arrangements or advantageous pricing from third party payors for their outpatient services such as diagnostic imaging.

     Most of the Company's MRI systems are "mid-range" in terms of Tesla ratings, which measure the strength of the magnetic field. The Company believes that mid-range MRI systems are sufficient for most diagnostic purposes in the imaging industry and are less expensive to acquire and operate than high-field systems. The quality and reliability of MRI scans performed by mid-range systems are comparable with most types of scans produced by high-field systems. In the Company's experience, managed care payors are indifferent to field strength and do not pay a premium for MRI scans performed by high-field systems. A lower operating break even point gives imaging centers operating mid-range MRI systems more flexibility on pricing for their services when negotiating with managed care payors and may allow a center to be profitable despite declining reimbursements from most payors. However, some referring physicians, especially those practicing in highly specialized orthopedic or neurologic areas and those affiliated with research facilities, prefer high-field MRI equipment and will refer patients only to facilities that operate such systems.

     The Company does not currently operate any so-called "open" MRI systems, although the Company plans to open an MRI center in Denver, Colorado in 1997 that will feature an open MRI system. The open MRI system will accommodate certain patients who cannot tolerate a closed bore MRI system and should complement the Company's existing operations in the Denver area. The Denver medical complex where this new center will be located does not currently have any open MRI systems. The Company does not have any further current plans to add open MRI systems because the Company believes that open MRI systems are not as cost effective as the Company's HI STAR MRI system.

     In general, open MRI systems emphasize patient comfort and are generally lower in cost than other MRI systems available from third party manufacturers. Open MRI systems operate at a relatively low-field strength, .2 Tesla, and may produce images with less clarity than mid-field and high-field MRI systems. Open MRI systems have recently been the subject of local advertising campaigns supported by manufacturers of such systems, some of whom have greater financial resources than the Company. In response to such advertising, certain patients have begun to request open MRI. The Company believes that its STARVIEW MRI Patient Entertainment System is an effective remedy to concerns about claustrophobia among patients. There can be no assurance, however, that open MRI systems will not be preferred by patients and therefore become the preferred choice in MRI systems among referring physicians. In such a case, the Company may consider adding open MRI systems purchased from third party vendors.

     Some hospitals and other competitors of the Company have greater financial resources than the Company. Other competitors may have existing relationships with the medical community which may be superior to those of the Company's imaging centers.

     MRI competes with less expensive imaging diagnostic devices and procedures which may provide similar information to the physician. Alternative imaging diagnostic technology includes CT scans, nuclear medicine, radiography/fluoroscopy, ultrasound, x-ray mammography, and conventional x-ray. The cost of a particular study depends upon the complexity of the procedure, the length of time of equipment utilization and whether the procedure requires introduction of contrast agents into the body. Management believes that MRI's significant benefits generally justify a payor paying the pricing differential between MRI and other modalities.

     As a provider of maintenance services to facilities operating major medical diagnostic equipment, the Company's Engineering Services Division competes with other companies that have significantly more capital, parts inventory, personnel and office locations with which to provide such services.

GOVERNMENT REGULATION

     The diagnostic imaging industry in the United States is subject to federal and state laws and regulations and in England the overview of the Health and Safety Executive. While the Company believes that its operations substantially comply with applicable laws and regulations, the Company has not sought or received interpretive rulings to that effect. Additionally, there can be no assurance that subsequent laws, subsequent changes in present laws or interpretations of laws will not adversely affect the Company's operations. Certain applicable laws and regulations are generally described below:

  FDA Regulation of Medical Devices

     The manufacture and sale of the Company's MRI systems and upgrades are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. The regulatory process is lengthy, expensive and uncertain. Prior to commercial sale in the U.S., most medical devices, including the Company's MRI systems and upgrades, must be cleared by the FDA. Securing FDA clearance may require the submission of extensive clinical data and supporting information to the FDA. Current FDA enforcement policy strictly prohibits the marketing of medical devices for uses other than those for which the product has been cleared. Product clearances can be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Foreign governments also have review processes for new products which present many of the same risks.

     The Company's new HI STAR MRI system and its predecessor HI Standard MRI system have been cleared by the FDA through the 510(k) premarket notification process. The Company received 510(k) clearance of the HI STAR MRI system in September 1995. There can be no assurance that the Company will be able to obtain necessary regulatory clearances on a timely basis, if at all, for any new products or modifications of existing products and delays in receipt of or failure to receive such clearances, the loss of previously received clearances, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operation.

     The Company is also required to adhere to FDA regulations setting forth requirements for Good Manufacturing Practices ("GMP") which include testing, control and documentation requirements. Ongoing compliance with GMP, labeling and other applicable regulatory requirements is monitored through periodic inspections by state and federal agencies, including the FDA. Failure to comply with applicable regulations could result in sanctions being imposed on the Company, including fines, injunctions, civil penalties, failure of the government to grant premarket clearance, delays, suspension or withdrawal of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions.

     Under the Federal Food, Drug and Cosmetic Act, as amended, medical devices are classified into one of three classes (i.e., Class I, II, or III) on the basis of the controls necessary to reasonably ensure their safety and effectiveness. Safety and effectiveness can reasonably be assured for Class I devices through general controls (e.g., labeling, premarket notification and adherence to GMPs) and for Class II devices through the use of general and special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, Class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed devices).

     Before a new device can be introduced to the market, the manufacturer generally must obtain FDA clearance through either a 510(k) premarket notification or a premarket approval. A 510(k) clearance will be granted if the submitted data establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or Class II medical device, or to a Class III medical device for which the FDA has not called for premarket approval. Modifications or enhancements to the Company's products that are cleared through the 510(k) process that could significantly affect safety or effectiveness will require new submissions. On June 23, 1989, the FDA reclassified the HI Standard MRI system from a Class III to a Class II Medical Device, which reduces the level of FDA regulation applicable to new technological developments. The Company received clearance of the HI STAR MRI system from the FDA in September 1995 through the 510(k) premarket notification process.

  FDA Regulation of Mammography

     Diagnostic imaging centers performing mammography services must meet federal, and in some jurisdictions, state standards for quality as well as certification requirements. Under FDA regulations which became effective on October 1, 1994, all mammography facilities must be accredited, undergo an annual inspection and physics survey, meet qualification standards for interpreting physicians, mammography technologists, and medical physicists, meet certification requirements for adequacy, training and experience of personnel, meet quality standards for equipment and practices, and meet various requirements governing recordkeeping of patient files. Although all of the Company's imaging centers which provide mammography services are currently accredited by the Mammography Accreditation Program of the American College of Radiology, and the Company anticipates continuing to meet the requirements for accreditation, the withdrawal of such accreditation could result in the revocation of certification, if the FDA so determines. All of the Company's imaging centers that provide mammography services have received their FDA certifications.

  Certificates of Need

     Most states have Certificate of Need ("CON") programs which control and regulate the construction of health care facilities and the acquisition by health care facilities of major medical equipment. Although such programs vary from state to state, generally a CON is required before constructing a "health care facility," and a health care facility must obtain a CON before acquiring major medical equipment or establishing new institutional services. A CON is granted on the basis of various criteria relating to need, giving consideration to the extent to which such facilities, equipment or services are available to a specified geographical area and the population of such area. The term "health care facility," as defined by many states, does not include facilities that provide service only to outpatients. Accordingly, in those jurisdictions, an outpatient clinic need not obtain a CON.

     Some states, however, require that any person acquiring major medical equipment, such as an MRI system, first obtain a CON regardless of whether or not the MRI system is acquired by or placed in a health care facility. In those states, even if an imaging center may be constructed without a CON, the purchase of an MRI system at a cost comparable to that paid by the imaging centers will require a CON.

     The Company has CONs for its Memphis and Nashville, Tennessee, imaging centers, its Philadelphia, Lancaster and Lebanon, Pennsylvania, imaging centers and its centers in Greenville, Charleston and Hilton Head, South Carolina. The Company's Knoxville, Tennessee imaging center was grandfathered by the State of Tennessee when it adopted its current CON laws.

  Prohibition Against Practice of Medicine

     The establishment, marketing and operation of the imaging centers are subject to laws prohibiting the practice of medicine by non-physicians and the rebate or division of fees between physicians and non-physicians. They also limit the manner in which patients may be solicited. Management believes that its plan of operations complies with such laws. Under the Company's plan, the employees of each imaging center provide only technical services relating to the diagnostic scans. Professional medical services, such as the reading of the diagnostic studies and related diagnosis and the providing of pain management medical procedures, are separately provided by licensed physicians. These physicians are independent contractors who retain all control over the medical component of providing imaging and pain management services. There can be no assurance, however, that state authorities or courts will not determine that these relationships constitute the unauthorized practice of medicine by the Company. Such determinations could have a materially adverse effect upon the Company and would prohibit the affected imaging centers from continuing their current procedures for conducting business.

  Fraud and Abuse

     All medical providers that accept Medicare or Medicaid reimbursements are currently subject to the fraud and abuse provisions of the Act, which essentially prohibit bribes, kickbacks, and rebates and any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for providing Medicare-covered or Medicaid-covered services, items or equipment. As written, the statute technically prohibits many common arrangements between medical service providers and physicians. A violation of these provisions may result in civil and criminal penalties and exclusion from participation in the Medicare and Medicaid programs. The Department of Justice gives health care fraud a high priority and has made more personnel available to investigate instances of alleged health care fraud in recent years.

     In July 1991, the Office of the Inspector General at the Department of Health and Human Services ("OIG") issued regulations (the "HHS Regulations") which provide specific "safe harbors" for certain practices that would not violate the provisions of the Act. These regulations specify limited circumstances under which a "safe harbor" will be available when physician investors refer Medicare patients to entities in which they maintain a passive investment interest (i.e., either as a shareholder or a limited partnership interest). Under the safe harbor rules, payments constituting a return on investment (e.g., dividends, interest) will not constitute proscribed remuneration under the Act in certain circumstances. Failure to satisfy the conditions of an applicable safe harbor does not necessarily indicate that the arrangement in question violates the Act, but means that the arrangement is not protected from criminal or civil sanctions under the Act.

     The Company has five imaging centers that are not 100% owned by the Company. These centers are located in Athens, Georgia, Frederick, Maryland, Lancaster, Pennsylvania, Philadelphia, Pennsylvania, and Anderson, South Carolina. These centers are owned by limited partnerships in which the Company is sole general partner, except Lancaster and Philadelphia where it is a co-general partner. The Company has a 93% to 98% limited partnership interest in each of the Partnerships. None of the Company's affiliated partnerships (the "Partnerships") meet all of the criteria to satisfy any of the safe harbors set forth in the HHS Regulations because one of the safe harbor criteria states that no more than 40% of the investments in an entity (such as one of the Partnerships) can be held by investors who do business with the entity. Doing business with the entity is defined more broadly than simply making or influencing referrals. It also includes furnishing items or services to the partnership. Therefore, although far less than 40% of the ownership interests in each of the Partnerships is held by limited partners who refer or can influence referrals to the center owned by the Partnership, the Partnerships nevertheless fail to meet this criteria because the Company is the managing general partner of each of the Partnerships. As managing general partner, the Company provides services to each of the Partnerships for which it receives compensation in the form of its management fee. The Company's ownership interest as majority limited partner coupled with the services provided as general partner prevents each of the Partnerships from meeting one of the criteria for satisfying the safe harbor. The Company believes it meets the other criteria for the safe harbors.

     The fact that a given business relationship does not meet the criteria to fall within the safe harbor does not render the conduct illegal. It is currently impossible to predict the risk of prosecution although the Company believes it to be very slight because of the minor ownership interest of these limited partners and the small percentage of such limited partners referrals relative to the aggregate referrals to the center. In addition, any examination of the pattern of distributions to the limited partners of the Partnerships would show that all limited partners are treated equally, regardless of referrals, based solely on their respective ownership interests and distributions are made only when merited by the operating income of the Partnerships. The Company has offered to purchase the interests of the limited partners in each of the Partnerships to effect a termination of the Partnerships and avoid any risk that the Company or the limited partners will be prosecuted under the Act. Although none of the remaining limited partners wishes to sell, none of such limited partners has more than a nominal interest in the limited partnership. The Company does not believe that the ownership interest of these limited partners creates the potential for abuse.

     In November 1995, the OIG adopted a second set of safe harbors that would protect certain managed care activities from the reach of the Act. In some instances, the safe harbor would cover price reductions offered by providers to health plans.

     The OIG also periodically issues "Fraud Alerts," which identify specific practices within the health care industry that the OIG believes could raise questions under the federal fraud and abuse laws. The following areas have been the subject of Fraud Alerts by the OIG: joint venture arrangements; routine waiver of Medicare Part B copayments and deductibles; hospital incentives to referring physicians; prescription drug marketing practices; arrangements for the provision of clinical laboratory services; arrangements for home health services; and arrangements involving nursing homes. The Company monitors these Fraud Alerts to determine what action, if any, is necessary to comply with their requirements.

     In addition, many states in which the Company conducts business (e.g., Texas) also have their own anti-kickback laws which are similar in scope and purpose to the Act. The Company continuously monitors these laws to determine what action, if any, is necessary to comply with their requirements.

     OBRA '93 enacted restrictions on the practice of physician self-referral; i.e., the practice by which physicians refer to entities with which they have a financial relationship. With respect to diagnostic imaging services, OBRA '93 makes it unlawful for a physician, a physician's immediate family, or an entity in which either has an ownership interest to refer Medicare or Medicaid patients for MRI or CT, to an entity with which any one of them has a "financial relationship." The statute defines "financial relationship" to include not only an ownership or other investment interest but also any economic interest. Any compensation arrangement between a referring physician and an imaging center is therefore covered by OBRA '93. Although OBRA '93 became effective on January 1, 1995, no regulations implementing OBRA '93 provisions have been proposed and the form on which providers would report their financial relationships has not been issued. With respect to the five imaging centers that are limited partnerships, there may have been a very small number of isolated referrals by physician investors of Medicare patients. The Company has imple-mented procedures to preclude billing of such referrals in the future. Moreover, while the Company attempts to structure its contracts with referring physicians who also provide services to or receive services from the Company to comply with OBRA '93, there is no assurance that the Company is currently in compliance with such statute.

     OBRA '93 also modified several of the exceptions to the self-referral prohibition that were in existence prior to its enactment. With respect to MRI, these exceptions also became effective in January 1995. The Company does not believe that the provisions of OBRA '93 will impact its business directly, but there may be an indirect effect over time if some competitors of the Company who rely on physician self-referral and have a high volume of Medicare or Medicaid business cease operations or direct their Medicare and Medicaid patients elsewhere. The Company has not yet seen any material impact from the statutes.

     On August 21, 1996, the President signed into law the Health Insurance Portability and Accountability Act of 1996 ("HIPPA"). The HIPPA contained a number of provisions relating to health care fraud and abuse, including (i) the establishment of a national fraud and abuse control program involving federal and state agencies; (ii) a requirement that the federal Department of Health and Human Services ("DHHS") issue advisory opinions regarding the applicability of certain aspects of the anti-kickback statute to specific or proposed arrangements that would be binding on the Department and the party requesting the opinion; (iii) new authority for the DHHS to exclude from participation in the Medicare and Medicaid programs an officer or managing employee of an entity convicted of criminal offenses related to the delivery of services under the Medicare and Medicaid programs; (iv) the establishment a new criminal offense of health care fraud; (v) clarification of the level of knowledge required for the imposition of civil monetary penalties; and (vi) increases in monetary penalties for violations of fraud and abuse laws. To date, no regulations have been issued implementing these new provisions. Other proposals for curtailing fraud and abuse by health care providers have been proposed and may be adopted in the future.

  State Regulation

     Many states are implementing their own health care reform plans, which may include provisions that could affect the structure of health care and the manner in which health care services are delivered in a particular state. The Company's management monitors such legislation to determine what action, if any, is necessary as a result of such provisions.

     Also, certain of the states in which the Company has imaging centers have enacted provisions concerning physician self-referral. The State of New Jersey has a law that prohibits physicians from referring any patient to a health care entity in which they have a financial interest. This law, however, exempted those entities that like the Company's Stratford, New Jersey imaging center, were in existence on the effective date of the law, August 1, 1991. The State of Illinois has also enacted prohibitions on self-referral of diagnostic imaging. In addition, the States of Florida, Georgia, Maryland, South Carolina and Tennessee have all passed legislation that does, in some form, prohibit physicians from referring patients to entities in which they have a financial interest. Other states have enacted or may be considering similar legislation. The Company is studying the proposed regulations and monitoring legislative activity with respect to limiting physician investments in MRI centers to determine what action, if any, may be necessary to comply with pending legislation or new interpretations of existing laws applicable to the Company's business.

  Hazardous Wastes

     The Company is also subject to licensing and regulation under federal and state laws relating to the handling and disposal of center hazardous waste and radioactive materials as well as to the safety and health of center employees. The sanctions for failure to comply with these regulations may be denial of the right to conduct business, significant fines and criminal penalties, any of which, if imposed, could have a material adverse effect on the Company. The Company believes that it is in substantial compliance with all applicable laws and regulations relating to these materials.

QUALITY ASSURANCE

     The Company has a quality assurance program under which it monitors performance at both the corporate and the imaging center level to ensure that the Company's high quality standards are maintained. At the corporate level, the Company's Operations Department requests and reviews files from each center on a monthly basis to ensure that each center maintains the standards set by the Company, including image quality, quality of interpretation, and quality of service to patients and referring physicians. This review also allows an objective party to monitor images over an extended period to detect any gradual deterioration of image quality. At the imaging center level, each imaging center manger randomly selects and surveys three patients and two referring physicians per week, to ensure that standards of services set by the Company, including service to the referring physicians as well as patients, are maintained.

     Although the Joint Commission of Accreditation of Healthcare Organization ("JCAHO") is best known for hospital accreditation, JCAHO also accredits diagnostic imaging centers. Managed care payors frequently request JCAHO accreditation. Although JCAHO accreditation has not yet become a general requirement for managed care payors reviewing diagnostic imaging centers, the Company believes this is likely to occur in the future, especially in metropolitan areas. The Company has hired a specialist in JCAHO accreditation and plans to begin applying for JCAHO accreditation of its centers within one year. The Company has reviewed JCAHO guidelines and believes that its policies and procedures often exceed the JCAHO accreditation standards. Some of the Company's centers acquired in the MedAlliance Centers Acquisition have already been reviewed by JCAHO as providers of services for hospitals as part of such hospitals' accreditation process. Several of the centers acquired from MedAlliance were also preparing to apply for JCAHO accreditation at the time of the acquisition.

INSURANCE

     The Company carries workers' compensation insurance and maintains comprehensive and general liability and fire insurance in amounts deemed adequate by management with respect to each imaging center. The Company is self-insured with respect to its health and dental insurance risk. The Company provides MRI technical services and has professional liability insurance. The Company is not engaged in the practice of medicine, and requires that physicians reading the diagnostic scans maintain medical malpractice insurance. In addition, the Company maintains liability insurance coverage. There can be no assurance that claims will not exceed the amounts of insurance coverage, that the cost for such coverage will not increase to such an extent that the Company will be forced to self-insure a substantial portion of this risk, or that such coverage will not be reduced or become unavailable. The Company does not maintain product liability insurance coverage with respect to MRI systems and upgrades it manufactures. The Company carries officers' and directors' liability insurance.

EMPLOYEES

     At September 30, 1996, the Company had 1,056 employees (865 full-time and 191 part-time). An MRI imaging center typically has a full-time staff of approximately ten employees, generally consisting of three MRI technicians, one marketing representative, two billing clerks, one transcriptionist, two receptionists and one office manager. A multi-modality imaging center requires more personnel and typically has a staff of 30 employees. The Company attracts and maintains qualified personnel by paying competitive salaries and offering opportunities for rapid advancement.

LEGAL PROCEEDINGS

     The Company acquired the 51.5% interest in NDS it did not already own from shareholders of NDS in an August 4, 1994, acquisition. On February 21, 1995, the Company filed a lawsuit in the Superior Court of the State of California, San Mateo County, against each of the selling shareholders of NDS. The Company's complaint is for rescission and restitution, breach of contract, intentional misrepresentation, negligent misrepresentation, suppression of act, and indemnification. The Company's complaint was instituted after the selling shareholders failed to respond adequately to a February 13, 1995 demand letter for rescission of the transaction. On February 17, 1995, one of the selling shareholders, James J. Fitzsimmons, the former President and Chief Executive Officer of IDSI (the successor entity to NDS), filed a complaint against the Company and IDSI in the Superior Court of the State of California, San Mateo County. Mr. Fitzsimmons' complaint alleges breach of his employment agreement with IDSI and the Company and a breach of implied covenant of good faith and fair dealing and seeks declaratory relief. Mr. Fitzsimmons' employment with IDSI terminated as of January 20, 1995. On March 21, 1995, Mr. Fitzsimmons amended his complaint to substitute attorneys, add the remaining selling shareholders as plaintiffs, and change the causes of action. The amended complaint sets forth causes of action, including a breach of fiduciary duty by the Company, fraud by the Company, and a breach of implied covenant of good faith and fair dealing by the Company and IDSI, in addition to the previous causes of action asserted by Mr. Fitzsimmons. In August 1995, the California Superior Court judge ruled that the Company's complaint and the selling shareholders' complaint be consolidated into a single binding arbitration proceeding to be heard by an arbitrator appointed through the American Arbitration Association ("AAA"). The AAA selected an arbitrator in February 1996. The arbitrator began hearing evidence in September 1996 and has scheduled the continuation of the arbitration for November 1996. The Company intends to defend itself vigorously against this lawsuit by the selling shareholders, and will continue to pursue its claims against the selling shareholders. Management believes that its claims against the selling shareholders are meritorious. Management regards the claims asserted in the amended complaint as without merit. It is nevertheless impossible to predict the outcome of the arbitration. In the event the arbitration were to be decided in a manner adverse to the Company, such determination could have an adverse effect on the Company's financial results for a particular period. The Company does not anticipate any ruling until at least late in the first quarter of 1997.

     On April 12, 1995, Paul W. Harris, who was involved in the acquisition of NDS and served as an Executive Vice President of IDSI, sued the Company alleging breach of his employment agreement because he received no severance following his December 9, 1994, termination. The Company is vigorously defending Mr. Harris' lawsuit.

                                   MANAGEMENT

     The following table sets forth certain information as to the executive officers and directors of the Company.

                NAME                   AGE                       POSITION
-------------------------------------  ---   -------------------------------------------------
Robert D. Carl, III..................  42    Chairman of the Board, President and Chief
                                             Executive Officer
Anthony T. Prescott..................  64    Director, Senior Executive Vice President and
                                             Chief Operating Officer
Richard J. Kampa.....................  49    Executive Vice President -- Operations
Michael R. Scott.....................  38    Executive Vice President -- Engineering
Sandra K. Brum.......................  52    Executive Vice President -- Marketing
Robin Eubanks Murray.................  37    Vice President, Secretary and General Counsel
Ron L. Clark, Jr.....................  30    Treasurer and Controller
Marc I. Raphaelson, M.D..............  44    Director
William E. Whitesell, Ph.D...........  58    Director
Robert L. Taylor.....................  56    Director
Stuart B. Strasner, Sr...............  65    Director
Jack O. Greenberg, M.D...............  63    Director

     Robert D. Carl, III, was engaged in the private practice of law in Decatur, Georgia, and served as President of Carl Investment Associates, Inc., a registered investment advisor, for three years before joining Cardio-Tech, Inc. in 1981 as a shareholder, officer, director and corporate counsel. In September 1982, the Company acquired the business of Cardio-Tech, Inc. Mr. Carl has been a shareholder, officer and director of the Company since its organization in September 1982. In March 1985, he was elected to the positions of President, Chief Executive Officer and Chairman of the Board of the Company. Mr. Carl resigned from the offices of President and Chief Executive Officer effective June 19, 1993. Effective September 9, 1994, Mr. Carl resumed the position of Chief Executive Officer. Mr. Carl resumed the position of President in July 1995. The Company has obtained "key man" life insurance on Mr. Carl, payable to the Company in the amount of $2 million.

     Anthony T. Prescott was named Senior Executive Vice President and Chief Operating Officer of the Company in May 1995. He was elected to the Company's Board of Directors in December 1995. From 1990 to May 1995, Mr. Prescott served as Managing Director, Health Images U.K. plc. Mr. Prescott was responsible for establishing and managing the Company's operations in the United Kingdom. Mr. Prescott was Director of Medical User Services at The Cromwell Hospital, London, England from 1988 to 1990, Hospital Director of The Lister Hospital, London, England from 1985 to 1988 and Chief Executive Officer of the Royal Masonic Hospital in London, England from 1982 to 1985. Mr. Prescott began his career in hospital management in 1958 while still serving in the Royal Navy and left the Royal Navy in 1972 after serving as RAF Institute of Aviation Medicine, Aeromedical Project Officer and Naval Administrator, Naval Medical Unit from 1966 to 1972.

     Richard ("Dick") J. Kampa joined the Company as a Vice
President -- Operations effective April 14, 1995, at the time of the acquisition by the Company of the 15 multi-modality imaging centers from MedAlliance, Inc., a publicly-held Nashville, Tennessee company. Mr. Kampa was elected Executive Vice President -- Operations on May 31, 1996. Mr. Kampa joined MedAlliance (which was then operating under the name ImageAmerica, Inc.) in March 1991, as an area vice president responsible for the general management of the MedAlliance ImageAmerica imaging centers, and was promoted to corporate vice president of MedAlliance in 1992, with responsibility for the general management of all the imaging centers, including sales and managed care development. From 1986 through 1991, Mr. Kampa served as director of sales and director of national accounts of Dornier Medical Systems in Marietta, Georgia, a subsidiary of Daimler Benz of Germany. Prior to that, Mr. Kampa was district sales manager and manager of national accounts for over six years with Physio-Control, which was then a Redmond, Washington based division of Eli

Lilly Corporation, involved in the acute cardiac care/defibrillator industry. Mr. Kampa is responsible for overseeing the operations of the imaging centers.

     Michael R. Scott was employed from August 1982 to June 1986 by Technicare Corporation, a wholly-owned subsidiary of Johnson & Johnson, in Solon, Ohio ("Technicare"). Technicare manufactured medical imaging equipment. During that time, Mr. Scott was involved with Technicare's introduction of its MRI equipment. Mr. Scott joined Health Images Engineering Services Division in 1986. Effective June 18, 1993, he became Executive Vice President -- Engineering. He had been a Vice President of the Company since June 1988. His responsibilities include managing the Company's medical imaging equipment maintenance department, and third-party services and sales.

     Sandra K. Brum worked in the medical field in clinical and academic nursing for 15 years before joining the Company. She served as a health instructor for the Henry County (Georgia) School System from July 1983 until July 1986, and as Department Chairperson for Vocational Education from July 1985 until July 1986. In August 1986, she became the marketing representative for the Company's Atlanta Magnetic Imaging-North center. She served as the Clinic Manager for the Atlanta Magnetic Imaging-North center from January 1987 to July 1987. Ms. Brum also became the Company's Director of Center Marketing for all of the Company's imaging centers in January 1987 and served in this position until her election in November 1990 to Vice President -- Marketing. In November, 1994, Ms. Brum was elected Executive Vice-President -- Marketing. Ms. Brum's responsibilities include administration of the marketing and managed care programs for each of the Company's imaging centers.

     Robin Eubanks Murray joined the Company as Corporate Counsel in March 1988, became Senior Staff Counsel in 1989 and was elected Secretary and named as General Counsel in December 1993. In November 1994, she was elected a Vice President of the Company. Prior to joining the Company, she was an associate at the law firm of Sutherland, Asbill & Brennan, Atlanta, Georgia. Ms. Murray is responsible for administering the Company's legal affairs, shareholder relations and human resources.

     Ron L. Clark, Jr., joined the Company in June 1988 as a staff accountant. He was named Accounting Manager in September 1988, became the Controller of the Engineering Services division in March 1989, and has served as Controller of the Company since March 1990. He was elected to the office of Treasurer in December 1993. Prior to joining the Company, Mr. Clark was a staff accountant at MATSCO, Inc., a highway and residential construction company in Atlanta, Georgia. Mr. Clark is responsible for administering the Company's accounting systems.

     Marc I. Raphaelson, M.D., conducted his residency in neurology at Stanford University Medical Center from 1979 to 1981, and continued and completed his residency in 1982 at the National Institutes of Health. From 1982 until July 1984, Dr. Raphaelson was a staff neurologist with the Bon Secours Hospital, Baltimore, Maryland. Since January 1984, he has been a staff neurologist with Frederick Memorial Hospital. In 1984, Dr. Raphaelson became board certified by the American Board of Psychiatry and Neurology. In 1987, Dr. Raphaelson became board certified by the American Board of Electro-Diagnostic Medicine. He is a member of the American Society for Neuroimaging. He was first elected a Director of the Company in May 1985.

     William E. Whitesell, Ph.D., served as Secretary of Banking for the Commonwealth of Pennsylvania from 1976 through 1979. He is the Mary E. and Henry
P. Stager Professor of Economics at Franklin and Marshall College in Lancaster, Pennsylvania. He has been a professor in the Department of Economics at Franklin and Marshall College since 1979, and served as Department Chairman from 1979 to 1981 and from 1985 to 1988. In July 1985, Dr. Whitesell was elected to the Board of Directors of the Company.

     Robert L. Taylor is the President, Chairman, and Chief Executive Officer of Isolyser Co., Inc. Isolyser Co., Inc., located in Norcross, Georgia, develops and manufacturers products and services for workplace and environmental safety, specifically for the management of medical waste. He has held these positions since 1988. Mr. Taylor was President and Chief Executive Officer of Spirotech, Inc., a small micro-processor based medical instrument manufacturer (1983-1986), and President and Chief Executive Officer of Unilab Corp. (1986-1988), a publicly owned manufacturer of state-of-the-art wound care products. Mr. Taylor received his

B.A. degree in Economics from Pfeiffer College in 1961 and his M.A. in Management from California State University in 1982. He was first elected to the Board of Directors of the Company in June 1993.

     Stuart B. Strasner, Sr. is a professor of business law at Oklahoma City University. From 1984 to 1991, Mr. Strasner was Dean of the law school at Oklahoma City University and prior thereto was an attorney in private practice in Oklahoma City, Oklahoma. From 1978 to 1981, Mr. Strasner served as Executive Director of the Oklahoma Bar Association. Mr. Strasner holds an A.B. degree from Panhandle A&M College and a J.D. from the University of Oklahoma. He is a member of the fellows of the American Bar Foundation. Mr. Strasner serves on the Board of Directors of Enex Resources Corporation, a Houston, Texas oil and gas company listed on NASDAQ. He was first elected to the Board of Directors of the Company in March 1995.

     Jack O. Greenberg, M.D., is the medical director and medical general partner of the Company's Health Images of Philadelphia imaging center. Dr. Greenberg holds a B.A. from Washington & Jefferson College and a M.D. from the University of Pittsburgh. Since 1978, Dr. Greenberg has been Professor of Neurology at the Medical College of Pennsylvania. Dr. Greenberg retired from his neurology practice in Philadelphia, Pennsylvania in 1993. Dr. Greenberg was a founder and past President (1982) of the American Society of Neuroimaging where he serves as a member of its Executive Committee. He is a member of the Society of Magnetic Resonance in Imaging (1985). He is Associate Editor of the Journal of Neuroimaging (1990). He was first elected to the Board of Directors in June 1995.

SECTION 16 MATTERS

     On January 4, 1996, the Securities and Exchange Commission (the "Commission") filed a complaint in the United States District Court for the District of Columbia against Robert D. Carl, III, Chairman, President and Chief Executive Officer of the Company. The Commission alleged that Mr. Carl violated
Section 16(a) of the Exchange Act, and Rules 16a-2 and 16a-3 (and former Rule 16a-1) thereunder, by failing to timely file thirty-eight reports of transaction in his mother's brokerage accounts involving shares of the Common Stock of the Company in which he had a beneficial ownership interest. The Commission requested that the court impose a $10,000 civil penalty against Mr. Carl pursuant to Section 21(d)(3) of the Exchange Act. Without admitting or denying the allegations in the complaint, Mr. Carl consented to the entry of a final judgment imposing a $10,000 penalty. On January 12, 1996, a federal judge entered the final judgment in this matter. Mr. Carl has filed amended reports on Forms 4 and 5 related to these transactions in his mother's accounts.

     In a related matter, the Commission issued an administrative order pursuant to Section 31C of the Exchange Act against Mr. Carl. The order found that he violated Section 16(a) and the rules thereunder and required him to cease and desist from committing or causing any violation or future violation of those provisions. The order also noted that Mr. Carl recently disgorged to the Company approximately $92,400 in short-swing profits resulting from the trading in his mother's account, plus interest of approximately $52,600. Without admitting or denying allegations in the Commission's order, Mr. Carl consented to its entry.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the shares of Common Stock of the Company as of October 21, 1996, by (i) each person known by the Company to be the beneficial owner of more than 5% of such outstanding shares and (ii) all directors and executive officers of the Company as a group. Under the rules and regulations of the Commission, one is a "beneficial owner" of securities if one has or shares the power to vote them or direct their investment. No directors or executive officers of the Company other than Mr. Carl beneficially own 1% or more of the outstanding shares of Common Stock of the Company.

                                                                                        PERCENTAGE OF
                                                                                     OUTSTANDING SHARES
                                                                                     -------------------
                                                               NUMBER OF SHARES      PRIOR TO    AFTER
           NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED(1)   OFFERING   OFFERING
-----------------------------------------------------------  ---------------------   --------   --------
Robert D. Carl, III........................................        1,015,546(2)       8.5%       7.0%
  8601 Dunwoody Place, Bldg. 200
  Atlanta, Georgia 30350
Lindner Fund, Inc..........................................        1,071,200          9.3%       7.7%
  7711 Carondelet Avenue
  Box 16900
  St. Louis, Missouri 63105
All Executive Officers and Directors of Company as a               1,491,121(3)      12.1%      10.0%
Group......................................................
  (12 persons)

---------------

 (1) Unless otherwise specified in the footnotes, the shareholder has sole voting and dispositive power.
 (2) Includes 545,900 shares of Common Stock owned individually by Mr. Carl. Includes options for 216,250 shares of Common Stock which are or will become exercisable by Mr. Carl within the 60 day period following October 21, 1996 and a currently exercisable warrant to purchase 250,000 shares of Common Stock. Includes 1,621 shares held in the Company's 401(k) Plan. Includes 1,775 shares of Common Stock owned by Mr. Carl's mother for which shares Mr. Carl disclaims any beneficial ownership. Excludes 4,600 shares of Common Stock owned by Mr. Carl's spouse.
 (3) Includes options for 625,759 shares of Common Stock and a warrant for 250,000 shares of Common Stock which are or will become exercisable by the executive officers and directors within the 60 day period following October 21, 1996.

                              SELLING STOCKHOLDER

     Robert D. Carl, III, has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 250,000 shares of Common Stock at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, solely to cover over-allotments, if any. If this option is exercised in full, following the consummation of the sale of such shares, Mr. Carl will beneficially own 765,546 shares of Common Stock, representing 5.3% of the issued and outstanding shares of Common Stock, Lindner Fund, Inc. will beneficially own 1,071,200 shares of Common Stock, representing 7.5% of the issued and outstanding Common Stock, and all executive officers and directors of the Company as a group will beneficially own 1,241,121 shares of Common Stock, representing 8.3% of the issued and outstanding Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized by its Certificate of Incorporation to issue up to 42,000,000 shares of capital stock, consisting of 40,000,000 shares Common Stock, par value $.01 per share, and 2,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

     As of October 21, 1996, there were 11,477,364 shares of Common Stock issued and outstanding. Each share of Common Stock entitles the holder to one vote on all matters on which holders are permitted to vote. Subject to preferences that may be applicable if Preferred Stock were subsequently issued, the holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor and, upon liquidation, to a pro rata share in any distribution to stockholders. See "Dividend Policy." The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

     Of the Company's 2,000,000 authorized shares of Preferred Stock, 200,000 shares have been designated as Series B Participating Preferred Stock in connection with the Company's adoption of a Stockholder Rights Plan on May 10, 1989. No shares of Preferred Stock have been issued. The terms of the Stockholder Rights Plan are summarized below under "Stockholder Rights Plan."

     The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, designations and powers, preferences, qualifications, limitations and restrictions thereof, including dividend rights, conversion rights, voting rights, rights and terms of redemption, and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock and the likelihood that such holders will receive dividends and payments upon liquidation. Such issuance could have the effect of decreasing the market price of the Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

TRANSFER AGENT

     The Transfer Agent and Registrar for the Company's Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

STOCKHOLDER RIGHTS PLAN

     The Board of Directors of the Company adopted, on May 10, 1989, a Stockholder Rights Plan (the "Stockholder Rights Plan") pursuant to which the Company distributed to stockholders of record at the close of business on May 22, 1989 certain share purchase rights ("Rights") governed by a Rights Agreement dated May 22, 1989 between the Company and The Provident Bank, as Rights Agent.

     The Rights presently are not exercisable and do not trade separately from the Common Stock of the Company. If another party becomes the beneficial owner of securities having 20% or more of the voting power of all the then outstanding voting securities of the Company or announces a tender offer for securities having 20% or more of the voting power of the then outstanding voting securities of the Company, however, then the Rights detach and are initially exercisable to purchase one one-hundredth of a share of Series B Participating Preferred Stock, $1.00 stated value per share ("Series B Preferred Stock"), of the Company, at a price of $56.00 per Right, subject to certain adjustments.

     In the event that a person becomes the beneficial owner of securities having 20% or more of the voting power of all of the then outstanding voting securities of the Company (unless pursuant to a tender offer or exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors who are not officers of the Company to be both adequate and otherwise in the best interests of the Company and its stockholders (a "Permitted Offer")) (such person being called an "Acquiring Person"), each holder of a Right (other than the Acquiring Person) will for a 60-day period thereafter have the right to receive, upon exercise, that number of shares of Common Stock having a market value of two times the exercise price of the Right, to the extent available, and then (after all authorized and unreserved shares of Common Stock have been issued) a common stock equivalent (such as Preferred Stock or another equity security with at least the same economic value as the Common Stock) having a market value of two times the exercise price of the Right, with Common Stock to the extent available being issued first (such right being called the "Subscription Right"). After a person or entity has become an Acquiring Person, if the Company is involved in a merger or other business combination transaction in which the Common Stock is exchanged or changed, or 50% or more of the Company's assets or earning power is sold (in one transaction or a series of transactions), each holder of a Right (other than the Acquiring Person) will have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring Company which at the time of such transaction would have a market value of two times the exercise price of the Right (such right being called the "Merger Right"). The holder of a Right will continue to have the Merger Right whether or not such holder exercises the Subscription Rights.

     The Board of Directors may, at its option, at any time after a person becomes an Acquiring Person, exchange all or part of the outstanding Rights (except those owned by the Acquiring Person) for shares of the Common Stock at an exchange ratio of one share of Common Stock per Right. However, the Board is not empowered to effect any such exchange after a person acquires 50% or more of the Common Stock outstanding. Under certain circumstances, the Company may redeem the Rights at a price of $.01 per Right.

     The Series B Preferred Stock purchasable upon exercise of the Rights will be nonredeemable and junior to any other series of Preferred Stock of the Company may issue (unless otherwise provided in the terms of such other series of Preferred Stock). Each share of Series B Preferred Stock will have a preferential quarterly dividend and preference in liquidation. Each one one-hundredth of a share of Series B Preferred Stock will, for a period of 90 days after issuance, be convertible into one share of Common Stock of the Company. Each share of Series B Preferred Stock will generally have 100 votes, voting together with the shares of Common Stock.

     The Rights will cause substantial dilution to an Acquiring Person unless the Rights are redeemed. However, the Rights should not interfere with any merger or other business combination pursuant to a Permitted Offer. The Rights expire on May 21, 1999 unless extended or earlier redeemed by the Company.

     The Stockholder Rights Plan could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company, and could adversely affect the price of the Common Stock. The Stockholder Rights Plan may also have the effect of discouraging or preventing transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price.

CERTAIN ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND DELAWARE LAW

  Delaware Takeover Statute

     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to such transaction, did own) 15% or more of the corporation's voting stock.

  Certificate of Incorporation and Bylaws

     The Company's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

     The Company's Bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. In addition, any vacancies on the Board of Directors, including any newly created directorships resulting from any increase in the number of directors, shall be filled only by affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Accordingly, the Board of Directors may be able to prevent any stockholder from obtaining majority representation on the Board of Directors by increasing the size of the Board of Directors and filling newly created directorships with its own nominees. Such provision may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, shares of Common Stock which equal the number of shares set forth opposite the name of such Underwriter below.

                                                                                    NUMBER OF
                                   UNDERWRITER                                       SHARES
----------------------------------------------------------------------------------  ---------
Smith Barney Inc..................................................................
                                                                                    ---------
          Total...................................................................  2,500,000
                                                                                     ========

     The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters, for whom Smith Barney Inc. is acting as Representative, propose initially to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $. per share under the public offering price. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $. per share to other Underwriters or to certain other dealers. After the public offering of the shares of Common Stock offered hereby, the public offering price and such concessions may be changed by the Underwriters.

     The Company and the Selling Shareholder have granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, incurred in the sale of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table. To the extent such option is not exercised in full, shares of Common Stock will be purchased first from Mr. Carl.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company and the Company's directors and executive officers have agreed that, for a period of 90 days after the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., sell, offer to sell, contract to sell or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for any shares of Common Stock other than, in the case of Robert D. Carl, III, 250,000 shares of Common Stock issuable upon the exercise of a warrant to the extent purchased by the Underwriters upon the exercise of the over-allotment option and 5,000 shares that may be disposed of as bona fide gifts.

                                 LEGAL MATTERS

     Certain legal matters with respect to the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy, Atlanta, Georgia and for the Underwriters by Dewey Ballantine, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules of the Company included or incorporated by reference in this Prospectus and the Registration Statement have been audited by Joseph Decosimo and Company, LLP, Atlanta, Georgia, independent auditors, as indicated in their reports with respect thereto, and are so included and incorporated by reference in reliance upon and authority of said firm as experts in accounting and auditing.

     The financial statements of MedAlliance Imaging Centers (a division of MedAlliance, Inc.) included in the Company's Amendment No. 1 on Form 8-K/A dated June 30, 1995 to Current Report on Form 8-K, incorporated by reference herein, have been audited by Deloitte & Touche LLP, independent auditors, and are so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company and the Registration Statement of which this Prospectus is a part and exhibits and schedules thereto can be inspected and copied (at prescribed rates) at the Public Reference section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661-2511. The Company's Common Stock is listed on the New York Stock Exchange and certain reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or incorporated herein by reference. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents or portions thereof, filed by the Company with the Commission under the Exchange Act (File No. 1-11654), are incorporated herein by reference.

          (a) Annual Report on Form 10-K for the year ended December 31, 1995;

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1996;

          (c) Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

          (d) Proxy Statement for the Annual Meeting of Stockholders held on May 31, 1996; and

          (e) The financial statements of MedAlliance Imaging Centers (a division of MedAlliance, Inc.) contained in Form 8-K/A dated June 30, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Common Stock offered herein shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded to constitute a part of this Prospectus.

     Health Images hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this Prospectus (other than exhibits). Requests for such copies should be directed to Health Images, Inc., 8601 Dunwoody Place, Building 200, Atlanta, Georgia 30350, telephone (770) 587-5084, Attention: Director of Shareholder Relations.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Accountants.....................................................   F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996
  (unaudited).........................................................................   F-3
Consolidated Statements of Operations for the years ended December 31, 1993, 1994 and
  1995 and for the six months ended June 30, 1995 and 1996 (unaudited)................   F-4
Consolidated Statement of Changes in Stockholders' Equity for the years ended December
  31, 1993, 1994 and 1995 and for the six months ended June 30, 1995 and 1996
  (unaudited).........................................................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31, 1993, 1994 and
  1995 and for the six months ended June 30, 1995 and 1996 (unaudited)................   F-6
Notes to Consolidated Financial Statements............................................   F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Health Images, Inc.
Atlanta, Georgia

     We have audited the accompanying consolidated balance sheets of Health Images, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. The consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as was well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Images, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          JOSEPH DECOSIMO AND COMPANY, LLP

Atlanta, Georgia
February 23, 1996

                      HEALTH IMAGES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                        DECEMBER 31,
                                                                 ---------------------------     JUNE 30,
                                                                     1994           1995           1996
                                                                 ------------   ------------   ------------
                                                                                               (UNAUDITED)
ASSETS
Current Assets
  Cash and Cash Equivalents....................................  $  3,804,100   $  3,204,700   $  2,886,800
  Marketable Securities........................................       264,500        267,400             --
  Investment in Nonmarketable Preferred Stock (At Cost)........    11,254,400             --             --
  Trade Receivables (Less Allowances for Doubtful Accounts of
    $5,244,100, $8,956,800, and $9,136,300 and Reserve for
    Contractual Discounts of $190,900, $1,608,400, and
    $1,463,900 in 1994, 1995 and 1996 Respectively)............    17,654,100     24,537,600     24,585,500
  Other Receivables............................................       393,600        806,700      1,232,800
  Inventories..................................................       599,100        316,500        309,600
  Deferred Income Taxes........................................     2,041,700      2,826,800      2,881,100
  Other........................................................     1,598,900      2,689,400      2,806,000
                                                                 ------------   ------------   ------------
         Total Current Assets..................................    37,610,400     34,649,100     34,701,800
                                                                 ------------   ------------   ------------
Property And Equipment
  Total Property and Equipment.................................   123,747,100    155,103,800    163,268,100
  Accumulated Depreciation.....................................    50,075,300     60,647,700     65,996,000
                                                                 ------------   ------------   ------------
  Cost Less Accumulated Depreciation...........................    73,671,800     94,456,100     97,272,100
                                                                 ------------   ------------   ------------
Other Assets
  Intangible Assets............................................    14,074,100     47,058,700     46,397,400
  Unclassified.................................................       470,600        148,500        500,000
                                                                 ------------   ------------   ------------
         Total Other Assets....................................    14,544,700     47,207,200     46,897,400
                                                                 ------------   ------------   ------------
Total Assets...................................................  $125,826,900   $176,312,400   $178,871,300
                                                                 =============  =============  =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Current Portion of Long Term Debt............................  $  1,977,000   $ 16,352,500   $ 16,323,200
  Accounts Payable.............................................     4,248,500      9,369,400      8,247,100
  Accrued Expenses.............................................     5,281,300      8,450,700      9,893,400
  Unearned Revenue.............................................       228,800        135,500        515,500
                                                                 ------------   ------------   ------------
         Total Current Liabilities.............................    11,735,600     34,308,100     34,979,200
                                                                 ------------   ------------   ------------
Long Term Debt.................................................    23,071,200     45,000,500     43,279,800
                                                                 ------------   ------------   ------------
Deferred Income Taxes..........................................    10,910,300     11,711,300     11,373,000
                                                                 ------------   ------------   ------------
Other Long Term Liabilities....................................       220,600        245,700        255,300
                                                                 ------------   ------------   ------------
Minority Interest..............................................       311,700      1,258,100      1,531,100
                                                                 ------------   ------------   ------------
Commitments And Contingencies
Stockholders' Equity
  Common Stock -- $.01 Par Value -- 40,000,000 Shares
    Authorized -- 13,340,856 as of December 31, 1994,
    13,380,052 as of December 31, 1995, and 13,400,574 as of
    June 30, 1996..............................................       133,400        133,800        134,000
  Additional Paid-In Capital...................................    77,314,400     77,674,400     77,807,600
  Retained Earnings............................................    16,537,200     21,288,000     24,977,300
  Accumulated Translation Adjustment...........................      (755,700)      (508,700)      (513,800)
  Treasury Stock -- 1,752,400 shares at cost as of December 31,
    1994, 1,957,300 as of December 31, 1995, and 1,979,512 as
    of June 30, 1996...........................................   (13,651,800)   (14,798,800)   (14,952,200)
                                                                 ------------   ------------   ------------
         Total Stockholders' Equity............................    79,577,500     83,788,700     87,452,900
                                                                 ------------   ------------   ------------
Total Liabilities And Stockholders' Equity.....................  $125,826,900   $176,312,400   $178,871,300
                                                                 =============  =============  =============

    The accompanying notes are an integral part of the financial statements.

                      HEALTH IMAGES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                          SIX MONTHS ENDED
                                                 YEARS ENDED DECEMBER 31,                     JUNE 30,
                                        -------------------------------------------   -------------------------
                                            1993           1994           1995           1995          1996
                                        ------------   ------------   -------------   -----------   -----------
                                                                                             (UNAUDITED)
Revenue
  Net Patient Service Revenue.........   $68,511,400    $72,421,400    $111,346,900   $48,509,900   $62,292,500
  Engineering Revenue.................     4,714,600      3,673,200       3,078,000     1,578,400       892,500
  Other Revenue and Income............     2,862,800      1,027,300       1,110,500       571,800       995,200
                                        ------------   ------------   -------------   -----------   -----------
         Total Net Revenue............    76,088,800     77,121,900     115,535,400    50,660,100    64,180,200
Costs and Expenses
  Operating Costs.....................    46,987,900     45,948,800      69,319,300    30,039,400    38,627,200
  Depreciation and Amortization
    Expense...........................    11,853,500     12,171,300      17,579,400     8,125,200     8,962,100
  Provision for Bad Debts.............     2,651,500      2,835,500       4,646,000     2,022,600     2,476,200
  General and Administrative
    Expenses..........................     6,335,200      6,158,500       8,504,100     3,897,200     5,150,100
                                        ------------   ------------   -------------   -----------   -----------
         Total Operating Expenses.....    67,828,100     67,114,100     100,048,800    44,084,400    55,215,600
                                        ------------   ------------   -------------   -----------   -----------
Operating Income......................     8,260,700     10,007,800      15,486,600     6,575,700     8,964,600
  Interest Income.....................       276,300        271,200         127,300        71,200        43,900
  Interest Expense....................    (1,683,500)    (1,251,500)     (3,727,200)   (1,607,700)   (1,860,600)
                                        ------------   ------------   -------------   -----------   -----------
Income from Continuing Operations
  before Minority Interest and
  Provision for Income Taxes..........     6,853,500      9,027,500      11,886,700     5,039,200     7,147,900
Minority Interest in Income of
  Consolidated Entities...............       171,700        196,100         605,700       221,200       367,500
                                        ------------   ------------   -------------   -----------   -----------
Income from Continuing Operations
  before Provision for Income Taxes...     6,681,800      8,831,400      11,281,000     4,818,000     6,780,400
  Provision for Income Taxes..........     2,456,600      3,438,600       4,390,200     1,863,200     2,519,600
                                        ------------   ------------   -------------   -----------   -----------
Net Income from Continuing
  Operations..........................     4,225,200      5,392,800       6,890,800     2,954,800     4,260,800
Discontinued Operations
  Loss on Discontinued Operations (Net
    of Income Taxes)..................       466,300      6,528,300         417,900       418,000            --
  Loss on Disposal of Discontinued
    Operations (Net of Income
    Taxes)............................            --             --         744,000       744,000            --
                                        ------------   ------------   -------------   -----------   -----------
         Net Income (Loss)............   $ 3,758,900   $ (1,135,500)   $  5,728,900   $ 1,792,800   $ 4,260,800
                                        =============  =============  ==============  ============  ============
Earnings (Loss) per Common and Common
  Equivalent Share
Primary Earnings Per Share
  Net Income from Continuing
    Operations per Share..............        $ 0.36         $ 0.46          $ 0.59        $ 0.25         $0.37
  Discontinued Operations per Share...         (0.04)         (0.56)          (0.10)        (0.10)           --
                                        ------------   ------------   -------------   -----------   -----------
  Net Income (Loss) per Share.........        $ 0.32         $(0.10)         $ 0.49        $ 0.15         $0.37
                                        =============  =============  ==============  ============  ============
Fully Diluted Earnings Per Share
  Net Income from Continuing
    Operations per Share..............        $ 0.36         $ 0.46          $ 0.59        $ 0.25         $0.36
  Discontinued Operations per Share...         (0.04)         (0.56)          (0.10)        (0.10)           --
                                        ------------   ------------   -------------   -----------   -----------
  Net Income (Loss) per Share.........        $ 0.32         $(0.10)         $ 0.49        $ 0.15         $0.36
                                        =============  =============  ==============  ============  ============
Weighted Average Common Share and
  Common Share Equivalents
  Primary.............................    11,611,700     11,725,600      11,582,700    11,610,700    11,669,300
  Fully Diluted.......................    11,611,700     11,727,900      11,651,100    11,649,800    11,795,700

    The accompanying notes are an integral part of the financial statements.

                      HEALTH IMAGES, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                        COMMON STOCK        ADDITIONAL                  ACCUMULATED        TREASURY STOCK
                                    ---------------------     PAID-IN      RETAINED     TRANSLATION   ------------------------
                                      SHARES      AMOUNT      CAPITAL      EARNINGS     ADJUSTMENT     SHARES        AMOUNT
                                    ----------   --------   -----------   -----------   -----------   ---------   ------------
BALANCE --
DECEMBER 31, 1992.................  12,740,357   $127,400   $74,122,700   $15,413,300   $(1,093,700)  1,012,500   $ (8,677,900)
  Purchase of Treasury Stock......                                                                      239,900     (1,540,800)
  Exercise of Stock Options.......       7,920        100        47,900
  Tax Effect of Stock Options
    Exercised.....................                               10,000
  Issuance of Common Stock in
    Acquisition of Imaging
    Facilities....................      10,000        100        59,900
  Dividends on Common Stock.......                                           (690,800)
  Translation Adjustment..........                                                        (197,600 )
  Net Income......................                                          3,758,900
                                    ----------   --------   -----------   -----------   -----------   ---------   ------------
BALANCE --
DECEMBER 31, 1993.................  12,758,277    127,600    74,240,500    18,481,400   (1,291,300 )  1,252,400    (10,218,700)
  Purchase of Treasury Stock......                                                                      500,000     (3,433,100)
  Exercise of Stock Options.......      22,768        200       140,500
  Issuance of Common Stock in NDS
    Acquisition...................     559,811      5,600     2,933,400
  Dividends on Common Stock.......                                           (808,700)
  Translation Adjustment..........                                                         535,600
  Net (Loss)......................                                         (1,135,500)
                                    ----------   --------   -----------   -----------   -----------   ---------   ------------
BALANCE --
DECEMBER 31, 1994.................  13,340,856    133,400    77,314,400    16,537,200     (755,700 )  1,752,400    (13,651,800)
  Purchase of Treasury Stock......                                                                      204,900     (1,147,000)
  Exercise of Stock Options.......      39,196        400       215,000
  Dividends on Common Stock.......                                           (978,100)
  Translation Adjustment..........                                                         247,000
  Net Income......................                                          5,728,900
  Other Equity Transactions.......                              145,000
                                    ----------   --------   -----------   -----------   -----------   ---------   ------------
BALANCE --
DECEMBER 31, 1995.................  13,380,052   $133,800   $77,674,400   $21,288,000   $ (508,700 )  1,957,300   $(14,798,800)
  Purchase of Treasury Stock*.....                                                                       73,300       (539,300)
  Exercise of Stock Options*......      20,522        200       121,700      (571,500)
  Dividends on Common Stock*......
  Translation Adjustment*.........                                                          (5,100 )
  Net Income*.....................                                          4,260,800
  Other Equity Transactions*......                               11,500
                                    ----------   --------   -----------   -----------   -----------   ---------   ------------
BALANCE --
June 30, 1996*....................  13,400,574    134,000    77,807,600    24,977,300     (513,800 )  1,979,512    (14,952,200)
                                     =========   ========    ==========    ==========   ===========    ========    ===========

---------------

* Unaudited.

                      HEALTH IMAGES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                                                           SIX MONTHS ENDED
                                                                  YEAR ENDED DECEMBER 31,                      JUNE 30,
                                                         ------------------------------------------   ---------------------------
                                                             1993           1994           1995           1995           1996
                                                         ------------   ------------   ------------   ------------   ------------
                                                                                                              (UNAUDITED)
Cash Flow from Operating Activities
Net Income (Loss)......................................  $  3,758,900   ($ 1,135,500)  $  5,728,900   $  1,792,800   $  4,260,800
Adjustments to Reconcile Net Income (Loss) to Net Cash
  Depreciation.........................................     9,721,400     10,273,400     14,952,400      6,104,400      7,348,800
  Amortization.........................................     2,132,100      1,897,900      2,627,000      2,021,000      1,613,200
  Provision for Bad Debts..............................     2,651,500      2,835,500      4,646,000      2,022,600      2,476,200
  Minority Interest....................................       171,700        196,100        605,700        221,200        367,500
  Deferred Income Taxes................................     1,605,300      1,224,000         15,800        107,400       (392,600)
  Increase in Receivables..............................    (5,120,000)    (3,973,900)    (4,372,000)    (2,204,900)    (2,950,200)
  (Increase) Decrease in Inventories...................       138,300         84,400        282,600         65,700          6,900
  Increase (Decrease) in Accounts Payable and Accrued
    Expenses...........................................      (244,700)     1,149,000      4,453,800      2,235,500        677,400
  Equity in Loss of Affiliate..........................       466,300        364,700             --             --             --
  Currency Exchange Loss...............................            --             --        257,300        257,300             --
  Gain on Sale of Property and Equipment...............            --             --       (549,200)      (329,600)            --
  Asset Impairment -- NDS..............................            --      5,579,500             --             --             --
  Other -- Net.........................................       231,100       (593,600)       (36,600)      (126,700)      (238,400)
                                                         ------------   ------------   ------------   ------------   ------------
Net Cash Provided by Operating Activities..............    15,511,900     17,901,500     28,611,700     12,166,700     13,169,600
                                                         ------------   ------------   ------------   ------------   ------------
Cash Flow from Investing Activities
  Cash Used to Acquire Investments.....................            --    (12,266,800)      (378,200)       (56,700)      (773,500)
  Proceeds from Investments............................     2,788,000        909,400        352,300        281,000      1,040,900
  Capital Expenditures.................................   (14,721,300)    (6,600,200)   (11,694,700)    (4,183,500)   (10,019,600)
  Acquisitions (Net of Cash Received)..................    (1,350,000)      (372,500)   (23,859,200)   (22,752,600)            --
  Proceeds from Sale of Assets.........................            --             --      2,034,100        989,200             --
  Payments for Intangibles.............................      (129,200)    (1,096,800)      (347,900)    (1,308,400)      (951,900)
  Other -- Net.........................................      (356,200)            --             --         (8,500)       (39,000)
                                                         ------------   ------------   ------------   ------------   ------------
Net Cash Used by Investing Activities..................   (13,768,700)   (19,426,900)   (33,893,600)   (27,039,500)   (10,743,100)
                                                         ------------   ------------   ------------   ------------   ------------
Cash Flow from Financing Activities
  Proceeds from Issuing Notes Payable..................     5,900,000     11,500,000     36,540,000     30,000,000      5,471,700
  Cash Used to Retire Debt.............................   (10,690,900)    (6,632,300)   (29,491,200)   (15,559,400)    (7,221,700)
  Cash Paid for Debt Acquisition Costs.................            --             --       (383,400)            --
  Cash Distributions to Minority Investors in Limited
    Partnerships.......................................      (157,800)      (285,900)      (207,900)       (95,000)       (55,500)
  Proceeds from Exercise of Stock Options..............        48,000        140,700        215,400          8,800        121,900
  Cash Used to Pay Dividends...........................      (690,800)      (808,700)      (978,100)      (463,600)      (571,500)
  Cash Used to Purchase Treasury Shares................    (1,540,800)    (3,433,100)    (1,147,000)      (488,000)      (593,300)
  Other -- Net.........................................            --             --        145,000             --         50,000
                                                         ------------   ------------   ------------   ------------   ------------
Net Cash (Used) Provided by Financing Activities.......    (7,132,300)       480,700      4,692,800     13,402,800     (2,744,400)
                                                         ------------   ------------   ------------   ------------   ------------
Effect of Exchange Rate Changes on Cash................       (59,600)       145,600        (10,300)        41,400             --
Decrease in Cash and Cash Equivalents..................    (5,448,700)      (899,100)      (599,400)    (1,428,600)      (317,900)
Cash and Cash Equivalents -- Beginning of Year.........    10,151,900      4,703,200      3,804,100      3,804,100      3,204,700
                                                         ------------   ------------   ------------   ------------   ------------
Cash and Cash Equivalents -- End of Year...............  $  4,703,200    $ 3,804,100   $  3,204,700   $  2,375,500   $  2,886,800
                                                          ===========    ===========    ===========    ===========    ===========
Supplemental Schedule of Noncash Investing and
  Financing Activities
  Redemption of Preferred Stock in Conjunction with
    Acquisition........................................            --             --   $ 11,569,300   $ 11,569,300             --
  Assumption of Liabilities in Conjunction with
    Acquisition........................................            --             --   $ 28,991,800   $ 28,991,800             --
  Note Payable Issued in Conjunction with
    Acquisition........................................            --             --   $  6,241,600   $  6,241,600             --
  Investment Purchases in Accounts Payable.............            --    $    91,700             --             --             --
  Common Stock Issued in Conjunction with
    Acquisition........................................  $     60,000    $ 2,939,000             --             --             --
  Cancellation of Note Receivable in Conjunction with
    Acquisition........................................            --    $ 1,010,000             --             --             --
  Treasury Stock Reissued in Conjunction with Employee
    Benefit Plans......................................            --             --             --             --   $    347,000
Supplemental Schedule of Cash Flows
  Cash Paid for Interest...............................  $  2,381,000    $ 1,685,600   $  3,604,300   $  1,858,500   $  2,552,600
  Cash Paid for Income Taxes...........................  $  1,404,700    $   856,100   $  2,654,700   $    501,400   $  2,816,900

    The accompanying notes are an integral part of the financial statements.

                      HEALTH IMAGES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     A majority of the Company's revenue is derived from out-patient medical diagnostic imaging services. The Company operates forty nine domestic imaging centers and five imaging centers in the United Kingdom, and one domestic radiation oncology center. Health Images also manufactures MRI scanners and provides MRI and CT equipment maintenance, medical construction services and mobile MRI leasing to third-party clients. The Company's services are not concentrated in any one geographical area of the United States or United Kingdom.

     The significant accounting policies and practices followed by the Company and its subsidiaries are as follows:

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and investments in limited partnerships in which the Company or a corporate subsidiary acts as a general partner and owns a majority interest in the limited units of the partnership.

  Cash and Cash Equivalents

     The Company considers all highly liquid debt instruments with maturity of three months or less to be cash equivalents. At December 31, 1994, December 31, 1995, and June 30, 1996, cash equivalents consisted primarily of short-term commercial paper and money market accounts. The Company, at times, maintains cash balances which exceed federally insured limits.

  Inventories

     Inventories, consisting principally of parts, are stated at the lower of cost or market value. Cost is determined on a weighted average basis.

  Marketable Equity Securities

     Effective January 1, 1994, the Company adopted Statement of Financial Standards No. 115," Accounting for Certain Investments in Debt and Equity Securities". As of December 31, 1994, December 31, 1995, and June 30, 1996, all marketable equity securities were considered held for trading purposes and recorded at fair value.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation is calculated on a straight line basis over the estimated useful lives of the assets as follows:

                                                                                    YEARS
                                                                                    -----
    Building and Improvements.....................................................  5-40
    Office Furniture and Equipment................................................   3-7
    Medical Equipment.............................................................  3-15

  Intangible Assets

     The cost of intangible assets are amortized on a straight line basis over the period expected to receive benefits therefrom as follows:

                                                                                   YEARS
                                                                                   -----
    Organization and Start-Up Costs..............................................    2-5
    Goodwill.....................................................................  10-20
    Deferred Debt Costs..........................................................   1-10
    Licenses and Patents.........................................................   3-14
    Management Contracts.........................................................     17

     Organizational and start-up costs include the direct cost of organizing and initiating the operations of the Company's medical facilities.

     The Company reviews recoverability of the carrying value of goodwill using projections of future cash flows and future earnings. The Company's basis for write-offs of the carrying value of goodwill is based on management's best estimates of future performance of the affected entity. It is reasonably possible that these estimates could change materially in the near term.

  Revenue Recognition

     Revenue is recognized from medical services when services are rendered. Medical services revenue is presented net of contractual adjustments related to discount arrangements with third party providers. These discounts amounted to 25.0% of medical services gross revenue for 1993, 25.5% for 1994, and 29.4% for 1995. Amounts paid in advance on engineering service contracts are recognized as revenue when earned. Revenue on medical construction building contracts are recognized using the percentage of completion method. The Company maintains a policy of providing charity care to indigent patients. These services amounted to 1.7% of conducted studies for 1993, 3.9% for 1994, and 6.5% for 1995.

  Income Taxes

     Deferred income taxes arise from temporary differences between the income tax and financial reporting basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will be not realized, a valuation allowance is recognized.

  Development Costs

     Development costs related to enhancements of imaging equipment are expensed as incurred. Total expenditures on development totaled $741,300 for 1993, $896,200 for 1994, and $146,000 for 1995.

  Foreign Currency Translations

     Assets and liabilities of foreign subsidiaries are translated at the rate of exchange in effect on the balance sheet date; income and expenses are translated at the average rates of exchange prevailing during the year. The related translation adjustments are reflected in the accumulated translation adjustment section of the consolidated balance sheet. Foreign currency gains and losses resulting from transactions are included in results of operations.

  Estimates and Uncertainties

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Management's estimate of the allowance for doubtful accounts and contractual adjustments is based on historical experience and an evaluation of the balance of accounts receivable. It is reasonably possible that these estimates could change materially in the near term.

  Reclassifications

     Certain amounts in the presented financial statements have been reclassified to conform to the current year presentation.

  Interim Financial Data (Unaudited)

     The balance sheet as of June 30, 1996, the statements of operations and cash flows for each of the six month periods ended June 30, 1995 and June 30, 1996, and the statement of stockholder's equity for the six month period ended June 30, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair presentation of results of operations for such period, have been made. Results for interim periods are not necessarily indicative of the results to be expected for a full year.

NOTE 2 -- PROPERTY AND EQUIPMENT

     Property and Equipment consist of the following major classifications:

                                            DECEMBER 31, 1994            DECEMBER 31, 1995
                                        --------------------------   --------------------------
                                                       ACCUMULATED                  ACCUMULATED
                                            COST       DEPRECIATION      COST       DEPRECIATION
                                        ------------   -----------   ------------   -----------
    Land..............................  $  6,444,800   $        --   $  9,333,800   $        --
    Building and Improvements.........    25,618,800     4,326,700     32,248,100     5,287,500
    Office Furniture and Equipment....     9,790,400     6,185,300     11,349,100     7,642,500
    Medical Equipment.................    71,528,800    39,563,300     76,020,400    45,429,200
    Equipment Under Capital Leases....            --            --      9,402,400     2,288,500
    Buildings under Construction......       386,200            --        478,300            --
    Equipment under
      Construction....................     9,978,100            --     16,271,700            --
                                        ------------   -----------   ------------   -----------
                                        $123,747,100   $50,075,300   $155,103,800    60,647,700
                                         ===========    ==========    ===========    ==========

     Equipment under capital leases is amortized on a straight line basis over the lease term and amortization is included in depreciation expense. Amortization of capital leases totaled $2,414,700 during 1995 and $1,491,800 during the six months ended June 30, 1996.

NOTE 3 -- INTANGIBLE ASSETS

     Intangible Assets consist of the following:

                                                    DECEMBER 31, 1994            DECEMBER 31, 1995
                                                --------------------------   --------------------------
                                                              ACCUMULATED                  ACCUMULATED
                                                   COST       AMORTIZATION      COST       AMORTIZATION
                                                -----------   ------------   -----------   ------------
Organization and Start-Up Costs...............  $   219,000    $    42,100   $    19,200    $     5,400
Goodwill......................................   15,460,400      2,940,200    49,251,300      3,673,100
Deferred Debt Costs...........................      870,600        702,800       558,000        146,300
Other.........................................    2,610,400      1,401,200     1,950,700        895,700
                                                -----------   ------------   -----------   ------------
                                                $19,160,400    $ 5,086,300   $51,779,200    $ 4,720,500
                                                 ==========      =========    ==========      =========

     Net goodwill increased $33,058,000 primarily due to the acquisition of 15 imaging centers from MedAlliance. (See Note 15).

NOTE 4 -- NOTES PAYABLE

     Long-term debt consists of the following:

                                                            DECEMBER 31,           JUNE 30,
                                                         1994          1995          1996
                                                      -----------   -----------   -----------
                                                                                  (UNAUDITED)
    6.67% to 14.87% Equipment Loans -- maturing on
      various dates through 2001; payable $490,300
      per month including interest (as of
      6-30-96)......................................  $ 7,328,500   $12,302,200   $ 9,975,000
    8.03% to 10.5% Real Estate Mortgage Loans --
      maturing 2001; payable $42,200 per month
      including interest (as of 6-30-96)............    1,703,100     3,780,900     5,363,100
    Prime plus  1/2% Real Estate Mortgage Loan --
      maturing 2010; payable $5,400 per month
      including interest (as of 12-31-94)...........      546,600             0             0
    10% Senior Extendible Notes -- due June 15,
      2000..........................................    5,470,000     3,705,000     3,704,000
    Prime Plus or Minus Leveraged Adjustment Term
      Loans -- maturing in 1998 and 2001; $811,200
      per month including interest (as of 6-30-96).
      Rate at June 30, 1996 is 8.00%................            0    32,141,000    28,164,200
    Prime Minus .6% Line of Credit -- expiring
      August 1996...................................   10,000,000             0             0
    Prime Plus or Minus Leveraged Adjustment
      $5,000,000 Line of Credit -- expiring March
      2001. Rate at June 30, 1996 is 8.00%..........            0       540,100     2,633,300
    Capital Lease Obligations -- imputed interest
      rates from 7.12% to 9.25% ending various dates
      through 1999; payable $314,200 per month (as
      of 6-30-96)...................................            0     6,817,200     7,668,200
    7% to 10% Other Loans -- expiring in 1999.......            0     2,066,600     2,095,200
                                                      -----------   -----------   -----------
                                                       25,048,200    61,353,000    59,603,000
    Less: Current Portion...........................    1,977,000    16,352,500    16,323,200
                                                      -----------   -----------   -----------
                                                      $23,071,200   $45,000,500   $43,279,800
                                                       ==========    ==========    ==========

     Substantially all notes, other than the 10% Senior Extendible Notes, are collateralized by accounts receivable, inventory, property, plant and equipment.

     The Company is required to maintain certain financial ratios related to liquidity, tangible capital, and debt service, and is limited to a yearly fixed amount of capital expenditures under the terms of its primary bank debt.

     The Company obtained a waiver from its primary lender for violations of the tangible capital and capital expenditure covenants of its primary debt. The waiver is for 1995 only and does not extend to future periods. The Company was in compliance with all relevant covenants at June 30, 1996.

     The Company's primary bank debt interest is based on a leveraged adjustment to prime, ranging from prime plus .25% to prime minus .50% dependant upon certain funded debt and cash flow criteria.

     Long-term debt and capital lease obligation maturities during the years subsequent to December 31, 1995, are set forth below:

                                  YEAR ENDING
    ------------------------------------------------------------------------
    December 31, 1996.......................................................  $16,352,500
    December 31, 1997.......................................................   17,253,200
    December 31, 1998.......................................................   10,341,500
    December 31, 1999.......................................................    6,078,100
    December 31, 2000.......................................................   10,159,400
    Later Years.............................................................    1,168,300
                                                                              -----------
                                                                              $61,353,000
                                                                               ==========

     Interest expense totaled $1,683,500 for 1993, $1,251,500 for 1994,
$3,727,200 for 1995, and $2,511,900 for the six months ended June 30, 1996.
Interest costs totaled $2,047,600 for 1993, $1,726,700 for 1994, $4,651,300 for
1995, $3,163,200 for the six months ended June 30, 1996, of which $364,100,
$475,200, $924,100, and $651,300, respectively, were capitalized as construction period interest.

     The prime rate of interest at the Company's primary lender as of June 30, 1996, was 8.25%.

NOTE 5 -- ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
Interpretation Fees.................................................  $2,080,900     $3,798,200
Interest............................................................      89,500        212,900
Income Taxes........................................................     371,400        839,600
Group Insurance.....................................................     344,200        390,200
Salaries and Wages..................................................   1,135,000      1,330,700
Other...............................................................   1,260,300      1,879,100
                                                                      ----------     ----------
                                                                      $5,281,300     $8,450,700
                                                                       =========      =========

NOTE 6 -- STOCK OPTION PLANS AND COMMON STOCK PURCHASE WARRANTS

     The Company has a qualified employee incentive stock option plan which provides for granting options to employees, including officers, to purchase up to 900,000 shares of Common Stock. Options must be granted within ten years from the date of adoption of the plan, and options granted under the plan must be exercised within ten years from the date of grant. The exercise price of the option must be at least 100% of the fair market value of the shares on the effective date of grant. The right to exercise options thus far granted under this plan vest over a three-year term of employment.

     In addition, the Company grants non-qualified options from time to time to certain officers and directors of the Company at prices approximating the fair value of shares on the effective date of grant. Non-qualified options for a total of 463,700 shares are outstanding as of December 31, 1995.

     At December 31, 1995, a Common Stock warrant for 250,000 shares at $4.50 per share held by the president of the Company was outstanding and fully exercisable. These warrants expire in May, 1997.

     On July 1, 1995, the Company implemented an Employee Stock Purchase Program. The Program allows an employee of the Company to receive Common Stock contributions from the Company in an amount equal to 50% of the participants net Common Stock purchases up to a maximum of 2,500 shares per participant, per program year. To receive the Stock Contribution, the employee must own the Common Stock for at least six months.

     Changes in stock options for the three years ended December 31, 1995, and six months ended June 30, 1996, are as follows:

                                               DECEMBER 31,
                                     ---------------------------------    JUNE 30,
                                       1993        1994        1995         1996       PRICE RANGE
                                     ---------   ---------   ---------   -----------   ------------
                                                                         (UNAUDITED)
    Outstanding at Beginning of
      Period.......................  1,191,200   1,228,200   1,046,800    1,211,100    $ 2.94-13.50
    Granted........................    125,000     187,500     369,600      228,300      5.00- 9.63
    Exercised......................     (7,900)    (22,800)    (39,200)     (20,500)     2.94-10.00
    Cancelled......................    (80,100)   (346,100)   (166,100)     (77,000)     5.00-13.50
                                     ---------   ---------   ---------   -----------
    Outstanding at End of Period...  1,228,200   1,046,800   1,211,100    1,341,900      5.00-13.50
                                      ========    ========    ========    =========
    Exercisable at End of Period...      3,300      75,100     324,700      557,000      2.94-10.73
                                      ========    ========    ========    =========

     SFAS Statement Number 123, "Accounting for Stock Based Compensation" issued in 1995, defines a fair value method of accounting for stock options and encourages companies to adopt that method. Management anticipates continuing to use the intrinsic method acceptable under APB 25 and will disclose the effect of not using the fair value method in its 1996 financial statements as required by SFAS 123.

NOTE 7 -- RELATED PARTY TRANSACTIONS

     Transactions and outstanding balances with related parties are summarized as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                             -----------------------     JUNE 30,
                                                              1993     1994    1995        1996
                                                             -------   -----   -----   ------------
                                                                                       (UNAUDITED)
RELATED COMPANIES
  Deferred Gain on Sale of Real Estate.....................    7,200   3,900   3,300           --
  Investment in Affiliated Company.........................  364,700      --      --           --
  Accounts Receivable......................................  895,000      --      --           --

     The Company recognized equity losses in National Diagnostic Systems, Inc. ("NDS") of $466,300 in 1993 and $364,700 in 1994. On August 2, 1994 the Company
purchased the remaining 51.5% ownership in NDS. (See Note 15).

NOTE 8 -- LEASE COMMITMENTS

     The Company has certain equipment under capital leases and also leases certain land, buildings and equipment under operating leases. Minimum lease payments under existing non-cancelable capital and operating leases are as follows:

                                                            OPERATING     CAPITAL     TOTAL LEASE
                      YEAR ENDING:                           LEASES        LEASES     COMMITMENTS
---------------------------------------------------------  -----------   ----------   -----------
December 31, 1996........................................  $ 2,818,900   $3,020,400   $ 5,839,300
December 31, 1997........................................    1,998,000    2,871,200     4,869,200
December 31, 1998........................................    1,944,800    1,490,100     3,434,900
December 31, 1999........................................    1,806,400      208,500     2,014,900
December 31, 2000........................................    1,045,900           --     1,045,900
Later Years..............................................    3,643,200           --     3,643,200
                                                           -----------   ----------   -----------
          Total Payments.................................  $13,257,200    7,590,200   $20,847,400
Less: Amount representing interest.......................                  (773,000)
                                                                         ----------
Present Value of Capital Lease Payments..................                $6,817,200
                                                                          =========

     Certain building leases include provisions for short-term rent deferral, additional rent payments equal to 5% of estimated collections in excess of $400,000 at particular locations, and rent adjustments based on a United States government index.

     Rental expense is calculated on a straight line basis over the life of each lease after giving effect to scheduled rent increases and totaled $1,626,300 for 1993, $1,872,500 for 1994, and $3,124,800 for 1995.

NOTE 9 -- COMMITMENTS

     As of December 31, 1995, the Company had no material commitments on construction contracts. As of December 31, 1995, the Company had outstanding commitments to purchase equipment totaling $4,345,200 primarily related to the Company's expansion of imaging services provided at the centers and the Company's upgrade program for its magnetic resonance imaging ("MRI") equipment. At June 30, 1996 the Company had outstanding commitments of $5,381,900 on equipment and construction contracts. In addition, the Company intends to complete the construction of a new corporate headquarters during 1996. The total cost is projected to be approximately $4,500,000, of which $620,000 had been paid at June 30, 1996.

     The Company is subject to legal proceedings and claims which arise in the ordinary course of business. In management's opinion, the amount of ultimate liability will not materially affect the financial position or results of operations of the company.

NOTE 10 -- PROVISION FOR INCOME TAXES

     Provisions for income taxes attributable to continuing operations consist of the following:

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                            1993         1994         1995
                                                         ----------   ----------   ----------
    Current Provision --
      Federal Income Taxes.............................  $1,054,600   $2,129,500   $3,567,200
      Foreign Income Taxes.............................          --      371,400      436,500
      State Income Taxes...............................     218,900      439,400      671,800
      General Business Credit..........................    (217,000)    (210,800)     (50,700)
      Minimum Tax Credit...............................    (200,700)    (514,900)    (250,400)
                                                         ----------   ----------   ----------
                                                            855,800    2,214,600    4,374,400
    Deferred Provision --
      Federal Income Taxes.............................   1,158,600      590,400     (225,600)
      Foreign Income Taxes.............................          --       21,000           --
      State Income Taxes...............................     241,500       97,700       (9,000)
      Minimum Tax Credit Carryforward..................     200,700      514,900      250,400
                                                         ----------   ----------   ----------
                                                          1,600,800    1,224,000       15,800
                                                         ----------   ----------   ----------
                                                         $2,456,600   $3,438,600   $4,390,200
                                                          =========    =========    =========

     Reconciliation of the provisions for income taxes to statutory rates is as follows:

                                                                     DECEMBER 31,
                                                         ------------------------------------
                                                            1993         1994         1995
                                                         ----------   ----------   ----------
    Tax at Statutory Rates -- US.......................  $2,271,800   $2,664,500   $3,404,700
    Tax at Statutory Rates -- Foreign..................          --      338,200      430,800
    Amortization of Goodwill...........................      70,800       68,000       77,200
    General Business Credit............................    (217,000)    (210,800)     (50,700)
    State Taxes -- net of Federal Income Taxes.........     303,800      354,600      437,500
    Meals and Entertainment............................          --       63,700      110,800
    Permanent Differences of Foreign Subsidiary........          --       64,200       22,800
    Other..............................................      27,200       96,200      (42,900)
                                                         ----------   ----------   ----------
                                                         $2,456,600   $3,438,600   $4,390,200
                                                          =========    =========    =========

     Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred income tax liability relate to the following:

                                                            DECEMBER 31,           TEMPORARY
                                                      -------------------------   DIFFERENCES
                                                         1994          1995          1995
                                                      -----------   -----------   -----------
    Property and equipment, principally due to
      differences in depreciation...................  $ 8,681,800   $ 7,196,000   $(1,485,800)
    Machinery enhancement costs expensed for income
      tax purposes..................................    2,806,200     4,434,800     1,628,600
    Accounts receivable, principally due to
      allowance for doubtful accounts...............   (1,822,600)   (2,561,000)     (738,400)
    Net operating loss carryforward.................      408,500       408,500             0
    Minimum tax credit..............................     (235,000)           --       235,000
    Other, net......................................     (561,800)     (185,400)      376,400
                                                      -----------   -----------   -----------
              Subtotal..............................    9,277,100     9,292,900        15,800
    Valuation allowance.............................     (408,500)     (408,500)            0
                                                      -----------   -----------   -----------
              Net deferred income tax liability.....  $ 8,868,600   $ 8,884,400   $    15,800
                                                       ==========    ==========    ==========

     The Company has net operating loss carryforwards for income tax purposes as of December 31, 1995 of approximately $1,201,400. The carryforwards expire in the year 2008 and are restricted for use against a subsidiary's future earnings. These carryforwards represent $408,500 in potential tax relief to the Company. At present, management believes these carryforwards are not likely to be available and the full amount is carried as a valuation allowance.

NOTE 11 -- EARNINGS PER SHARE

     Primary earnings per share is computed based on the weighted average number of shares actually outstanding plus common equivalents which would arise from the exercise of stock options and warrants. Fully diluted earnings per share are similarly computed but would include the dilutive effect of the Company's common equivalents. Earnings per share have been computed by dividing net income by the weighted average number of common stock and equivalent shares outstanding.

                                                                                        JUNE 30, 1996
                                                    1993         1995         1994      -------------
                                                 ----------   ----------   ----------    (UNAUDITED)
PRIMARY:
Weighted Average Common Shares.................  11,550,800   11,664,700   11,492,500     11,423,800
Stock Options and Warrants.....................      60,900       60,900       90,200        245,500
                                                 ----------   ----------   ----------   -------------
Weighted Average Common Stock and
  Equivalents..................................  11,611,700   11,725,600   11,582,700     11,669,300
FULLY DILUTIVE:
Additional Dilutive Effect of Stock and
  Equivalents..................................         -0-        2,300       68,400        126,400
                                                 ----------   ----------   ----------   -------------
Weighted Average Common Stock and
  Equivalents..................................  11,611,700   11,727,900   11,651,100     11,795,700
                                                 ----------   ----------   ----------   -------------

NOTE 12 -- BUSINESS SEGMENT INFORMATION

     Since March 31, 1985, the Company's principal operations have been devoted to the establishment and operation of imaging centers providing magnetic resonance imaging diagnostic services ("Medical Imaging"). Since January 1990, the Company has also operated a radiation oncology center, which provides radiation oncology services, and is included in Medical Imaging. In 1992, the Company expanded its Medical Imaging services at certain locations to include computed tomography, ultrasound, mammography and X-ray. During 1995, the Company acquired 15 diagnostic facilities from MedAlliance Inc. (See note 15). The newly acquired centers were primarily multi-modality. During September 1986, the Company established an engineering services division which is engaged in the service and maintenance of major medical diagnostic equipment primarily owned by outside parties ("Engineering Services"). During February 1987, the Company established a medical construction management division which provides medical facility development consulting services to the Company's affiliated imaging centers and to non-affiliated third parties ("Medical Construction Services"). For the three years presented, the operations of Medical Construction Services did not have a material impact upon the overall consolidated operations of the Company. Capital expenditures and assets of Medical Construction Services for the three years presented have, therefore, been combined with the Medical Imaging category in the accompanying table.

     Operations of all segments have been limited to the United States until November 1990 at which time the Company opened its first center providing magnetic resonance imaging diagnostic services in Guildford, England. The Company opened or acquired two additional imaging centers in the United Kingdom during 1992 and opened one additional imaging center in 1993. In 1994, the Company leased two mobile MRI units in Tiajuana and Celaya, Mexico. The company discontinued the operation of these mobile units during 1995. Results of operations for the Company's United Kingdom and Mexico operations were not significant to the overall consolidated results of the Company for the three years presented and are, therefore, not separately presented in the accompanying table.

     The following table presents financial data for business segments:

                                                                YEAR ENDED DECEMBER 31, 1993
                           ------------------------------------------------------------------------------------------------------
                             REVENUE
                               FROM                                    NET INCOME                     DEPRECIATION
                           UNAFFILIATED   INTERSEGMENT      TOTAL        BEFORE        CAPITAL            AND
                            CUSTOMERS       REVENUE        REVENUE        TAXES      EXPENDITURES     AMORTIZATION      ASSETS
                           ------------   ------------   -----------   -----------   ------------     ------------   ------------
Medical Imaging..........  $ 68,511,400    $       --    $68,511,400   $ 3,942,600   $ 12,090,100     $  9,928,000   $ 92,430,900
Engineering
  Services...............     4,714,600     9,219,400     13,934,000     2,869,200        874,200          288,800     12,050,000
                           ------------   ------------   -----------   -----------   ------------     ------------   ------------
                             73,226,000     9,219,400     82,445,400     6,811,800     12,964,300       10,216,800    104,480,900
Eliminations and
  Adjustments -- Intersegment
  Sales..................                  (9,219,400)    (9,219,400)           --             --               --             --
General Corporate........     2,862,800            --      2,862,800     1,725,200      1,757,000        1,636,700     14,873,700
Minority Interest in
  Income of Consolidated
  Entities...............            --            --             --      (171,700)            --               --             --
Interest Expense.........            --            --             --    (1,673,500)            --               --             --
                           ------------   ------------   -----------   -----------   ------------     ------------   ------------
        TOTAL              $ 76,088,800    $       --    $76,088,800   $ 6,681,800   $ 14,721,300     $ 11,853,500   $119,354,600
                             ==========    ==========     ==========    ==========     ==========       ==========    ===========

                                                                YEAR ENDED DECEMBER 31, 1994
                           ------------------------------------------------------------------------------------------------------
                             REVENUE
                               FROM                                    NET INCOME                     DEPRECIATION
                           UNAFFILIATED   INTERSEGMENT      TOTAL        BEFORE        CAPITAL            AND
                            CUSTOMERS       REVENUE        REVENUE        TAXES      EXPENDITURES     AMORTIZATION      ASSETS
                           ------------   ------------   -----------   -----------   ------------     ------------   ------------
Medical Imaging..........  $ 72,421,400    $       --    $72,421,400   $ 5,924,000   $  4,997,700     $ 10,768,900   $ 88,739,200
Engineering
  Services...............     3,673,200     6,652,600     10,325,800     2,016,800        358,200          497,300     14,875,800
                           ------------   ------------   -----------   -----------   ------------     ------------   ------------
                             76,094,600     6,652,600     82,747,200     7,940,800      5,355,900       11,266,200    103,615,000
Eliminations and
  Adjustments -- Intersegment
  Sales..................            --    (6,652,600)    (6,652,600)           --             --               --             --
General Corporate........     1,027,300            --      1,027,300     2,338,200      1,244,300          905,100     22,211,900
Minority Interest in
  Income of Consolidated
  Entities...............            --            --             --      (196,100)            --               --             --
Interest Expense.........            --            --             --    (1,251,500)            --               --             --
                           ------------   ------------   -----------   -----------   ------------     ------------   ------------
        TOTAL              $ 77,121,900    $       --    $77,121,900   $ 8,831,400   $  6,600,200     $ 12,171,300   $125,826,900
                             ==========    ==========     ==========    ==========     ==========       ==========    ===========

                                                             YEAR ENDED DECEMBER 31, 1995
                      -----------------------------------------------------------------------------------------------------------
                        REVENUE
                          FROM                                    NET INCOME
                      UNAFFILIATED   INTERSEGMENT      TOTAL        BEFORE         CAPITAL        DEPRECIATION AND
                       CUSTOMERS       REVENUE        REVENUE        TAXES      EXPENDITURES        AMORTIZATION        ASSETS
                      ------------   ------------   -----------   -----------   -------------     ----------------   ------------
Medical Imaging.....   111,346,900            --    111,346,900   $18,527,400    $10,644,500        $ 15,899,600     $145,107,500
Engineering
  Services..........     3,078,000     5,411,400      8,489,400     1,794,900        651,100             744,700       20,945,400
                      ------------   ------------   -----------   -----------   -------------     ----------------   ------------
                       114,424,900     5,411,400    119,836,300    20,322,300     11,295,600          16,644,300      166,052,900
Eliminations and
  Adjustments --
  Intersegment
  Sales.............            --    (5,411,400)    (5,411,400)           --             --                  --               --
General Corporate...     1,100,500            --      1,100,500    (4,708,400)       399,100             935,100       10,259,500
Minority Interest in
  Income of
  Consolidated
  Entities..........            --            --             --      (605,700)            --                  --               --
Interest Expense....            --            --             --    (3,727,200)            --                  --               --
                      ------------   ------------   -----------   -----------   -------------     ----------------   ------------
        TOTAL.......   115,535,400    $       --    115,535,400   $11,281,000    $11,694,700        $ 17,579,400     $176,312,400
                        ==========    ==========     ==========    ==========    ===========       =============      ===========

NOTE 13 -- STOCKHOLDERS' EQUITY AND RIGHTS PLAN

     The Board of Directors is authorized to issue shares of preferred stock in one or more series, and to determine the designations and the powers, preferences, and other special rights of each series.

     On May 10, 1989, the Company adopted a Stockholder Rights Plan and, pursuant to the plan, declared a dividend on its Common Stock of one right ("Right") for each share of Common Stock then outstanding and for each share of Common Stock issued thereafter and prior to the time the Rights expire or become exercisable. Upon the occurrence of certain events, each Right becomes exercisable to purchase one one-hundredth of a share of Series B Participating Preferred Stock at a price of $56. The Rights expire on May 21, 1999, and, prior to the occurrence of certain events, may be redeemed at a price of $.01 per Right. Of the Company's 2,000,000 authorized shares of preferred stock, the Board of Directors has designated 200,000 shares as Series B Participating Preferred Stock.

NOTE 14 -- EMPLOYEE BENEFIT PLAN

     During 1989, the Company adopted the Health Images, Inc., Profit Sharing and Savings Plan which qualified under Internal Revenue Code Section 401(k). Contributions by the Company are discretionary and made from profits to match a portion of the elective before-tax contributions of participating employees. In 1993, the Company made a cash contribution of $105,300 to the Plan to match 25% of the contributions made by participating employees in 1992. In 1994, the Company made a cash contribution of $125,100 to the plan to match 25% of the contributions made by participating employees in 1993. In 1995, the Company made a cash contribution of $121,200 to the plan to match 25% of the contributions made by participating employees in 1994.

     The Company changed its employer contribution method in 1995 to match employees' contributions to the Plan on a dollar-for-dollar basis with a maximum match of 3% of the contributing employee's salary. In 1996, the Company contributed $332,600 in Common Stock and cash to match 1995 contributions by participating employees.

NOTE 15 -- ACQUISITIONS

     During April 1993, the Company purchased the assets of Matlock Imaging Center in Arlington, Texas, for $1,410,000 with $1,350,000 cash and 10,000 shares of restricted common stock. The acquisition was accounted for as a purchase with the excess purchase price over the fair value of the assets attributed to goodwill.

     During August 1994, the Company acquired the remaining interest in its equity affiliate, National Diagnostic Systems, Inc. ("NDS") and merged NDS into a wholly-owned subsidiary of the Company, Accountable Radiology, Inc. Prior to the acquisition the Company recorded its 48.5% interest in NDS under the equity method of accounting. The resulting subsidiary was renamed "Interactive Diagnostic Services, Inc." ("IDSI"). The Company issued an aggregate of 559,811 shares of its common stock, market value of $2,939,000, to the selling shareholders of NDS to acquire their respective equity interests in NDS. As additional consideration, the Company paid off NDS indebtedness of $524,000 and paid $22,200 to a selling shareholder for his NDS stock options. The Company paid $315,000 in salary buydowns to selling shareholders who would remain employees of IDSI and $120,000 in a consulting agreement with the former Chairman and Chief Executive Officer of NDS. In addition, the Company cancelled indebtedness of $1,010,000 owed by NDS to Health Images. Goodwill of $4,271,900 was recorded and acquisition costs of $1,087,400 related to the salary buydowns, the consulting agreement, a write-off of abandoned software and other miscellaneous costs were expensed.

     On December 31, 1994, the Company wrote off the $4,271,900 in goodwill related to NDS investment in addition to the previous write-off of $1,087,400 in acquisition costs. In addition, the Company expensed $218,900 for estimated contract losses, and $538,700 in organization and start-up costs. The nonrecurring asset impairment charge totaled $6,116,900 and was expensed in 1994.

     The Company filed a lawsuit on February 21, 1995 against the selling shareholders of NDS asking for rescission of the acquisition described above and restitution. The complaint alleges breach of contract, intentional misrepresentation, negligent misrepresentation, and suppression of fact.

     The Company discontinued the operations of IDSI during the quarter ending March 31, 1995. Revenues attributable to discontinued operations were $401,800 for 1995. The loss from discontinued operations and loss on disposal of discontinued operations before taxes totaled $1,874,100. An income tax benefit of $712,200 was recognized in 1995 based on a 38% applicable rate, which differs from the Company's overall effective rate due to certain permanent tax differences. The net loss attributable to discontinued operations was $1,161,900 for 1995.

     On December 9, 1994, the Company purchased 2,127,508 shares of MedAlliance, Inc. preferred stock for $11,254,428 in anticipation of acquiring 15 imaging centers from MedAlliance. On April 14, 1995, the Company completed the acquisition of the 15 imaging centers from MedAlliance, Inc. by paying $23,859,200 in cash (net of cash received), redemption of the MedAlliance preferred stock and accumulated dividends of $11,569,300, assumption of liabilities totaling $28,991,800, and the issuance of a note payable to MedAlliance of $6,241,600. The acquisition was accounted for as a purchase with the excess purchase price over the fair value of the assets attributed to goodwill. The transaction was effective for accounting purposes as of April 1, 1995. The following table discloses unaudited pro forma operating statement information as if the acquisition occurred at the beginning of each period presented.

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1994             1995
                                                                  ------------     ------------
Net Revenue.....................................................  $124,097,700     $127,048,400
Net Income from Continuing Operations...........................  $  5,426,600     $  7,158,000
Net Income (Loss)...............................................  $ (1,101,700)    $  6,124,800
Primary Earnings per Share
  Net Income from Continuing Operations.........................  $       0.46     $       0.62
  Net Income (Loss).............................................  $      (0.09)    $       0.52

     For the year ended December 31, 1995, net revenue recorded from the centers acquired from MedAlliance was $41,563,800 and operating net income (after interest expense) was $2,976,400. The Company issued the note payable to MedAlliance of $6,241,600 in December of 1995 in settlement of an earnout agreement. Goodwill amortization expense for 1995 included only one month of expense related to this $6,241,600. Total goodwill amortization expense related to the MedAlliance Center Acquisition will approximate $143,400 a month or $1,720,500 a year for future periods.

NOTE 16 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments are as follows:

                                                                            1995
                                                                -----------------------------
                                                                CARRYING AMOUNT   FAIR VALUE
                                                                ---------------   -----------
    Cash and Short Term Investments...........................    $ 3,472,100     $ 3,472,100
    Long Term Debt............................................    $54,535,800     $54,788,700

     The fair value of long-term debt is based on current rates at which the Company could borrow funds with similar remaining maturities.

NOTE 17 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1994 and 1995 is as follows:

                                                                  1994 QUARTERS
                                              -----------------------------------------------------
                                                 FIRST        SECOND         THIRD        FOURTH
                                              -----------   -----------   -----------   -----------
Revenue.....................................  $18,763,100   $19,880,500   $19,393,800   $19,084,500
Operating Expenses..........................   16,802,600    17,090,000    16,705,500    16,516,000
Income from Operating Activities............    1,960,500     2,790,500     2,688,300     2,568,500
Net Income (Loss)...........................      879,900     1,382,800       591,900    (3,990,100)
Earnings(Loss) Per Share*
Net Income from Continuing Operations per
  Share.....................................         0.09          0.14          0.12          0.11
Discontinued Operations per Share...........        (0.01)        (0.02)        (0.07)        (0.46)
Net Income per Share........................         0.08          0.12          0.05         (0.35)

                                                                  1995 QUARTERS
                                              -----------------------------------------------------
                                                 FIRST        SECOND         THIRD        FOURTH
                                              -----------   -----------   -----------   -----------
Revenue.....................................  $18,238,900   $32,421,200   $32,655,000   $32,220,300
Operating Expenses..........................   15,845,800    28,238,600    28,093,100    27,871,300
Income from Operating Activities............    2,393,100     4,182,600     4,561,900     4,349,000
Net Income..................................       84,500     1,708,300     1,945,400     1,990,700
Earnings (Loss) Per Share*
Net Income from Continuing Operations per
  Share.....................................         0.11          0.14          0.17          0.17
Discontinued Operations per Share...........        (0.10)         0.00          0.00          0.00
Net Income per Share........................         0.01          0.14          0.17          0.17

---------------

* The sum of the 1994 and 1995 quarterly earnings per share may differ from the annual earnings per share because of the differences in the weighted average number of common shares outstanding and common shares used in the quarterly and annual computation as well as differences in rounding.

------------------------------------------------------
------------------------------------------------------

NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    7
Use of Proceeds.......................   13
Dividend Policy.......................   13
Price Range of Common Stock...........   14
Capitalization........................   15
Selected Consolidated Historical and
  Pro Forma Financial Data............   16
Pro Forma Condensed Consolidated
  Statement of Income.................   18
Management's Discussion and Analysis
  of
  Financial Condition and Results of
  Operations..........................   19
Business..............................   25
Management............................   48
Principal Stockholders................   51
Selling Stockholder...................   51
Description of Capital Stock..........   51
Underwriting..........................   55
Legal Matters.........................   55
Experts...............................   55
Available Information.................   56
Incorporation of Certain Information
  By
  Reference...........................   56
Index to Financial Statements.........  F-1

------------------------------------------------------
------------------------------------------------------

------------------------------------------------------
------------------------------------------------------

                                2,500,000 SHARES

                              HEALTH IMAGES, INC.

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                            , 1996

                                  ------------

                               SMITH BARNEY INC.

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee..............................................................  $ 11,003
NASD Fee..........................................................................     *
New York Stock Exchange Additional Listing Fee....................................     *
Blue Sky Fee and Expenses.........................................................     *
Printing and Engraving Expenses...................................................     *
Legal Fees and Expenses...........................................................     *
Accounting Fees and Expenses......................................................     *
Transfer Agent Fees and Expenses..................................................     *
Miscellaneous.....................................................................     *
                                                                                    --------
Total.............................................................................  $  *
                                                                                    ========

---------------

* To be completed by amendment.

     The foregoing items, except for the SEC registration fee and NASD fee, are estimated. The Registrant has agreed to bear all expenses (other than selling commissions) in connection with the registration and sale of the shares of Common Stock.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware empowers the Registrant to, and the By-laws of the Registrant provide that it shall, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action, suit or proceeding by or in the right of the Registrant) by reason of the fact that he or she is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

     The Registrant's By-laws provide, pursuant to Section 145 of the General Corporation Law of the State of Delaware, for indemnification of officers and directors of the Registrant and persons serving at the request of the Registrant in such capacities of other business organizations against certain losses, costs, liabilities and expenses incurred by reason of their positions with the Registrant or such other business organizations.

     The Registrant's Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of fiduciary duty of care.

     The Registrant has entered into an Indemnification Agreement (the "Indemnification Agreement") with each of its directors and officers. The Indemnification Agreement sets forth certain procedural matters relating to indemnification, including the manner in which an indemnified party may make a claim and the right of an indemnified party to court adjudication of his or her claim if indemnification is denied by the Registrant.

     The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS.

EXHIBIT
NUMBER                                            DESCRIPTION
------         ---------------------------------------------------------------------------------
   1        -- Form of Underwriting Agreement.*
   4(a)     -- Instruments defining the rights of security holders are contained in the Restated
               Certificate of Incorporation of Registrant, and Article I of the Restated Bylaws
               of Registrant.(1)
   4(d)     -- Form of Indenture between the Registrant and The Provident Bank, Cincinnati,
               Ohio, as trustee.(2)
   4(e)     -- Successor Rights Agreement between the Registrant and First Union National Bank of North Carolina as Successor Rights Agent dated as of September 1, 1992.(3)
   5        -- Opinion of Powell, Goldstein, Frazer & Murphy as to the legality of the securities being registered.*
  23(a)     -- Consent of Joseph Decosimo and Company, LLP.
  23(b)     -- Consent of Deloitte & Touche LLP.
  23(c)     -- The consent of Powell, Goldstein, Frazer & Murphy will be contained in its opinion to be filed as Exhibit 5 hereto.
  24        -- Power of Attorney (see the signature page to this Registration Statement).
  27        -- Financial Data Schedule (for SEC use only).

---------------

  * To be filed by amendment.
(1) Incorporated herein by reference to exhibit of same number of Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1989. (File No. 0-14746)
(2) Incorporated herein by reference to exhibit of same number of Amendment No. 2 to Registrant's Registration Statement on Form S-2 filed June 14, 1990. (Reg. No. 33-34161)
(3) Incorporated herein by reference to exhibit of same number of Registrant's Annual Report on Form 10-K for fiscal year ended December 31, 1992. (File No. 0-14746)

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Atlanta, State of Georgia, on October 25, 1996.

                                          HEALTH IMAGES, INC.

                                          By:    /s/  ROBERT D. CARL, III
                                               -----------------------------
                                                    Robert D. Carl, III
                                               Chairman, President and Chief
                                                     Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints ROBERT D. CARL, III and ROBIN EUBANKS MURRAY, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, to sign any related registration statement pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

                  SIGNATURE                                TITLE                     DATE
---------------------------------------------  ------------------------------  ----------------
           /s/  ROBERT D. CARL, III            Chairman of the Board,
---------------------------------------------    President and Chief
             Robert D. Carl, III                 Executive Officer             October 25, 1996

           /s/  ANTHONY T. PRESCOTT            Senior Executive Vice
---------------------------------------------    President, Chief Operating
            Anthony T. Prescott                  Officer and Director          October 25, 1996

            /s/  RON L. CLARK, JR.             Treasurer and Controller
---------------------------------------------    (Principal Financial and
              Ron L. Clark, Jr.                  Accounting Officer)           October 25, 1996

        /s/  MARC I. RAPHAELSON, M.D.          Director
---------------------------------------------
           Marc I. Raphaelson, M.D.                                            October 25, 1996

       /s/  WILLIAM E. WHITESELL, PH.D.        Director
---------------------------------------------
         William E. Whitesell, Ph.D.                                           October 25, 1996

                  SIGNATURE                                TITLE                     DATE
---------------------------------------------  ------------------------------  ----------------
         /s/  JACK O. GREENBERG, M.D.          Director
---------------------------------------------
           Jack O. Greenberg, M.D.                                             October 25, 1996

            /s/  ROBERT L. TAYLOR              Director
---------------------------------------------
               Robert L. Taylor                                                October 25, 1996

         /s/  STUART B. STRASNER, SR.          Director
---------------------------------------------
           Stuart B. Strasner, Sr.                                             October 25, 1996